Exhibit 2.1

PRIVILEGED AND STRICTLY CONFIDENTIAL

EXECUTION VERSION

STOCK AND ASSET PURCHASE AGREEMENT

by and between

ABB Asea Brown Boveri Ltd

and

RBC BEARINGS INCORPORATED

Dated as of July 24, 2021

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Exhibits

Exhibit A:	Form of Distribution Agreement
Exhibit B:	Form of Intellectual Property Cross License Agreement
Exhibit C:	Form of Transition Services Agreement

Schedules

Schedule I:	Transferred Assets
Seller Disclosure Schedule
Purchaser Disclosure Schedule

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STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 24, 2021, is by and between ABB Asea Brown Boveri Ltd, a corporation organized under the laws of Switzerland (“Seller”), and RBC Bearings Incorporated, a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, certain Subsidiaries of Seller are engaged in the Business;

WHEREAS, Seller intends to carry out the Pre-Closing Restructuring prior to the Closing;

WHEREAS, following consummation of the Pre-Closing Restructuring, Dodge Mechanical Power Transmission Company Inc., a Delaware corporation (the “US Company”), will hold Equity Interests of CoLinx LLC, a Delaware limited liability company (the “US Subsidiary” and, together with the US Company, the “US Entities”), and Shanghai ABB Power Transmission Company Ltd., a limited company organized under the laws of the People’s Republic of China (the “Chinese Company” and, together with the US Entities, the “Transferred Entities”) will hold the China-based portion of the Business;

WHEREAS, following the consummation of the Pre-Closing Restructuring, (a) the Seller desires to sell and transfer, and Purchaser desires to purchase, all of the right, title and interest of the applicable member of the Seller Group in and to all of the outstanding equity interests of each of the US Company and the Chinese Company (collectively, the “Shares”) and the Transferred Assets, and (b) Purchaser desires to assume all of the Assumed Liabilities, in each case, for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement;

WHEREAS, Seller owns, directly or indirectly through one or more Asset Selling Entities (as defined herein), the Transferred Assets; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

Article I

DEFINITIONS; INTERPRETATION

Section 1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“ABB Deferred Compensation Plan” shall mean the ABB Inc. Non-Qualified Deferred Compensation Plan, effective as of January 1, 2018 (as amended from time to time).

“Accounting Principles” shall mean those methods, policies, practices, procedures, classifications and methodologies set forth on Section 1.1(a) of the Seller Disclosure Schedule.

“Action” shall mean any judicial or administrative claim, action, suit, arbitration, litigation or proceeding by or before any Governmental Entity.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, no equityholder of Seller shall be considered Affiliates of Seller or the Transferred Entities hereunder; provided, further, that from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of Seller or any of Seller’s Affiliates, (b) neither Seller nor any of Seller’s Affiliates shall be considered an Affiliate of any Transferred Entity, (c) the Transferred Entities shall be considered Affiliates of Purchaser and Purchaser’s Affiliates and (d) Purchaser and Purchaser’s Affiliates shall be considered Affiliates of the Transferred Entities.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined, unitary or similar group under U.S. state, local or non-U.S. Law).

“Ancillary Agreements” shall mean the Transition Services Agreement, the Intellectual Property Cross License Agreement and the Distribution Agreement.

“Asset Selling Entities” shall mean Seller and each of its Affiliates that hold (or in the case of a Transferred Asset that is a contract, is a party to or is otherwise bound by) a Transferred Asset or that employs any Business Employees.

“Assumed Liabilities” shall mean all Liabilities of any kind, to the extent resulting from, arising out of or relating to (a) any Transferred Entities, other than Liabilities to the extent resulting from, arising out of or relating to any Retained Business that previously was conducted by such Transferred Entity, (b) Transferred Assets, (c) Transferred Entity Benefit Plans, (d) Business Employees or Former Business Employees (but only to the extent not explicitly retained under Article VII), or (e) the Business, in each case whether occurring, existing or asserted before, on or after the Closing (including any Liabilities to the extent resulting from, arising out of or relating to any businesses that the Business has disposed of or divested and any Liabilities to the extent resulting from, arising out of or relating to any Shared Contract for which Purchaser is responsible pursuant to Section 6.5(c) but excluding any Liabilities relating to Taxes in respect of any Pre-Closing Tax Period).

“Benefit Plan” shall mean each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each other employee compensation or benefits plan, program or arrangement, including any employment agreement, cash or equity-based bonus or incentive arrangement, severance or retention arrangement, vacation policy, pension or retirement plan, or health and welfare plan, but excluding any Governmental Plan or Multiemployer Plan.

“Business” shall mean the mechanical power transmission division of the Seller operated under the Dodge brand.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in either the City of New York, New York, or Zurich, Switzerland, are required or authorized by Law to be closed.

“Business Employee” shall mean (a) each Transferred Entity Employee and (b) each other employee of Seller or any of its Affiliates (other than the Transferred Entities) who is primarily engaged in the Business (including, in each case, any such employee who is on sick leave, maternity or paternity leave, military leave, vacation, holiday, short-term or long-term disability, workers’ compensation, or other leave of absence), in each case of the foregoing clauses (a) and (b), who is listed, by employee identification number and job title, on Section 4.9(a) of the Seller Disclosure Schedule (as updated by Seller prior to the Closing in accordance with Section 7.1), and excluding any Retained Employee.

“Business Intellectual Property” shall mean (a) the Business Patents, (b) all Marks, Internet Properties, and Copyrights that are set forth in Section 1.1(b) of the Seller Disclosure Schedule, and Trade Secrets, in each case that are owned by any of the Transferred Entities, and (c) the Intellectual Property included in the Transferred Assets. For the sake of clarity, “Business Intellectual Property” shall not include the Seller Names or any Intellectual Property with respect thereto.

“Business Material Adverse Effect” shall mean any event, change, development or effect that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Business, taken as a whole; provided that no such event, change, development or effect resulting or arising from or relating to any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been, or whether there would reasonably be expected to be, a “Business Material Adverse Effect”: (a) general conditions and trends in the industries or businesses in which the Business is operated or in which any of the Transferred Entities operate, including competition in any geographic or product areas; (b) political, economic, financial or capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets, the exit of the United Kingdom from the European Union, or in respect of or as a result of any political elections); (c) any act of civil unrest, protests, curfews, war or terrorism, including an outbreak or escalation of hostilities (including acts of sabotage or cyberterrorism) involving the United States or any other Governmental Entity or the declaration by the United States, or any other Governmental Entity, of a national emergency or war; (d) any natural or manmade disasters or other acts of God; (e) epidemics, pandemics, disease outbreaks (including COVID-19), or public health emergencies or any Law, directive, pronouncement or guideline or interpretation thereof issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (f) the failure of the financial or operating performance of the Business to meet any projections, forecasts or budgets for any period (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a “Business Material Adverse Effect”; provided further, that this clause (f) shall not be construed as implying that Seller is making any representation or warranty hereunder with respect to any such projections, forecasts or budgets); (g) any matter disclosed in the Seller Disclosure Schedule; (h) any action taken or omitted to be taken by or at the request, or with the consent of, Purchaser or that is required or permitted by this Agreement; (i) the execution, announcement, pendency or consummation of this Agreement and the Ancillary Agreements or the terms hereof or thereof (including the identity of Purchaser or any of its Affiliates); (j) changes or prospective changes in any Laws or GAAP or other applicable accounting principles or standards or any authoritative interpretations thereof; or (k) the Retained Businesses and the Retained Liabilities, except, in the case of the foregoing clauses (a) through (c), to the extent that the Business, taken as a whole, are disproportionately and adversely affected thereby relative to other Persons operating in the industries in which the Business operates (in which case only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).

“Business Patents” shall mean the Patents owned by the Transferred Entities that are set forth in Section 1.1(b) of the Seller Disclosure Schedule.

“Calculation Time” shall mean 11:59 p.m. (local time) in each applicable jurisdiction on the day immediately prior to the Closing Date; provided, that if the Closing takes place on the first Business Day of the month, then “Calculation Time” shall mean 11:59 p.m. (local time) in each applicable jurisdiction on the last day of the prior month.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity (including IRS Notices 2020-22 and, 2020-65 and 2021-11), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, provincial, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Entity).

“Cash” shall mean, as of any time of determination, the aggregate amount of all cash, cash equivalents, marketable securities and other similar cash items of the Transferred Entities, calculated in accordance with the Accounting Principles. Notwithstanding anything herein to the contrary, “Cash” shall be reduced by any issued but uncleared checks or wire transfers, but only to the extent a corresponding payable has not been included for purposes of measuring Working Capital, and increased by any deposits of cash in transit, but only to the extent a corresponding receivable has not been included for purposes of measuring Working Capital, in each case, as of such time of determination.

“Closing Cash Amount” shall mean the amount of Cash as of the Calculation Time.

“Closing Indebtedness Amount” shall mean the amount of Indebtedness as of the Calculation Time.

“Closing Transaction Expense Amount” shall mean the amount of Transaction Expenses, to the extent unpaid and payable by a Transferred Entity as of the Calculation Time.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean each collective bargaining agreement, works council agreement or other Contract with any labor union, labor organization, works council or other employee representative body, or any trade union, industry-wide or enterprise agreement, to which Seller or any of its Affiliates is a party or is bound with respect to any Business Employees.

“Compliant” means financial statements that would be sufficiently current to permit (a) a registration statement using such financial statements to be declared effective by the SEC and (b) Seller’s independent auditors to issue a customary comfort letter (in accordance with their normal practices and procedures and including negative assurance).

“Confidentiality Agreement” shall mean the confidentiality agreement by and between Seller and Purchaser’s wholly owned subsidiary, Roller Bearing Company of America, Inc., dated April 14, 2021.

“Consolidated Income Tax” shall mean any Income Tax payable with respect to any Affiliated Group that includes for the relevant period both a Transferred Entity and one or more members of the Seller Group.

“Contract” shall mean any written and legally binding lease, contract, license, arrangement, option, instrument or other agreement, other than any Permit or Benefit Plan.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise (and the terms “controlled by,” “controls,” “controlling” and “under common control with” shall have correlative meanings).

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Data Protection Law” shall mean all applicable Laws relating to the protection or processing of Personal Data, data privacy, cybersecurity or the privacy of electronic communications in any relevant jurisdiction, including the General Data Protection Regulation ((EU) 2016/679), and any national implementing Laws relating thereto.

“Distributed Assets” shall have the meaning set forth in the Distribution Agreement.

“Distribution Agreement” shall mean the Distribution Agreement to be entered into in connection with the the Pre-Closing Restructuring, substantially in the form of Exhibit A hereto, with such changes as may be mutually agreed upon between the parties hereto.

“Environmental Laws” shall mean any Law relating to the pollution or protection of the environment or public health and safety, in each case, solely as it relates to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material and as in effect on or prior to the Closing Date.

“Equity Interest” shall mean, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or other contractual obligation which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including any interest, the value of which is in any way based on, linked to or derived from any interest described in clause (a), including stock appreciation, phantom stock, profit participation or other similar rights).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financing Sources” means the Persons (including the parties to the Commitment Letter) that have committed to provide or arrange or otherwise entered into agreements in connection with the Financing, or alternative financings in connection with the transactions contemplated hereby, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees, attorneys, advisors, agents and representatives involved in the Financing and their successors and assigns.

“Former Business Employee” means each former employee of Seller or any of its Affiliates who, at the time of his or her termination of employment, was primarily engaged in the Business.

“Fraud” shall mean common law intentional fraud (and not a constructive fraud or negligent or reckless misrepresentation or omission) by a party in the making of the representations and warranties set forth in Articles III, IV and V (as applicable) in this Agreement.

“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

“Governmental Entity” shall mean any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, health organization, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency or any political or other subdivision, department or branch of any of the foregoing.

“Governmental Plan” shall mean any benefit or compensation plan, program, policy, agreement or arrangement sponsored or maintained by a Governmental Entity or required to be maintained by Seller or any of its respective Affiliates under applicable Law, including any to which (a) Seller or any of its Subsidiaries is obligated to contribute with respect to any Business Employee or Former Business Employee or (b) any Transferred Entity is obligated to contribute.

“Hazardous Material” shall mean any substance, material or waste that is defined, listed or identified by any Environmental Law as a “toxic substance”, “toxic material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” shall mean any Tax based upon or measured in whole or in part by reference to net income, regardless of whether such Tax is denominated as an “income Tax”.

“Indebtedness” shall mean, without duplication, in each case calculated in accordance with the Accounting Principles: (a) any indebtedness for borrowed money of any Transferred Entity, whether current, short-term or long-term, secured or unsecured, whether evidenced by bonds (other than surety bonds), notes or debentures, inclusive of all interest, fees, prepayment premiums and penalties owed with respect to such indebtedness assuming the repayment in full thereof; (b) any obligations of any Transferred Entity in respect of letters of credit, surety bonds or bank guarantees, in each case to the extent funds have been drawn and are payable thereunder; (c) all obligations under capital leases by any Transferred Entity, excluding, for the avoidance of doubt, any leases classified as operating leases under ASC 842; (d) the Unpaid Income Tax Amount; (e) transferred retiree welfare plan obligations; and (f) all guarantees or other assumptions of liability for any of the foregoing.

“Indirect Taxes” shall mean any value added, goods and services, sales, use, consumption, service or similar tax of any kind whatsoever, including VAT, imposed by any Governmental Entity.

“Intellectual Property” shall mean any and all statutory and/or common law rights throughout the world in, arising out of, or associated with the following: (a) patents and patent applications, statutory invention registrations, or similar rights in inventions (“Patents”), (b) trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and registrations and applications for registration thereof (“Marks”), (c) World Wide Web addresses and domain names and applications and registrations therefor (“Internet Properties”), (d) copyrights, registrations and applications for registration thereof, and any equivalent rights in works of authorship (“Copyrights”), and (e) trade secrets and other rights in “know-how” that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”).

“Intellectual Property Cross License Agreement” shall mean the Intellectual Property Cross License Agreement to be entered into at the Closing, substantially in the form of Exhibit B hereto, with such changes as may be mutually agreed upon between the parties hereto.

“IRS” shall mean the U.S. Internal Revenue Service.

“IT Assets” shall mean all information technology and computer systems owned by any of the Transferred Entities.

“Knowledge of Purchaser” shall mean the actual knowledge of the Persons listed on Section 1.1(c) of the Purchaser Disclosure Schedule.

“Knowledge of Seller” shall mean the actual knowledge of the Persons listed on Section 1.1(d) of the Seller Disclosure Schedule.

“Law” shall mean any federal, state, local, foreign or supranational law, statute, code, regulation, ordinance or rule promulgated by any Governmental Entity or any Order (including, for the sake of clarity, any Pandemic Measures).

“Liability” shall mean all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, Taxes, assessments, deficiencies, judgments, awards or settlements.

“Liens” shall mean all liens, pledges, charges, security interests, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws) or other similar encumbrances.

“Local Transfer Agreement” shall mean, with respect to any Asset Selling Entity, an agreement governed under the laws of the jurisdiction of the applicable Asset Selling Entity to the extent necessary or advisable in order to effect the legal transfer of the applicable Transferred Assets or the assumption of the Assumed Liabilities in the applicable jurisdiction. For the avoidance of doubt, the Local Transfer Agreements shall not have any effect on the value being given or received by the Asset Selling Entities or the Purchaser, including the allocation of any Purchase Price among them, all of which shall be determined in accordance with this Agreement.

“Loss” shall mean any damage, Liability, demand, claim, action, penalty, award, judgment, fine, or other out-of-pocket expense of or against such Person; provided that “Loss” shall not include (a) loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity or (b) any punitive or exemplary damages or any consequential, indirect, incidental or similar damages, in each case, except to the extent such damages are determined to be payable to a third party in connection with a final non-appealable judgment by a Governmental Entity made with respect to a third party’s claim.

“Order” shall mean any outstanding order, judgment, writ, injunction, stipulation, award or decree by a Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past practice, including any conduct, practice or action taken in response to, in connection with, or as a result of, COVID-19 or Pandemic Measures.

“Organizational Documents” shall mean, with respect to a Person, the certificate of incorporation, bylaws, partnership agreement, limited liability company agreement or equivalent governing documents, as applicable, of such Person, and any amendment thereto.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, order, directive, guidelines or recommendations by any Governmental Entity or industry group in connection with or in respect to COVID-19 or any other pandemic or epidemic.

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or Orders of, or filings with, any Governmental Entity.

“Permitted Liens” shall mean (a) statutory Liens of landlords and mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s, materialmen’s or other like Liens arising or incurred in the Ordinary Course of Business, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, (c) Liens for Taxes, assessments or other governmental charges or levies that are not yet delinquent or that are being contested by appropriate Actions or that may thereafter be paid without material penalty, (d) Liens disclosed, reflected or reserved for in the Business Financial Statements, (e) defects or imperfections of title or other Liens not materially interfering with the ordinary use of the affected asset, (f) leases, subleases and similar agreements with respect to the Business Leased Real Property or Business Owned Real Property, (g) Liens set forth or described in the applicable title insurance policies, and any easements, covenants, rights-of-way, restrictions of record and other similar charges not materially interfering with the ordinary use of the affected asset, (h) zoning, building and other similar restrictions, or any conditions that would be shown by a current, accurate survey or physical inspection of any Business Leased Real Property or Business Owned Real Property, (i) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance or other types of social security, (j) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of any Business Leased Real Property, (k) licenses or other rights granted in respect of Intellectual Property, (l) Liens incurred in the Ordinary Course of Business securing Liabilities that are not material to the Business as a whole, (m) any purchase money security interests, equipment leases or similar financing arrangements, and (n) Liens that will be released at or prior to Closing.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Data” shall mean any information about an identifiable natural person that alone or in combination with other information identifies, or could be used to identify, a natural person, and includes information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Data Protection Law.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Restructuring Taxes” shall mean all Taxes incurred by the Transferred Entities in a Pre-Closing Tax Period that resulted directly from (and that would not have been incurred but for) the consummation of the steps constituting the Pre-Closing Restructuring.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Pre-Closing Taxes” shall mean, without duplication, (a) all Consolidated Income Taxes of the Transferred Entities for any Pre-Closing Tax Period, (b) all Taxes of any member (other than any of the Transferred Entities) of any Affiliated Group of which any of the Transferred Entities is or was a member prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6, (c) all Taxes of any Person (other than any of the Transferred Entities) imposed on any of the Transferred Entities or as a transferee or successor, or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (d) all Pre-Closing Restructuring Taxes, and (e) any Taxes to the extent resulting from, arising out of or relating to the Retained Businesses.

“Purchaser Indemnitees” shall mean, collectively, Purchaser and its Affiliates (including the Transferred Entities) and its and their respective Representatives.

“Purchaser Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Purchaser to consummate the Sale in accordance with the terms of this Agreement.

“R&W Insurance Policy” shall mean the buyer side representation and warranty liability insurance policy, if any, bound in connection with this Agreement.

“Regulatory Laws” shall mean, collectively, any Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that affect foreign investment, national security or national interest of any jurisdiction.

“Related to the Business” means (a) used primarily in or (b) arising, directly or indirectly, primarily out of, the operation or conduct of, the Business as conducted by Seller and its Subsidiaries.

“Release” shall mean, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, deposit, disposal, discharge or dumping into the environment.

“Representatives” of a Person shall mean any Affiliate of such Person and its and their respective officers, directors, employees, financial advisors, attorneys, accountants and other advisors and representatives.

“Required Approvals” shall mean each of the Regulatory Approvals set forth on Section 1.1(e) of the Seller Disclosure Schedule.

“Retained Businesses” shall mean the businesses of the Seller Group and its Affiliates (other than the Business).

“Retained Employees” shall mean each individual set forth on Section 1.1(f) of the Seller Disclosure Schedule, as updated by Seller prior to the Closing in accordance with Section 7.1.

“Retained Liabilities” shall mean all Liabilities of the Seller Group that do not constitute Assumed Liabilities, including all Liabilities to the extent resulting from, arising out of or relating to the Retained Businesses.

“Reviewable Tax Return” shall mean any Tax Return of any Transferred Entity with respect to a Pre-Closing Tax Period, which Tax Return is filed or required to be filed after the Closing but prior to the date on which the Final Purchase Price is finally determined in accordance with Section 2.7.

“Sanctions” shall mean those trade, economic, and financial sanctions laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted, or enforced from time to time by (a) the United States (including, without limitation, the Department of the Treasury, Office of Foreign Assets Control) or (b) other similar Governmental Entity with regulatory authority over the Transferred Entities.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Benefit Plan” shall mean any Benefit Plan (a) that is sponsored, maintained or contributed to or required to be contributed to by Seller or any of its Subsidiaries or (b) to which Seller or any of its Subsidiaries is a party, in each case, for the benefit of any Business Employee or Former Business Employee and that is not a Transferred Entity Benefit Plan.

“Seller Consolidated Group” shall mean any Affiliated Group that includes or included one or more members of the Seller Group and any Transferred Entity.

“Seller Consolidated Tax Return” shall mean all Tax Returns with respect to any Seller Consolidated Group.

“Seller Group” shall mean Seller and its Subsidiaries (other than any Transferred Entity).

“Seller Indemnitees” shall mean, collectively, Seller and its Affiliates and its and their respective Representatives.

“Seller Material Adverse Effect” shall mean any event, change, development or effect that, individually or in the aggregate, would reasonably be expected to prevent or materially delay (or has so prevented or materially delayed) the ability of Seller to consummate the Sale in accordance with the terms of this Agreement.

“Seller SEC Filings” shall mean registration statements, reports and proxy statements filed with or furnished to the SEC by the Seller since January 1, 2018 and prior to the date of this Agreement, in each case, including all Exhibits and Schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing and prior to the date of this Agreement.

“Seller Tax Election” shall mean the election described on Section 1.1(g) of the Seller Disclosure Schedule.

“Separate Company Income Tax” means any Income Tax that is payable by a Transferred Entity on a separate entity basis, excluding, for the avoidance of doubt, any Tax payable by or with respect to any Seller Consolidated Group.

“Separate Company Income Tax Return” shall mean a Separate Company Tax Return with respect to any Income Tax.

“Separate Company Tax Return” shall mean a Tax Return that is filed by a Transferred Entity on a separate entity basis, excluding for the avoidance of doubt, any Tax Return that is filed by or on behalf of a Seller Consolidated Group including any Seller Consolidated Tax Return.

“Shared Contract” shall mean any Contract pursuant to which a third party that is not an Affiliate of Seller provides or receives services or benefits in respect of both (a) the Business (or any Transferred Entity) and (b) the Retained Businesses (or any member of the Seller Group).

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, or (b) such first Person (or a Subsidiary thereof) is a general partner or managing member.

“Tax” shall mean any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, digital services (or similar including digital advertising), payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum or withholding tax, together with all interest, penalties and additional amounts imposed by a Tax Authority with respect to such amounts.

“Tax Authority” shall mean any Governmental Entity responsible for the assessment, determination, collection, or administration of any Tax.

“Tax Expiration Date” shall mean December 31 of the calendar year that is the sixth (6th) calendar year following the calendar year of the Closing Date.

“Tax Proceeding” shall mean any audit, examination, contest, litigation, or other proceeding with or against any Tax Authority.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement (including any attachments thereto) relating to Taxes filed or required to be filed with any Tax Authority, including any amendment thereof.

“Transaction Expenses” shall mean all (a) transaction, change of control, retention, success or similar bonuses or severance payable to any Person in connection with the consummation of the transactions contemplated hereby, together with the aggregate amount of the employer’s share of payroll taxes attributable to any such bonuses or severance; provided, however, that “double trigger” payments resulting from a termination of employment or service caused or directed by Purchaser shall not be a Transaction Expense hereunder; and (b) out-of-pocket fees, costs and expenses incurred or otherwise payable by any Transferred Entities in connection with the negotiation, documentation and consummation of the transactions contemplated by this Agreement; provided that if Seller pays or agrees to pay and be responsible for any fee, cost or expense of the Transferred Entities that would otherwise constitute a Transaction Expense, any such fee, cost or expense shall not be a Transaction Expense hereunder; provided, further, that Transaction Expenses shall not include Transfer Taxes, which are governed by Section 8.8, or any fees or payments borne by Purchaser or requested by Purchaser to be borne by the Transferred Entities pursuant to this Agreement, including Section 6.3(f).

“Transaction Tax Deductions” shall mean, without duplication, any Tax deductions, losses, credits or similar items attributable to (a) Transaction Expenses (without regard to the first proviso of the definition thereof) or (b) fees, costs, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees and unamortized or deferred financing fees, costs or expenses) incurred by the Transferred Entities in connection with the transactions contemplated by this Agreement (including as a result of the payment of Transaction Expenses (without regard to the first proviso of the definition thereof) or Indebtedness made by (or on behalf of) any Transferred Entity), in each case, solely to the extent that any such payment is either made by a member of the Seller Group or a Transferred Entity at or prior to Closing or such payment is otherwise taken into account in the calculation of the Final Purchase Price as finally determined pursuant to Section 2.6.

“Transferred Asset” shall mean the assets set forth on Schedule I hereto.

“Transferred Entity Benefit Plan” shall mean each Benefit Plan that, as of immediately prior to the Closing, (a) is sponsored or maintained by one or more Transferred Entities, (b) primarily covers Transferred Entity Employees, or (c) is contributed to solely by one or more Transferred Entities.

“Transferred Entity Employee” shall mean each employee of a Transferred Entity as of immediately prior to the Closing.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into at the Closing, substantially in the form of Exhibit C hereto, with such changes as may be mutually agreed upon between the parties hereto.

“United States” shall mean the United States of America, including any State thereof and the District of Columbia.

“Unpaid Income Tax Amount” shall mean an amount equal to the aggregate accrued and unpaid Liabilities of the Transferred Entities for Separate Company Income Taxes with respect to any Pre-Closing Tax Period for which either (a) final Separate Company Income Tax Returns have not yet been filed as of the Closing Date and in respect of solely those jurisdictions in which the applicable Transferred Entity is currently filing or has established a taxable presence during the current Tax year or (b) any Taxes shown due on such Separate Company Income Tax Returns filed before the Closing Date have not been paid as of the Closing Date; provided, that the calculation of Unpaid Income Tax Amount shall (i) be prepared by including any Transaction Tax Deductions accruing on or before the Closing Date in the Pre- Closing Tax Period to the maximum extent permitted under applicable Law, (ii) except as otherwise required by Law or under this definition, be prepared in accordance with the past practice (including reporting positions and accounting methods) of the Transferred Entities in preparing Separate Company Income Tax Returns, (iii) exclude (A) any deferred Tax liabilities and any liabilities for accruals or reserves established or required to be established under GAAP methodologies for speculative or contingent Income Taxes or with respect to uncertain Tax positions and (B) any Income Tax liabilities arising from any action, event, or transaction not contemplated by this Agreement taken by or at the direction of Purchaser or any of its Affiliates (including, after the Closing, any Transferred Entity) outside the Ordinary Course of Business on the Closing Date, and (iv) to the extent available to offset Pre-Closing Separate Company Income Taxes otherwise payable, reflect estimated (or other prepaid) Income Tax payments with respect to any Pre-Closing Tax Period (or the pre-closing portion of any Straddle Period).

“Willful Breach” means an intentional act or an intentional failure to act, in each case, taken with the intent to breach this Agreement that constitutes, either individually or with any such other act or failure to act, a material breach of any agreement, covenant or obligation contained in this Agreement.

“Working Capital” shall mean (a) the current assets of the Transferred Entities solely consisting of the line items of current assets specifically identified in Section 1.1(h) of the Seller Disclosure Schedule, in each case as of the Calculation Time, less (b) the current liabilities of the Transferred Entities solely consisting of the line items of current liabilities specifically identified in Section 1.1(h) of the Seller Disclosure Schedule, in each case as of the Calculation Time and in each case in accordance with the Accounting Principles.

“Working Capital Adjustment Amount” shall mean (a) if Working Capital is greater than $67,000,000, an amount equal to (i) Working Capital minus (ii) $67,000,000; (b) if Working Capital is less than $67,000,000, an amount (expressed as a negative number) equal to (i) Working Capital minus (ii) $67,000,000; and (c) in any other case, zero $(0).

Section 1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section / Article
ABB Retiree Welfare Plan	7.10.
Agreement	Preamble
Anticorruption Laws	4.6(b)
Audited Business Financial Statements	4.3.
Automatic Transfer Business Employee	7.2(b)
Bonus	Section 7.9(a)
Bonus Payment Date	Section 7.9(a)
Business Employee Census	4.9(a)
Business Financial Statements	4.3
Business Leased Real Property	4.14(b)
Business Material Contract	4.7(a)
Business Owned Real Property	4.14(a)
Business Retirees	7.10
Chinese Company	Recitals
Closing	2.1
Closing Date	2.3(a)

Term	Section / Article
Closing Purchase Price	2.4
Commitment Letter	5.6(a)
Competing Business	6.17(a)
Confidential Business Information	6.2(b)
Copyrights	1.1
D&O Indemnified Person	6.11(a)
Data Room	12.1(b)
Deferred Business	2.9(a)
e-mail	12.7
Enforceability Exceptions	3.2
Estimated Closing Statement	2.4
Fee Letters	5.6(a)
Final Closing Statement	2.6(c)
Final Purchase Price	2.7
Financing	5.6(a)
Guarantees	6.9(b)
Indemnified Party	11.5(a)
Indemnifying Party	11.5(a)
Indemnity Agreement	6.11(a)
Independent Accounting Firm	2.6(c)
Initial Closing Statement	2.5(a)
Internet Properties	1.1
Involuntary Termination	7.9(a)
Legal Restraints	9.1(b)
Marks	1.1
Multiemployer Plan	4.8(c)
Non-Compete Period	6.17(a)
Non-Resident Employees	7.14
Notice of Disagreement	2.6(a)
Offer Employees	7.2(c)
Outside Date	10.1(b)
Patents	1.1
Post-Closing Adjustment	2.7
Pre-Closing Restructuring	6.19
Prohibited Amendment	6.22(a)
Purchase Price	2.2
Purchase Price Allocation	2.10(a)
Purchaser	Preamble
Purchaser DC Plan	7.8
Purchaser Disclosure Schedule	V
Regulatory Approvals	6.3(a)
Resolution Period	2.6(b)
Restricted Territory	6.17(a)
Sale	2.1
Seller	Preamble

Term	Section / Article
Seller Change of Control Event	6.17(a)
Seller DC Plan	7.8
Seller Disclosure Schedule	III
Seller Group’s Counsel	12.12
Seller Names	6.14(a)
Seller Related Parties	6.20
Seller Releasees	6.18(a)
Seller W-9	2.3(b)(i)(C)
Shares	Recitals
Solvent	5.6
Tax Attributes	1.1
Tax Contest	8.4(a)
Tax Purchase Price	2.10(a)
Tax Refunds	8.9
Third Party Claim	11.5(b)
Top Customer	4.22(a)
Top Supplier	4.22(b)
Trade Secrets	1.1
Transfer Taxes	8.7
Transferred Business Employee	7.2
Transferred Deferred Compensation Plan	7.10
Transferred Entities	Recitals
Transferred Entity Plan Participants	Section 7.10
Transferred Marks	6.15(a)
Transferred Releasees	6.18(b)
Transferred Retiree Welfare Plan	7.10
Unaudited Business Financial Statements	4.3
US Company	Recitals
US Entities	Recitals
US Subsidiary	Recitals
WARN Act	7.12

Article II

THE SALE

Section 2.1 Sale and Purchase of Shares and Transferred Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller shall, or shall cause the applicable member of the Seller Group to, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Shares, free and clear of all Liens, and the Transferred Assets, free and clear of all Liens, other than Permitted Liens (the “Sale”).

Section 2.2 Purchase Price. In consideration for the Shares and the Transferred Assets, (a) Purchaser shall pay to Seller (on behalf of or, at the direction of Seller or if required pursuant to any Local Transfer Agreement, to the applicable Asset Selling Entity) an aggregate amount of cash equal to (i) $2,900,000,000, plus (ii) the Working Capital Adjustment Amount, plus (iii) the Closing Cash Amount, minus (iv) the Closing Indebtedness Amount, minus (v) the Closing Transaction Expense Amount (the aggregate amount determined pursuant to this Section 2.2, the “Purchase Price”), and (b) Purchaser shall assume all of the Assumed Liabilities.

Section 2.3 Closing.

(a) The Closing shall take place remotely on (i) the date that is two (2) Business Days after the date on which all of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or (ii) at such other place, time or date as may be mutually agreed upon in writing by Seller and Purchaser; provided, however, that Seller shall have the right, in its sole discretion, to defer the Closing until, with respect to the month during which the last of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied, or waived, on the Closing Date, but subject to the satisfaction or waiver of those conditions) has been satisfied or waived, the first Business Day of the next month; provided further that in no event shall the Closing occur prior to November 1, 2021. The date on which the Closing actually occurs is referred to as the “Closing Date”.

(b) At the Closing:

(i) Seller shall:

(A) deliver to Purchaser evidence of transfer of the Shares;

(B) deliver to Purchaser a duly executed counterpart to each of the Ancillary Agreements to which any member of the Seller Group is a party;

(C) deliver to Purchaser a duly executed IRS Form W-9 (the “Seller W-9”);

(D) deliver to Purchaser such instruments of sale, assignment, transfer and conveyance as may be reasonably necessary to effect or evidence the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser, in each case, duly executed by an authorized officer of Seller or the applicable member of the Seller Group; and

(E) deliver to Purchaser reasonable evidence of the release of any Liens in respect of Indebtedness for borrowed money on the Transferred Entities or Transferred Assets (including any Lien on Business Intellectual Property) that are not Permitted Liens.

(ii) Purchaser shall:

(A) deliver to Seller (or to any Affiliate designated by Seller) by wire transfer, to an account or accounts designated by Seller (or by such Affiliate) prior to the Closing, immediately available funds in an aggregate amount equal to the Closing Purchase Price;

(B) deliver to Seller a duly executed counterpart to each of the Ancillary Agreements to which Purchaser, any of its Affiliates or any of the Transferred Entities is a party;

(C) pay any Transaction Expenses that Seller so requests in writing it pay in the Estimated Closing Statement; and

(D) deliver to Seller such instruments of sale, assignment, transfer and conveyance as may be reasonably requested by Seller to effect or evidence the transfer of the Transferred Assets and the Assumed Liabilities to Purchaser, in each case duly executed by an authorized officer of Purchaser.

Section 2.4 Closing Statement. Not less than two (2) Business Days prior to the anticipated Closing Date, Seller shall provide Purchaser with a statement that contains Seller’s good faith estimate, with reasonable support, of each of (a) the Working Capital Adjustment Amount, (b) the Closing Cash Amount, (c) the Closing Indebtedness Amount, and (d) the Closing Transaction Expense Amount (such statement, the “Estimated Closing Statement”), which shall be accompanied by a notice that sets forth (i) Seller’s determination of the Purchase Price based on such estimated amounts (the “Closing Purchase Price”) and (ii) the account or accounts to which Purchaser shall transfer the Closing Purchase Price pursuant to Section 2.3 (and the amount to be transferred to each such account). The Estimated Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions contained in this Agreement.

Section 2.5 Post-Closing Statements.

(a) Within ninety (90) days after the Closing Date, Purchaser shall prepare in good faith and deliver to Seller a statement that sets forth (i) the Working Capital Adjustment Amount, (ii) the Closing Cash Amount, (iii) the Closing Indebtedness Amount, and (iv) the Closing Transaction Expense Amount, together with reasonable support and detail of Purchaser’s calculations of the foregoing amounts (such statement, the “Initial Closing Statement”). The Initial Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions contained in this Agreement. If Purchaser fails to deliver the Initial Closing Statement within such ninety (90) day period to Seller, then, notwithstanding anything to the contrary in this Agreement, at the sole discretion of Seller by written notice to Purchaser, (i) the Estimated Closing Statement shall be binding upon the parties and deemed the Final Closing Statement for purposes of this Agreement or (ii) Seller may prepare the Initial Closing Statement within an additional thirty (30) days thereafter. If Seller elects to prepare the Initial Closing Statement in accordance with the immediately preceding sentence, Purchaser will be entitled to review and dispute such Initial Closing Statement as delivered (or deemed delivered) by Seller solely pursuant to Section 2.5(b), Section 2.5(c) and Section 2.6, mutatis mutandis.

(b) Following the Closing through the date that the Initial Closing Statement has become final and binding in accordance with Section 2.6(c), Seller and their Representatives shall be permitted to access and review the books, records and work papers of the Transferred Entities and Purchaser that are related to the calculations of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount and the Closing Transaction Expense Amount, and Purchaser shall, and shall cause its Affiliates (including the Transferred Entities) and its and their respective employees, accountants and other Representatives to, cooperate with and assist Seller and its Representatives in connection with such review, including by providing access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours.

(c) Purchaser agrees that, following the Closing through the date that the Initial Closing Statement becomes final and binding in accordance with Section 2.6(c), it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Business Financial Statements or the Initial Closing Statement are based, or on which the Final Closing Statement is to be based, that are inconsistent with the Accounting Principles or that would impede or delay, or have the primary purpose of affecting, the determination of the amount of the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount or the Closing Transaction Expense Amount or that would impede or delay the preparation of any Notice of Disagreement or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement.

Section 2.6 Reconciliation of Initial Closing Statement.

(a) Seller shall notify Purchaser in writing no later than forty-five (45) days after Seller’s receipt of the Initial Closing Statement if Seller disagrees with the Initial Closing Statement, which notice shall describe the basis for such disagreement (the “Notice of Disagreement”). If no Notice of Disagreement is delivered to Purchaser within such forty-five (45)-day period, then the Initial Closing Statement shall become final and binding upon the parties in accordance with Section 2.6(c). If a Notice of Disagreement is delivered to Purchaser within such forty-five (45) day period, then only such portions of the Initial Closing Statement that Seller does not identify or disagree with in the Notice of Disagreement shall become final and binding upon the parties in accordance with Section 2.6(c).

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Seller and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters identified in the Notice of Disagreement.

(c) If, at the end of the Resolution Period, Seller and Purchaser are unable to resolve any differences that they have with respect to the matters identified in the Notice of Disagreement, Seller and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement to Deloitte LLP or, if such firm is unwilling or unable to fulfill such role, (i) another firm of independent accountants in the United States of national reputation mutually acceptable to Seller and Purchaser, or (ii) if Seller and Purchaser are unable to agree upon another such firm within ten (10) Business Days after the end of the Resolution Period, then within an additional ten (10) Business Days, Seller and Purchaser shall each select one firm of independent accountants in the United States of national reputation and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the definitions contained in this Agreement and based solely on the written submissions of the parties and not an independent review, binding on the parties to this Agreement, of the appropriate amount of each of the matters that remain in dispute solely to the extent indicated in the Notice of Disagreement that Seller and Purchaser have submitted to the Independent Accounting Firm. With respect to each disputed matter, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Seller in the Notice of Disagreement or by Purchaser in the Initial Closing Statement with respect to such disputed matter. For the avoidance of doubt, the Independent Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Notice of Disagreement and shall not consider any events or developments that occurred after the Closing. The Initial Closing Statement as finally determined either through agreement of the parties pursuant to Section 2.6(a) or Section 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), shall be the “Final Closing Statement.”

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne on a proportionate basis by Seller, on the one hand, and Purchaser, on the other hand, based on the percentage which the portion of the contested amount not awarded to such Person bears to the amount actually contested. For example, if the total amount of the disputed matter equals $1,000 and the Independent Accounting Firm awards $600 in favor of the Seller’s position, sixty percent (60%) of the costs of its review would be borne by Purchaser and forty percent (40%) of the costs would be borne by Seller. The allocation of such fees and expenses shall be determined by the Independent Accounting Firm in accordance with the foregoing sentence, which shall be binding and conclusive on the parties. During the review by the Independent Accounting Firm, each of Purchaser and Seller shall, and shall cause its respective Subsidiaries (including, in the case of Purchaser, the Transferred Entities) and its and their respective employees, accountants and other Representatives to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably requested by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c) and neither Purchaser nor Seller shall engage in any ex parte communication with the Independent Accounting Firm on matters relating to the Initial Closing Statement or Notice of Disagreement. In acting under this Agreement, the Independent Accounting Firm shall be entitled to the privileges and immunities of an arbitrator, it being understood that in acting under this Agreement, the Independent Accounting Firm shall be functioning as an expert and not as an arbitrator.

(e) The process set forth in Section 2.5 and this Section 2.6 shall be the sole and exclusive remedy of Purchaser and Seller and their respective Affiliates for any disputes related to the Working Capital Adjustment Amount, the Closing Cash Amount, the Closing Indebtedness Amount, the Closing Transaction Expense Amount, the Post-Closing Adjustment, the calculations and amounts on which they are based or set forth in the related statements and notices delivered in connection therewith, and the application of the Accounting Principles in determining any such amounts, whether or not the underlying facts and circumstances constitute a breach of any representations, warranties or covenants contained in this Agreement. For the avoidance of doubt, the parties agree that the purpose of the Working Capital Adjustment Amount is not intended to permit the introduction of different accounting methods, policies, principles, practices, procedures, classifications or methodologies or to correct for any errors or omissions in the Business Financial Statements, in each case unless explicitly required by the Accounting Principles. The Accounting Principles shall be applied regardless of any breach of representation or warranty in this Agreement and regardless of any aspect of the Business Financial Statements that is not compliant with GAAP.

Section 2.7 Post-Closing Adjustment. The “Post-Closing Adjustment” may be either a positive or negative amount, and shall be equal to (a) (i) the Working Capital Adjustment Amount set forth in the Final Closing Statement, minus (ii) the Working Capital Adjustment Amount set forth in the Estimated Closing Statement, plus (b) (i) the Closing Indebtedness Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Indebtedness Amount set forth in the Final Closing Statement, plus (c) (i) the Closing Cash Amount set forth in the Final Closing Statement, minus (ii) the Closing Cash Amount set forth in the Estimated Closing Statement, plus (d) (i) the Closing Transaction Expense Amount set forth in the Estimated Closing Statement, minus (ii) the Closing Transaction Expense Amount set forth in the Final Closing Statement. If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay in cash to Seller (or to one or more Affiliates designated by Seller) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Seller (or one or more Affiliates designated by Seller) shall pay in cash to Purchaser the absolute value of the amount of the Post-Closing Adjustment. The Closing Purchase Price, as adjusted by the Post-Closing Adjustment, shall be the “Final Purchase Price.” Any such payment pursuant to this Section 2.7 shall be made by wire transfer of immediately available funds within five (5) Business Days after the determination of the Final Closing Statement to an account or accounts designated in writing by the party entitled to such payment within three (3) Business Days after the determination of the Final Closing Statement.

Section 2.8 Withholding Rights. Seller, the Transferred Entities, Purchaser and any other applicable withholding agent hereunder shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Law related to Taxes. Purchaser shall provide Seller and the payee against whom such withholding is proposed with five (5) Business Days advance written notice of any amounts that Purchaser intends to withhold or cause to be withheld under this Section 2.8, the basis therefor, and the calculation thereof, and Purchaser shall cooperate in good faith, as and to the extent reasonably requested by Seller or such payee, to minimize or eliminate any potential deductions or withholdings, including by designating an Affiliate in the same jurisdiction as any applicable Asset Selling Entity to purchase a portion of the Transferred Assets (and assume the corresponding Assumed Liabilities) hereunder. Any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be payable through the relevant Transferred Entity’s regular payroll procedures. To the extent that amounts are so deducted, withheld and timely paid over to the relevant Tax Authorities in accordance with this Section 2.8, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.9 Deferred Transfers.

(a) If all of the conditions to Closing specified in Section 9.1 and Section 9.2 are satisfied or have been waived (other than those which, by their nature, are to be satisfied at the Closing, but subject to such satisfaction), the parties hereto shall not at the Closing effect the transfer of the Transferred Assets and assumption of the Assumed Liabilities in any jurisdiction where such transfer or assumption would give rise to a material violation of any Legal Restraint (each such portion of the Business that is not transferred at Closing, a “Deferred Business”) but, the Closing shall nevertheless occur with respect to the Business (other than any Deferred Business) and, from and after the Closing, the parties hereto shall use reasonable best efforts to cause such material violation of such Legal Restraint in such jurisdiction to cease to exist with respect to such transfer and assumption as promptly as practicable after the Closing Date, and immediately following such time as the transfer of the applicable Deferred Business can be consummated without giving rise to a material violation of such Legal Restraint, such transfer of the applicable Deferred Business shall be consummated. The parties hereto will act in good faith to minimize the costs of the transfer of the Deferred Business. The parties hereto also agree that until the consummation of the transfer of the applicable Deferred Business, the Deferred Business shall be held, managed and operated by Seller for the benefit of Purchaser. For the avoidance of doubt, the Purchase Price paid by Purchaser at the Closing shall not be reduced or otherwise adjusted in connection with the delayed transfer of a Deferred Business.

(b) Prior to the Closing, in connection with the matters contemplated by Section 2.9(a), Seller (or its Subsidiaries) and Purchaser shall prepare and negotiate in good faith to enter into on or prior to the Closing such supplemental agreements as are reasonably necessary to place the parties hereto and their Affiliates in the same financial position with respect to the Deferred Business as would have obtained if the Deferred Business were transferred at the Closing; provided, that the execution and delivery of such agreements shall not be a condition to the Closing.

Section 2.10 Allocation of Purchase Price.

(a) (i) The Purchase Price, including the Assumed Liabilities and any other items that are treated as purchase price for applicable Tax purposes (the “Tax Purchase Price”), shall be allocated among the Transferred Assets, the equity interests of the U.S. Company and the equity interests of the Chinese Company, and (ii) the amount allocated to the Transferred Assets shall be further allocated to each Asset Selling Entity, in each case, as shown on Section 2.10(a) of the Seller Disclosure Schedule (the “Purchase Price Allocation”). If the aggregate amount allocated with respect to the Transferred Assets with respect to any Asset Selling Entity is required under local Law to be further allocated among the Transferred Assets for any Tax purpose, the parties will reasonably cooperate to agree on such allocation; provided, that if an agreement on allocation is required in order to make any Tax filing, and Seller and Purchaser are unable to resolve any dispute within a fifteen (15) day period prior to the due date of such filing, the dispute shall be submitted to the Independent Accounting Firm for resolution. The resolution of the disputes with respect to such allocation to be resolved by the Independent Accounting Firm shall be limited to the position taken by either Seller or Purchaser, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether such allocation complies with applicable Law or any accounting standards or principles. The determination of the Independent Accounting Firm with respect to any such allocation shall be final, conclusive and binding on the parties hereto absent manifest error. The fees and expenses of the Independent Accounting Firm with respect to this Section 2.10(a) shall be borne by Purchaser and Seller as described in Section 2.6(d), mutatis mutandis. For the avoidance of doubt, if agreement with respect to any jurisdiction is not required by Law, then the parties may (but are not required to) agree upon such further allocation and if not agreement is reached, then each party may take its own position with respect to the allocation with respect to such jurisdiction.

(b) Purchaser and Seller agree to (i) be bound by the Purchase Price Allocation as finally determined, (ii) act in accordance with the Purchase Price Allocation, as applicable, in the preparation of financial statements to the extent consistent with applicable accounting principles and filing of all Tax Returns, and (iii) take no position inconsistent with the Purchase Price Allocation for all applicable Tax purposes. In the event that any Tax Authority disputes the Purchase Price Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other party in writing of the nature of such dispute, and the parties agree to consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge.

(c) Any adjustment to the Purchase Price (and any corresponding adjustment to the Tax Purchase Price), whether pursuant to Section 2.7 or otherwise, shall be allocated solely to the Shares of the U.S. Company.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, or as set forth in (or incorporated by reference in) any of the Seller SEC Filings (other than any risk factor disclosure contained in the “Risk Factors” section thereof or other cautionary, predictive or forward-looking statements therein), Seller hereby represents and warrants to Purchaser as follows:

Section 3.1 Organization and Qualification. Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization, and Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.2 Authority. Seller, and each applicable member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of Seller or any member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Seller or any member of the Seller Group that will, at the Closing, be a party to any Ancillary Agreement, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Seller, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes, and each Ancillary Agreement when executed and delivered by Seller or the applicable member of the Seller Group, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser or its Affiliate party thereto, will constitute, a valid, legal and binding agreement of Seller or the applicable member of the Seller Group, as applicable, enforceable against Seller or the applicable member of the Seller Group, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.3 No Conflicts.

(a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Seller or the applicable member of the Seller Group, as applicable, for the execution, delivery and performance by Seller or such member of the Seller Group of this Agreement or any Ancillary Agreement to which Seller or such member of the Seller Group, as applicable, is a party, or the consummation by Seller or such member of the Seller Group, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, (ii) compliance with any Permits relating to the Business or (iii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b) Assuming compliance with the items described in Section 3.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Seller or the applicable member of the Seller Group is a party, nor the consummation by Seller or such member of the Seller Group, as applicable, of the transactions contemplated hereby or thereby, as applicable, will (i) conflict with or result in any breach, violation or infringement of any provision of the Organizational Documents of Seller or such member of the Seller Group, as applicable, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of payment, consent, termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Business Material Contract, or (iii) violate any Law applicable to Seller or such member of the Seller Group, as applicable, or any of its properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.4 Ownership; Title. Seller or the applicable member of the Seller Group has, or as of the Closing Date will have, valid title to the Shares, free and clear of all Liens, and the Transferred Assets, in each case, free and clear of all Liens other than any Permitted Liens. Immediately following the Closing, Purchaser or its designee, as applicable, will be the record and beneficial owner of the Shares, and have valid title to the Shares, free and clear of all Liens, other than Liens imposed or created by Purchaser or any of its Affiliates.

Section 3.5 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Seller, threatened, against Seller or any of its Subsidiaries, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, and (b) neither Seller nor any of its Subsidiaries is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.6 No Additional Representation or Warranties. Except as set forth in this Article III and Article IV, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business.  Any such other representation or warranty is hereby expressly disclaimed.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in this Article III and Article IV, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE TRANSFERRED ENTITIES AND THE BUSINESS

Except as disclosed in the Seller Disclosure Schedule, it being agreed that disclosure of any item in any section or subsection of the Seller Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, or as set forth in (or incorporated by reference in) any of the Seller SEC Filings (other than any risk factor disclosure contained in the “Risk Factors” section thereof or other cautionary, predictive or forward-looking statements therein), Seller hereby represents and warrants to Purchaser as follows:

Section 4.1 Organization of the Transferred Entities. Each Transferred Entity is a legal entity (a) duly organized and validly existing and in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) under the Laws of the jurisdiction of its organization and (b) duly qualified or licensed to do business and is in good standing (to the extent good standing is a legal principle applicable in the applicable jurisdiction) in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 4.2 Capitalization of the Transferred Entities.

(a) The Shares are duly authorized and validly issued. Except for the Shares, no Equity Interests of either of the US Company or the Chinese Company are, or as of the Closing will be, issued and outstanding.

(b) Section 4.2 of the Seller Disclosure Schedule contains a true and correct list, as of the date hereof, of each of the Transferred Entities, the jurisdiction of its incorporation or organization and the record owner of the outstanding Equity Interests of each such Transferred Entity. All Equity Interests of the Transferred Entities are duly authorized and validly issued and, except as set forth in Section 4.2 of the Seller Disclosure Schedule, as of the Closing, will be owned by another Transferred Entity free and clear of all Liens (other than restrictions on transfer under the Securities Act or applicable state securities laws). Except as set forth in Section 4.2 of the Seller Disclosure Schedule, as of the date hereof, there are no Equity Interests of any Transferred Entity issued and outstanding that are not owned by another Transferred Entity.

(c) Except for ownership of another Transferred Entity, no Transferred Entity owns, directly or indirectly, any Equity Interest in any Person.

Section 4.3 Financial Statements. Section 4.3 of the Seller Disclosure Schedule sets forth (a) the audited combined balance sheet of the Business as of each of December 31, 2019, and December 31, 2020, and the related audited combined statements of operations and statements of cash flows for the years ended December 31, 2018, December 31, 2019, and December 31, 2020, respectively (collectively, the “Audited Business Financial Statements”) and (b) the unaudited combined balance sheet of the Business as of March 31, 2021, and the related unaudited combined statements of operations for the three-month period ended March 31, 2021 (the “Unaudited Business Financial Statements” and, together with the Audited Business Financial Statements, the “Business Financial Statements”). The Business Financial Statements present fairly, in all material respects, the combined financial position and the combined results of operations and, in the case of the Audited Business Financial Statements, cash flows of the Business, as of the dates thereof or the periods then ended, in each case, in accordance with GAAP applied on a consistent basis throughout the periods covered; provided that the Business Financial Statements and the foregoing representations and warranties are qualified by the fact that (a) the Business has not operated on a separate stand-alone basis, (b) the Business Financial Statements are not indicative of what the results of operations, financial position and cash flows of the Business or the Transferred Entities will be in the future and (c) the Unaudited Business Financial Statements are subject to (i) the absence of normal and reoccurring year-end adjustments that are not material individually or in the aggregate to the Business, taken as a whole, and (ii) the absence of notes and the absence of statements of cash flows.

Section 4.4 Undisclosed Liabilities. As of the date of this Agreement, there is no liability of the Business of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities (a) reflected or reserved for on the Business Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Business Financial Statements in the Ordinary Course of Business, (c) incurred in connection with the transactions contemplated by this Agreement, (d) disclosed in this Agreement (including the Seller Disclosure Schedule hereto), (e) arising under the terms of any Contract to which a Transferred Entity is a party or under the Transferred Retiree Welfare Plan or Transferred Deferred Compensation Plan, or (f) which would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 4.5 Litigation and Proceedings. Except for Actions under Environmental Law (as to which certain representations and warranties are made pursuant to Section 4.18), as of the date of this Agreement, there are no pending or, to the Knowledge of Seller, threatened, Actions related to the Business, in each case, that, if resolved adversely to the Business, would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 4.6 Legal Compliance.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) none of the Transferred Entities is, or since the date that is three (3) years prior to the date hereof has been, in violation of any Laws or Order issued by a Governmental Entity, and (ii) neither Seller nor any of the Transferred Entities has, since the date that is three (3) years prior to the date hereof through the date hereof, received any written notice alleging any such violation in connection with the Business.

(b) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, since the date that is three (3) years prior to the date hereof, (i) neither Seller (in connection with the Business) nor any of the Transferred Entities has violated any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) to the Knowledge of Seller, no director, officer, agent, employee, representative, consultant or other Person acting for or on behalf of Seller (in connection with the Business) or any of the Transferred Entities has violated any Anticorruption Law, and (iii) through the date hereof, neither Seller (in connection with the Business) nor any of the Transferred Entities has received any written notice alleging any such violation of any Anticorruption Law.

Section 4.7 Contracts; No Defaults.

(a) Section 4.7(a) of the Seller Disclosure Schedule contains a listing of all Contracts Related to the Business described in clauses (i) through (vii) below to which, as of the date of this Agreement, Seller or any of its Subsidiaries is a party (for the sake of clarity, not including any purchase orders and invoices) (each such Contract, a “Business Material Contract”).

(i) Each Contract (other than Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 4.7(a) of Seller Disclosure Schedule) pursuant to which Seller or any of its Subsidiaries (A) were obligated to pay more than $2,000,000 for the year ending December 31, 2020 (other than revenue share arrangements) (excluding any Contract covered in the immediately following clause (B)), (B) were obligated for the year ending December 31, 2020 to pay the counterparty a minimum price or revenue guarantee amount of greater than $2,000,000, or (C) received, net of traffic acquisition costs, revenues of greater than $2,000,000 for the year ending December 31, 2020, in each case of the foregoing clauses (A) through (C), that are not cancelable (without penalty, cost or other liability) within ninety (90) days;

(ii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any assets of Seller or any of its Subsidiaries (in each case, other than in the Ordinary Course of Business) entered into in the past three (3) years, in each case, involving payments in excess of $2,500,000, other than Contracts for transactions that have closed for which there are no remaining holdback or deferred purchase obligations, earn-out obligations, pending indemnification obligations that are not secured by funds held in escrow or other contingent or similar obligations (other than obligations with respect to time-based retention) that would reasonably be expected to result in liabilities of the Business in excess of $1,000,000;

(iii) Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Subsidiaries of either of the US Company or the Chinese Company), in each case that is material to the operations of the Business;

(iv) Each Contract requiring (A) capital expenditures after the date of this Agreement in an annual amount in excess of $2,500,000, or (B) any loans, advances or capital contributions to, or investments in, any Person in excess of $1,000,000;

(v) Each Contract containing covenants expressly limiting in any material respect the freedom of the Business to compete with any Person in a product line or line of business or to operate in any geographic area, including Contracts that contain an “exclusivity” provision, (in each case, other than (A) confidentiality agreements entered into in the Ordinary Course of Business, and (B) inbound licenses to Intellectual Property);

(vi) Each Contract that is material to the Business pursuant to which Seller or any of its Subsidiaries directly licenses material Intellectual Property (x) from a third party, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally or (y) to a third party on an exclusive basis;

(vii) Each Contract (A) that contains a “most-favored-nation” clause or similar term pursuant to which the Business provides material preferential pricing or treatment to any other Person or (B) that grants any put option, call option, right of first refusal or right of first offer with respect to any material assets of the Business; and

(viii) Each Contract with respect to the Business, on the one hand, and any Affiliate, shareholder, officer, manager, or director of the Seller or any of its Subsidiaries, on the other (other than employment arrangements entered into in the Ordinary Course of Business).

(b) All of the Contracts listed on Section 4.7 of the Seller Disclosure Schedule are (i) in full force and effect, subject to the Enforceability Exceptions, and (ii) represent the valid and binding obligations of Seller or the Subsidiary of Seller party thereto and, to the Knowledge of Seller, represent the valid and binding obligations of the other parties thereto. Except, in each case, where the occurrence of such breach or default would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, as of the date of this Agreement, (x) neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller, any other party thereto is in breach of or default under any such Contract, (y) neither Seller nor the Transferred Entities have received any claim or notice of material breach of or material default under any such Contract, and (z) to the Knowledge of Seller, no event has occurred that would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

Section 4.8 Transferred Entity Benefit Plans.

(a) Section 4.8 of the Seller Disclosure Schedule sets forth a complete list of each material written Transferred Entity Benefit Plan as of the date hereof, and with respect to each such Transferred Entity Benefit Plan, Seller has made available to Purchaser copies (if applicable) of: (i) the most recent plan document and any related trust agreement; (ii) the most recent summary plan description; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Department of Labor with respect to such Transferred Entity Benefit Plan; and (iv) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Transferred Entity Benefit Plan. Notwithstanding the foregoing, any Transferred Entity Benefit Plan that (A) relates to an employee who performs services primarily outside of the United States and whose base salary and target annual bonus does not exceed $165,000 on an annualized basis as of the date of this Agreement, (B) is in all material respects in a form of agreement or arrangement of the type that is identified on Section 4.8 of the Seller Disclosure Schedule and has been made available to Purchaser and (C) does not provide any severance or notice period in excess of ninety (90) days or such longer period as may be required by applicable Laws shall be deemed immaterial and shall not be specifically set forth on Section 4.8 of the Seller Disclosure Schedule.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect: (i) each Transferred Entity Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Transferred Entity Benefit Plan on or before the date hereof have been made; and (iii) each Transferred Entity Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter within the remedial amendment period.

(c) No Transferred Entity Benefit Plan is, and no Transferred Entity contributes to or has an obligation to contribute to, a “multiemployer plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or a “defined benefit plan” (as defined in Section 3(35) of ERISA), in each case, that is subject to Title IV of ERISA.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, with respect to the Transferred Entity Benefit Plans, as of the date hereof, no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of Seller, threatened.

(e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to (i) materially increase any benefits under any Transferred Entity Benefit Plan, (ii) result in the acceleration of the time of payment or vesting, or a material increase in the amount, of any material compensation or benefits due to any Business Employee, or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(f) Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.8 are the sole and exclusive representations and warranties given by Seller with respect to benefit plans and employee benefits, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 4.9 Employees; Labor Matters.

(a) Section 4.9(a) of the Seller Disclosure lists each Business Employee as of the date of this Agreement by name or employee identification number and work location. Seller has made available to Purchaser a census containing the following information for each such Business Employee as of the date of this Agreement (solely to the extent such disclosure is permitted by applicable Law without the individual’s consent): (i) name or employee identification number; (ii) job title; (iii) work location; (iv) annual salary or hourly rate (as applicable); (v) target annual bonus percentage for calendar year 2021; (vi) if applicable, exempt or non-exempt status under the Fair Labor Standards Act; and (vii) employing entity if other than the Transferred Entities, in each case as of the date of this Agreement (the “Business Employee Census”).

(b) None of Seller or any of its Subsidiaries is party to or bound by any collective bargaining agreements Related to the Business as of the date of this Agreement, and no Business Employees, in connection with their employment with Seller or any of its Affiliates, are covered by a collective bargaining agreement or represented by a labor union or works council. To the Knowledge of Seller, there are no current unionizing activities among the Business Employees.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, during the past three (3) years through the date hereof, no strikes or work stoppages have occurred or, to the Knowledge of Seller, been threatened against or affecting the Transferred Entities or the Business.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) to the extent related to the Business, Seller and its Affiliates have been in compliance with all applicable Laws relating to employment of labor, and (ii) the Transferred Entities are in compliance with all applicable Laws relating to employment of labor. To the Knowledge of Seller, none of the employment policies or practices of Seller or any of its Subsidiaries with respect to Business Employees are currently being audited or investigated.

(e) Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in Section 4.8 and this Section 4.9 are the sole and exclusive representations and warranties given by Seller with respect to labor and employment matters, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 4.10 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Transferred Entities or the Business have been timely filed (taking into account extensions), all Taxes shown as due and owing on such Tax Returns by or with respect to the Transferred Entities or the Business have been timely paid, and all such Tax Returns are true, correct and complete in all respects, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, there are no Liens for Taxes (other than Permitted Liens) that have been imposed on the Transferred Assets or upon any property or assets of the Transferred Entities.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) no deficiency for any Income Taxes has been asserted or assessed by any Governmental Entity in writing against the Transferred Entities or the Business (or, to the Knowledge of Seller, has been threatened or proposed in writing), except for deficiencies that have been satisfied by payment, settled or withdrawn and (ii) as of the date hereof, no audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any Taxes due from the Transferred Entities or related to the Business.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from the Transferred Entities or related to the Business for any taxable period (except for such agreements or waivers for which the applicable statutory period of limitations (after giving effect to any extension or waiver) has already expired), other than as a result of any extension of time permitted by applicable Law for filing a Tax Return.

(e) None of the Transferred Entities has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(f) None of the Transferred Entities has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(g) Notwithstanding anything in this Agreement to the contrary, (i) the representations and warranties set forth in this Section 4.10 shall be the sole and exclusive representations or warranties of Seller in this Agreement with respect to Taxes and (ii) nothing in this Agreement shall be construed as providing a representation or warranty of Seller with respect to or otherwise relating to (A) the existence, amount, expiration date or limitations on, or availability of, any Tax item or attribute, including net operating loss, capital loss, Tax credits, Tax basis or methods of accounting, with respect to any taxable period (or portion thereof) beginning on or after the Closing Date or (B) any Seller Consolidated Tax Return.

(h) No Transferred Entity has any liability for the payment of Taxes that were deferred pursuant to the CARES Act or any similar legislation or administrative or other guidance.

Section 4.11 Sufficiency of Assets. At the Closing, taking into account and giving effect to the Pre-Closing Restructuring and all of the Ancillary Agreements (including the rights, benefits and services made available in the Ancillary Agreements) and assuming all consents, authorizations, assignments, amendments and Permits (including those contemplated by Section 6.5) necessary in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained, the Transferred Entities will own or have the right to use (including by means of ownership or rights pursuant to licenses or other Contracts) all of the material assets, properties and rights (excluding the Guarantees, Seller Names, Cash of the Transferred Entities, any Intellectual Property licensed under the Intellectual Property Cross License Agreement or made available under, or used to perform services under, the Transition Services Agreement, and any corporate- or enterprise-level services provided to the Business by Seller or its Subsidiaries) used to conduct the Business in substantially the same manner in all material respects as conducted as of the date of this Agreement.

Section 4.12 Insurance. Seller and the Transferred Entities maintain insurance in such amounts and against such risks in all material respects as is customary for the industries in which the Business operates and as the management of Seller has in good faith determined to be reasonable. Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, all material insurance policies Related to the Business are in full force and effect, all premiums and other payments due on such policies have been paid and all claims thereunder have been filed in a timely fashion.

Section 4.13 Licenses, Permits and Authorizations. The Transferred Entities have obtained, and are in compliance with, all of the licenses, approvals, consents, registrations and permits necessary under applicable Laws to permit the Transferred Entities to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the Business as currently conducted, except where the absence of, or the failure to be in compliance with, any such license, approval, consent, registration or permit would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect. To the Knowledge of Seller, there are no investigations by or before any Governmental Entity pending or threatened that would reasonably be expected to result in the revocation or termination of any such license, approval, consent, registration or permit.

Section 4.14 Real Property.

(a) Section 4.14 of the Seller Disclosure Schedule lists, as of the date of this Agreement, the address of each real property owned as of the date of this Agreement by any Transferred Entity or Related to the Business that is material to the operation of the Business (the “Business Owned Real Property”). The Seller or its applicable Subsidiary has fee simple or comparable valid title to all Business Owned Real Property owned by such entities, free and clear of all Liens, except Permitted Liens. Except as set forth on Section 4.14 of the Seller Disclosure Schedule, (i) the Business Owned Real Property is not subject to any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any of the Business Owned Real Property or any portion thereof or interest therein, and (ii) the Business Owned Real Property and the current use thereof comply in all material respects with all applicable Laws relating to land use and with all easements, covenants and other restrictions applicable thereto.

(b) Section 4.14 of the Seller Disclosure Schedule lists, as of the date of this Agreement, the address of each real property leased by any Transferred Entity or Related to the Business that is material to the operation of the Business, in each case, as the lessee (the “Business Leased Real Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) Seller or its applicable Subsidiary has a valid and enforceable leasehold estate in, and enjoy peaceful and undisturbed possession of, the Business Leased Real Property leased by such entity, subject to the Enforceability Exceptions and any Permitted Liens, and (ii) as of the date of this Agreement, neither Seller nor any Subsidiary has received any written notice from any lessor of such Business Leased Real Property of, nor to the Knowledge of Seller does there exist, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a default by the party that is the lessee or lessor of such Business Leased Real Property.

Section 4.15 Intellectual Property.

(a) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, to the Knowledge of Seller: (i) as of the date hereof, there are no pending or threatened written claims alleging the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; (ii) as of the date hereof, none of the Transferred Entities, Seller or any other member of the Seller Group has received any written notice since the date that is three (3) years prior to the date hereof alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any other Person; and (iii) the operation of the Business does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person. Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Business Intellectual Property is valid, subsisting and enforceable.

(b) To the Knowledge of Seller, each of the Transferred Entities, as applicable, has taken commercially reasonable steps to protect and maintain any material Trade Secrets included in the Business Intellectual Property.

(c) Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.15 are the sole and exclusive representations and warranties given by Seller with respect to Intellectual Property, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 4.16 Information Technology; Data Security.

(a) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, to the Knowledge of Seller the IT Assets operate and perform substantially as needed by the Transferred Entities to adequately conduct the Business as currently conducted.

(b) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, to the Knowledge of Seller, since the date that is three (3) years prior to the date hereof, the Business has not suffered a material security incident with respect to any Personal Data that required notice to be sent to affected individuals under applicable Data Protection Laws and which has resulted in, or could reasonably be expected to result in, any material Liability of the Transferred Entities or the Business. Seller and its Subsidiaries maintain and, since the date that is three (3) years prior to the date hereof, have maintained commercially reasonable physical, technical, and organizational security measures and policies designed to protect all Personal Data owned, stored, used, maintained or controlled by or on behalf of the Business from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure.

(c) Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.16 and Section 4.17 are the sole and exclusive representations and warranties given by Seller with respect to cyber and data security, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 4.17 Data Privacy.

(a) Except as would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, to the Knowledge of Seller, the Business is, and has been since the date that is three (3) years prior to the date hereof, in compliance in all material respects with applicable Laws and the Transferred Entities’ own public-facing privacy policies relating to privacy of Personal Data.

(b) Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in Section 4.16 and this Section 4.17 are the sole and exclusive representations and warranties given by Seller with respect to Personal Data and data privacy, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 4.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, as of the date of this Agreement,

(i) The Transferred Entities and the Seller Group to the extent related to the Business are, and for the last three (3) years have been, in substantial compliance with all applicable Environmental Laws;

(ii) The Transferred Entities and the Seller Group to the extent related to the Business hold, and are, and for the last three (3) years have been, in compliance with, all of the licenses, approvals, consents, registrations and permits required under applicable Environmental Laws to permit the Transferred Entities and the Seller Group to the extent related to the Business to operate their facilities in the manner in which they are now operated and to conduct the Business as currently conducted;

(iii) To the Knowledge of Seller, no Hazardous Materials have been Released by any Transferred Entity at the Business Owned Real Property or the Business Leased Real Property, in a quantity or manner that has resulted in contamination of the soil, groundwater, surface water or structures that requires such Transferred Entity to conduct investigation, removal, remediation or other response action under applicable Environmental Laws; and

(iv) There are no written claims or notices of violation pending or, to the Knowledge of Seller, threatened against the Transferred Entities or any member of the Seller Group to the extent related to the Business alleging violations of or liability under any Environmental Law.

(b) Section 4.18(b) of the Disclosure Schedule sets forth a listing of each address that, to Seller’s Knowledge, was but is not currently used by the Business at which Hazardous Materials were stored, used or generated.

(c) Notwithstanding any other provisions in this Agreement, Purchaser acknowledges and agrees that the representations and warranties contained in this Section 4.18 are the sole and exclusive representations and warranties given by Seller with respect to environmental, health and safety matters, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 4.19 Absence of Changes.

(a) From the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, there has not been any Business Material Adverse Effect that is continuing.

(b) Except in connection with the preparation for, or negotiation of, the transactions contemplated by this Agreement, from the date of the most recent balance sheet included in the Business Financial Statements to the date of this Agreement, (i) the Business has been operated in the Ordinary Course of Business in all material respects and (ii) Seller and its Subsidiaries have not taken any action that would be prohibited by clause (vi), (ix), (x) or (xi) of Section 6.4 if taken or proposed to be taken after the date hereof.

Section 4.20 Affiliate Matters. Except for any Contracts to be terminated pursuant to Section 6.8 and Contracts that are not necessary for Purchaser to conduct the Business in all material respects as it is conducted as of the date of this Agreement, and other than Contracts to provide the services that are to be provided in accordance with any Ancillary Agreement, Section 4.20 of the Seller Disclosure Schedule sets forth a list, which is correct and complete in all material respects as of the date hereof, of all Contracts between or among any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand.

Section 4.21 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which any Transferred Entity would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.

Section 4.22 Customers and Suppliers

(a) Section 4.22(a) of the Seller Disclosure Schedule sets forth (i) the top ten (10) customers of the Business (each a “Top Customer”), based on the dollar amount of revenues earned by the Business for the twelve (12) month period ended December 31, 2020, and (ii) the revenues generated from each Top Customer during such period.

(b) Section 4.22(b) of the Seller Disclosure Schedule sets forth (i) the top ten (10) suppliers of the Business (each a “Top Supplier”), determined on the basis of cost of items purchased by the Business for the twelve (12) month period ended December 31, 2020, and (ii) the amount of consideration paid to each Top Supplier during such period.

(c) No Top Customer or Top Supplier has (i) given any written notice to Seller that it intends to stop or decrease its business relationship with the Business or (ii) during the past twelve (12) months decreased its business relationship with the Business, except, in the case of clauses (i) and (ii), as would not reasonably be expected to be, individually or in the aggregate, material to the Business, taken as a whole.

Section 4.23 No Additional Representation or Warranties. Except as set forth in Article III and this Article IV, none of Seller, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Seller, the Transferred Entities or their respective Affiliates, or the Business.  Any such other representation or warranty is hereby expressly disclaimed.  In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in Article III and this Article IV, none of Seller, its Affiliates or any of its or their Representatives makes or has made any representation or warranty to Purchaser or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate or budget of future results or future financial condition relating to Seller, any of the Transferred Entities or the Business, or (b) any oral or written information presented to Purchaser or any of its Affiliates or Representatives in the course of their due diligence investigation of Seller, any of the Transferred Entities or the Business, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

Article V

REPRESENTATIONS AND WARRANTIES
REGARDING PURCHASER

Except as set forth in the disclosure schedule delivered to Seller prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Purchaser Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on its face, Purchaser hereby represents and warrants to Seller as follows:

Section 5.1 Organization and Qualification. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is a legal entity duly organized, validly existing and in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) under the Laws of the jurisdiction of its organization and Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and is qualified to do business and is in good standing (to the extent good standing is a legal principle applicable in such jurisdiction) as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.2 Authority. Purchaser and each Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement has all necessary corporate or similar power and authority, and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and, at the Closing, the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in each case to the extent such Person is a party to such Contract, in accordance with the terms hereof and thereof. No vote or other approval of the equityholders of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements or to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof, whether by reason of applicable Law, the Organizational Documents of Purchaser or any Affiliate of Purchaser that will, at the Closing, be a party to any Ancillary Agreement, the rules or requirements of any securities exchange, or otherwise. This Agreement has been duly and validly executed and delivered by Purchaser, and, assuming the due authorization, execution and delivery of this Agreement by Seller, constitutes, and each Ancillary Agreement when executed and delivered by Purchaser or its applicable Affiliates, assuming the due authorization, execution and delivery of such Ancillary Agreement by Seller or the applicable member of the Seller Group, will constitute, a valid, legal and binding agreement of Purchaser and/or its applicable Affiliates, enforceable against Purchaser and/or such Affiliates in accordance with its terms, subject to the Enforceability Exceptions.

Section 5.3 No Conflicts.

(a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser or any of its Affiliates for the execution, delivery and performance by Purchaser and/or its Affiliates, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with any applicable requirements of any Regulatory Laws, or (ii) any such filings, notices, permits, authorizations, registrations, consents or approvals, the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Assuming compliance with the items described in Section 5.3(a), neither the execution, delivery and performance of this Agreement or any Ancillary Agreement to which Purchaser or any of its Affiliates is a party, nor the consummation by Purchaser and/or its Affiliates, as applicable, of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach, violation or infringement of any provision of the respective Organizational Documents of Purchaser or its Affiliates, (ii) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Purchaser or any of its Affiliates or any of their respective properties or assets are bound, or (iii) violate any Law applicable to Purchaser or any of its Affiliates or any of their respective properties or assets, except, in the case of clause (ii) or clause (iii), as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Litigation. As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, and (b) neither Purchaser nor any of its Affiliates is subject to any outstanding Order, except as would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5 Broker’s Fee. Except as set forth in Section 5.5 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in respect of arrangements made by or on behalf of Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 5.6 Financing; Solvency.

(a) Purchaser has delivered to Seller a correct and complete fully executed copy of the commitment letter, dated as of July 24, 2021, between Purchaser and the Financing Sources, including all exhibits, schedules, annexes and amendments to such letter as in effect as of the date hereof (the “Commitment Letter”), under which and subject to the terms and conditions thereof the lenders thereunder have committed to lend the amounts set forth therein to Purchaser (the provision of such funds as set forth therein, the “Financing”). Purchaser has also delivered to Seller correct and complete fully executed copies of the fee letters (the “Fee Letters”) entered into in connection with the Commitment Letter; provided that the provisions in each of the Fee Letters related solely to fees and other commercially sensitive numbers and provisions therein may be redacted, in each case so long as such redactions do not impact the conditionality or the availability of the Financing on the Closing Date. As of the date hereof, the Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery hereof, and the respective commitments under the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect. As of the date hereof, except for the Commitment Letter and the Fee Letters, there are no other Contracts, side letters or other arrangements to which Purchaser is a party or by which Purchaser is bound relating to the availability, amount or conditionality of the Financing. As of the execution and delivery hereof, the Commitment Letter is in full force and effect and is the legal, valid and binding obligation of each of Purchaser and, to the Knowledge of Purchaser, the other parties thereto, subject to the Enforceability Exceptions. Purchaser has fully paid (or caused to be fully paid) any and all commitment fees or other similar fees required by the Commitment Letter or the Fee Letters to be paid on or before the date hereof. There are no conditions precedent express or implied related to the funding of the full amount of, or the availability of, or the timing for the receipt thereof, of the Financing under the Commitment Letter, other than as expressly provided in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, assuming the satisfaction of the conditions set forth in Article IX, the net cash proceeds contemplated from the Financing (or the net cash proceeds from securities or bank financing transactions, or any combination thereof, in each case that does not include a provision that would constitute a Prohibited Amendment, in replacement of the Financing, in whole or in part), together with cash on hand and marketable securities of Purchaser, will, in the aggregate, be sufficient to enable Purchaser to deliver the Closing Purchase Price to Seller as and when contemplated by this Agreement and pay any fees and expenses of or payable by Purchaser as and when contemplated by this Agreement..

(b) Assuming the accuracy of the representations and warranties of Seller contained in this Agreement, immediately after giving effect to the consummation of the Sale, Purchaser and its Subsidiaries, taken as a whole, will be Solvent. For purposes of this Section 5.6, “Solvent” shall mean, with respect to Purchaser and its Subsidiaries, taken as a whole, that: (a) the fair saleable value (determined on a going concern basis) of the assets of Purchaser and its Subsidiaries, taken as a whole, shall be greater than the total amount of the Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) of Purchaser and its Subsidiaries, taken as a whole, (b) Purchaser and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations in the Ordinary Course of Business as they become due, and (c) Purchaser and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are engaging or are about to engage.

Section 5.7 Investment Decision. Purchaser is acquiring the Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 5.8 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis were done by Purchaser and its Representatives. In entering into this Agreement, Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives (except the representations and warranties of Seller expressly set forth in Article III and Article IV). Purchaser hereby acknowledges and agrees that none of Seller, the Transferred Entities, their respective Affiliates or any of their respective Representatives or any other Person will have or be subject to any claim or Liability to Purchaser, its Affiliates or any of their respective Representatives or equityholders or any other Person resulting from the distribution to Purchaser, its Affiliates or their respective Representatives of, or Purchaser’s, its Affiliates’ or their respective Representatives’ use of, any information relating to Seller, the Transferred Entities or the Business, including any information, documents or material made available to Purchaser, its Affiliates or their respective Representatives, whether orally or in writing, in any data room (including the Data Room), any management presentations (formal or informal), functional “break-out” discussions, responses to questions submitted on behalf of Purchaser, its Affiliates or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement. Purchaser further acknowledges that no Representative of Seller, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article III or Article IV of this Agreement and subject to the limited remedies herein provided. Purchaser acknowledges that, should the Closing occur, Purchaser shall acquire the Transferred Entities and the Business without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in Article III or Article IV of this Agreement.

Section 5.9 No Other Representations or Warranties; No Reliance. Purchaser, on its own behalf and on behalf of its Affiliates, acknowledges and agrees that it has relied exclusively on the representations and warranties of Seller contained in Article III or Article IV and that, except for the representations and warranties of Seller contained in Article III or Article IV, none of Seller or any Affiliate thereof, or any other Person or entity on behalf of Seller or any Affiliate thereof, has made or makes, and Purchaser and its Affiliates have not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to the Business, Seller, the Transferred Entities, or any of their respective Affiliates, businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information (or any omissions therefrom) provided or made available to Purchaser or its Affiliates any of their respective Representatives by or on behalf of Seller or any Affiliate or Representative thereof. Purchaser acknowledges and agrees that none of Seller or any Affiliate thereof, or any other Person on behalf of Seller or any Affiliate thereof, has made or makes, and Purchaser has not relied, and will not rely, upon, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of Seller, the Transferred Entities or any Affiliates thereof or the Business.

Section 5.10 No Additional Representation or Warranties. Except as set forth in this Article V, or any certificate or other document entered into, made, delivered, or made available in connection herewith, none of Purchaser, its Affiliates or any of its or their Representatives makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of Purchaser or its Affiliates.  Any such other representation or warranty is hereby expressly disclaimed.

Article VI

COVENANTS OF THE PARTIES

Section 6.1 Access to Books and Records.

(a) After the date of this Agreement until the Closing, and subject to the requirements of applicable Laws and applicable Pandemic Measures, Seller shall cause the Transferred Entities to afford to Representatives of Purchaser reasonable access to the personnel, books and records of the Business, under the supervision of the personnel of Seller or its Subsidiaries, during normal business hours and in accordance with the procedures established by Seller, in each case, as is reasonably requested in writing by Purchaser or its Representatives for purposes of integration planning following the consummation of the transactions contemplated by this Agreement; provided that none of Seller or the Transferred Entities shall be required to make available Transferred Entity Employee personnel files until after the Closing Date; provided, further, that Seller and the Transferred Entities shall not be required to make available medical records, workers compensation records, the results of any drug testing or other sensitive or personal information if doing so could result in a violation of applicable Law; provided, further, that any such access shall be subject to feasibility and permissibility under applicable Laws (including any Pandemic Measures). Purchaser shall indemnify and hold Seller and its Affiliates harmless against any Liabilities arising out of or relating to any transfer requested by or on behalf of Purchaser or its Affiliates of any such personnel files. Notwithstanding anything to the contrary contained in this Section 6.1(a), Sellers and the Transferred Entities may withhold any document (or portions thereof) or information (i) that is of a competitively sensitive nature, (ii) that is subject to the terms of a non-disclosure agreement or similar undertaking with a third party, (iii) that may constitute privileged attorney-client communications or attorney work product or (iv) if the provision of access to such document (or portion thereof) or information, as determined by Seller or any Transferred Entity in good faith, could reasonably be expected to conflict with applicable Contracts or Laws; provided, that (A) in the case of clause (i), Seller and Purchaser shall use commercially reasonable efforts to identify and pursue a permissible method (such as a “clean room” arrangement) to permit Seller to share such competitively sensitive information and (B) in the case of clauses (ii) through (iv), Seller and Purchaser shall use commercially reasonable efforts to identify and pursue a permissible method of providing such disclosure without violating such Contracts or Laws and without resulting in a loss of such attorney-client privileges or attorney work product protection. All information and documents provided pursuant to this Section 6.1(a) will be subject to the Confidentiality Agreement, and Purchaser acknowledges and agrees that it has and will continue to abide by, and will cause its Representatives to continue to abide by, the terms of such Confidentiality Agreement.

(b) Purchaser agrees that any access granted under Section 6.1(a) shall not interfere unreasonably with the operation of the Business or any other business of Seller or its Affiliates. Purchaser and its Affiliates and its and their respective Representatives shall not communicate with any of the employees, customers, suppliers, financing sources, lenders and other business relations of Seller or its Affiliates (other than in the ordinary course of business and unrelated to the transactions contemplated by this Agreement and the Ancillary Agreements) without the prior written consent of Seller.

(c) At and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford Seller and its Representatives, during normal business hours, upon reasonable notice, access to the books, records, properties and employees of each Transferred Entity and the Business to the extent that such access may be reasonably requested for reasonable business purposes, including in connection with financial statements, any potential Action or investigation by or before a Governmental Entity (including in connection with the matters covered under Section 6.10) and SEC or other Governmental Entity reporting obligations; provided that nothing in this Agreement shall limit any rights of discovery of Seller or its Affiliates.

(d) Purchaser agrees to hold, and to cause the applicable Transferred Entities to hold, all the books and records of each Transferred Entity or the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law, and thereafter, if any of them desires to destroy or dispose of such books and records, to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Seller.

(e) Section 6.1(c) and Section 6.1(d) shall not apply to Taxes or Tax matters, which are the subject of Section 8.2.

Section 6.2 Confidentiality.

(a) The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing. The parties hereto expressly agree that, notwithstanding any provision of the Confidentiality Agreement to the contrary, including with respect to termination thereof, if, for any reason, the Sale is not consummated, the Confidentiality Agreement shall continue in full force and effect until the second (2nd) anniversary following termination of this Agreement and otherwise in accordance with its terms. Notwithstanding the foregoing, Purchaser will be permitted to disclose information to any Financing Sources and/or to rating agencies (and, in each case, to their respective counsel and auditors) so long as each such Person acknowledges the confidential nature of such information and agrees to, or is bound by contractual or professional or fiduciary obligations to, keep such information confidential.

(b) For a period of thirty-six (36) months from the Closing Date, Seller shall, and shall cause its Subsidiaries to, hold in confidence and not use for any purpose any nonpublic information that is proprietary or competitively sensitive (“Confidential Business Information”) to the extent relating to any Transferred Entity and/or the Business from and after the Closing; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Seller or any of its Subsidiaries from and after the Closing from a third-party source that is not known by Seller or its applicable Subsidiaries to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Seller or any of its Subsidiaries of this Section 6.2(b), (iii) to the extent used by Seller or any of its Subsidiaries (A) to enforce its or their rights in any Action, (B) in connection with any financial reporting requirements or (C) to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Seller or any of its Subsidiaries, on the one hand, and Purchaser or any of its Affiliates, on the other hand, (iv) that is, following the Closing, independently developed or derived by Seller or any of its Subsidiaries without use of such Confidential Business Information or (v) that Seller or any of its Subsidiaries is required by Law or required or requested pursuant to legal or regulatory process to disclose.

(c) For a period of thirty-six (36) months from and after the Closing Date, Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, hold in confidence and not use for any purpose any Confidential Business Information to the extent relating to the Retained Businesses from and after the Closing; provided that the foregoing restriction shall not apply to information (i) that becomes available on a non-confidential basis to Purchaser or any of its Affiliates from and after the Closing from a third-party source that is not known by Purchaser or its applicable Affiliates to be under any obligations of confidentiality with respect to such information, (ii) that is in the public domain or enters into the public domain other than as a result of breach by Purchaser or any of its Affiliates of this Section 6.2(c), (iii) to the extent used by Purchaser or any of its Affiliates to comply with the terms of this Agreement or any of the Ancillary Agreements or any other Contract between Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Subsidiaries, on the other hand, (iv) that is, following the Closing, independently developed or derived by Purchaser or any of its Affiliates without use of such Confidential Business Information or (v) that Purchaser or any of its Affiliates is required by Law or required or requested pursuant to legal or regulatory process to disclose.

Section 6.3 Required Actions.

(a) Purchaser and Seller shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective in an expeditious manner the Sale and the other transactions contemplated by this Agreement, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Sale and the other transactions contemplated by this Agreement and (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Entity (“Regulatory Approvals”) (which actions shall include furnishing all information required under any Regulatory Laws) required to be obtained or made by Purchaser or Seller or any of their respective Affiliates in connection with the Sale and the other transactions contemplated by this Agreement or otherwise become applicable to the transactions contemplated by this Agreement. Additionally, each of Seller and Purchaser shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement and shall not (and shall cause each of their respective Affiliates and Representatives not to) take any action after the date of this Agreement that would reasonably be expected to (A) prevent, delay or impede the obtaining of, or result in not obtaining, any Regulatory Approvals required to be obtained or made by Purchaser or Seller or any of their respective Affiliates in connection with the Sale and the other transactions contemplated by this Agreement, or (B) otherwise cause any of the conditions set forth in Article IX of this Agreement to fail to be satisfied or prevent, delay or impede the consummation of the Sale or any other transaction contemplated by this Agreement.

(b) Prior to the Closing, to the extent not prohibited by applicable Law, Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Sale and the other transactions contemplated by this Agreement and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each of Seller and Purchaser shall promptly consult with the other party to provide any necessary information with respect to all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Sale and the other transactions contemplated by this Agreement. Subject to the Confidentiality Agreement and Section 6.2, to the extent not prohibited by applicable Law, each party to this Agreement shall promptly inform the other party to this Agreement, and if in writing, furnish the other party with copies of (or, in the case of oral communications, advise the other party of) any material communication from any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any Action by a private party relating to any Regulatory Laws in connection with this Agreement or the Sale or the other transactions contemplated by this Agreement, and permit the other party to review and discuss reasonably in advance, and consider in good faith the views of the other party in connection with, any proposed written or oral communication, correspondence or submission with or to any such Governmental Entity or other such Person. If any party to this Agreement or any Representative of such party receives a request for additional information or documentary material from any Governmental Entity with respect to the Sale or the other transactions contemplated by this Agreement, then such party will make, or cause to be made, promptly and after consultation with the other party to this Agreement, an appropriate response in compliance with such request. Purchaser or its Representatives, on one hand, and Seller or its Representatives, on the other hand, shall not participate in any meeting (including telephone conversation, video conference, or other discussion) with any Governmental Entity in connection with this Agreement or the Sale, or with any other Person in connection with any Action by a private party relating to any Regulatory Laws in connection with this Agreement or the Sale, or make oral submissions at meetings or in telephone or other conversations, unless it consults with the other party reasonably in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other party under this Agreement as “outside counsel/in-house counsel only.” Such designated materials and any materials provided by Purchaser to Seller or by Seller to Purchaser pursuant to this Section 6.3, and the information contained therein, shall be given only to the outside legal counsel and in-house counsel of the recipient and shall not be disclosed by such outside counsel and in-house counsel to employees (other than in-house counsel), officers or directors of the recipient, unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel; it being understood that materials provided pursuant to this Agreement may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to protect privileged attorney-client communications or attorney work product.

(c) Purchaser and Seller shall file or cause to be filed, as promptly as practicable, but in any event no later than fifteen (15) Business Days after the date of this Agreement, notifications under the HSR Act, and Purchaser and Seller shall file or cause to be filed, no later than ten (10) Business Days after the date of this Agreement, any other filings and/or notifications under applicable Regulatory Laws.

(d) Purchaser shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Sale and the other transactions contemplated by this Agreement under any Regulatory Laws. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging the Sale or the other transactions contemplated by this Agreement as violative of any Regulatory Laws, Purchaser shall use its reasonable best efforts to initiate and/or participate in any Actions, whether judicial or administrative, to (i) oppose or defend against any Action by any Governmental Entity to prevent or enjoin the consummation of the Sale or the other transactions contemplated by this Agreement and/or (ii) take such action as necessary to overturn any regulatory Action by any Governmental Entity to block the consummation of the Sale or the other transactions contemplated by this Agreement, including by defending any such Action brought by any Governmental Entity to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal, or prohibits the consummation of, the Sale or the other transactions contemplated by this Agreement resulting from any such Action.

(e) Notwithstanding any other provision of this Agreement, Purchaser shall take all actions necessary to avoid or eliminate each and every impediment under any Regulatory Laws so as to enable the Closing to occur in an expeditious manner (and in any event no later than the Outside Date), including (i) proposing, negotiating, agreeing to, committing to and effecting, by consent decree, hold separate Order, or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of the Transferred Entities, Purchaser and their respective Subsidiaries, and (ii) otherwise taking or committing to take actions, or agreeing to restrictions, that after the Closing would limit Purchaser’s, the Transferred Entities’ or their respective Subsidiaries’ freedom of action with respect to, or its or their ability to retain, any businesses, product lines or assets of the Transferred Entities, Purchaser and their respective Subsidiaries. No actions taken pursuant to this Section 6.3(e) shall be considered for purposes of determining whether a Business Material Adverse Effect has occurred or may occur.

(f) Whether or not the Sale is consummated and, if the Sale is consummated, whether before, at or after the Closing, Purchaser shall be responsible for all fees and payments (including filing fees and legal, economist and other professional fees) to any third party or any Governmental Entity to obtain any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval pursuant to this Section 6.3, other than the fees of and payments to Seller’s legal and professional advisors.

Section 6.4 Conduct of Business.

(a) From the date of this Agreement through the earlier of the Closing or the termination of this Agreement, except (i) as otherwise required or contemplated by this Agreement (including any actions, elections or transactions undertaken in connection with the Pre-Closing Restructuring, Section 6.7 or Section 6.8), (ii) as required by or to comply with any Law or Contract, (iii) to the extent relating to any Retained Business or Retained Liability, (iv) as disclosed in Section 6.4(a) of the Seller Disclosure Schedule or (v) as otherwise consented to by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall cause its Subsidiaries to, in each case, solely with respect to the Business:

(i) use reasonable best efforts to conduct the Business in the Ordinary Course of Business; provided, that (A) no action taken by Seller or any Transferred Entity to the extent expressly permitted by an exception to any of Section 6.4(a)(ii) through Section 6.4(a)(xi) shall be a breach of this Section 6.4(a)(i) and (B) Seller’s or any Transferred Entity’s failure to take any action prohibited by any of Section 6.4(a)(ii) through Section 6.4(a)(xi) shall not be deemed to be a breach of this Section 6.4(a)(i);

(ii) not (A) amend their Organizational Documents in any manner adverse to Purchaser, (B) split, combine or reclassify their outstanding Equity Interests in any manner adverse to Purchaser, or (C) declare, set aside or pay any non-Cash dividend or non-Cash distribution to any Person other than a Transferred Entity;

(iii) other than to a Transferred Entity, not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any Equity Interests (other than pledges existing on the date hereof to be released at Closing);

(iv) not (A) incur in excess of $5,000,000 aggregate principal amount of indebtedness for borrowed money outstanding at any time (other than intercompany indebtedness, or any borrowings under revolving credit facilities or Indebtedness that may be prepaid at or prior to Closing); (B) make any material acquisition of any assets or businesses in excess of $2,500,000 individually or $5,000,000 in the aggregate other than acquisitions of supplies, equipment, bandwidth or other assets for the purpose of being used in the Ordinary Course of Business or any capital expenditure (which is governed by Section 6.4(a)(vii)), (C) sell or dispose of any material assets or businesses in excess of $2,500,000 individually or $5,000,000 in the aggregate other than in the Ordinary Course of Business with respect to inventory or obsolete equipment, or (D) sell, assign, transfer, abandon, or permit to lapse any material Business Intellectual Property;

(v) except (A) as may be required by applicable Law or any Seller Benefit Plan or Transferred Entity Benefit Plan, (B) in connection with any action that generally applies to Transferred Entity Employees and other similarly situated employees of the Seller Group, or (C) for any grant for which the Seller Group would be economically responsible under this Agreement, not grant to any Business Employee whose annual base salary exceeds $165,000 any material increase in compensation or benefits, including severance or termination pay, or adopt, enter into or materially amend any material Transferred Entity Benefit Plan;

(vi) not make any material change to its methods of financial accounting, except as required by a change in, or to comply with, GAAP (or any interpretation thereof) or applicable Law;

(vii) except as set forth in the capital budget of the Business made available to Purchaser prior to the date hereof, not commit or authorize any commitment to make any capital expenditures in excess of $5,000,000 in the aggregate;

(viii) not merge or consolidate with any Person other than another Transferred Entity;

(ix) in each case other than any such action to the extent related to the Seller Group or in respect of any Seller Consolidated Tax Return, not (A) change or revoke any material Tax election, (B) change any annual accounting period for Tax purposes, (C) change any material method of accounting for Tax purposes or (D) settle any claim or assessment in respect of a material amount of Taxes, in each case except for any action that would not reasonably be expected to result in a material increase in the Tax liability of any Transferred Entity in any Post-Closing Tax Period;

(x) not (A) materially amend, voluntarily terminate (other than in accordance with its terms) or voluntarily cancel any Business Material Contract in a manner that is adverse to the Business or (B) enter into any Contract that if in effect on the date hereof would be a Business Material Contract, other than, in the case of each of clause (A) and clause (B), in the Ordinary Course of Business;

(xi) not settle or compromise any Action, or enter into any consent decree or settlement agreement with any Governmental Entity, against any Transferred Entity, in each case, other than settlements or compromises of any Action in the Ordinary Course of Business or where the amount paid in settlement or compromise (in excess of amounts covered by a third-party indemnity or insurance) does not exceed $2,500,000 individually or $5,000,000 in the aggregate, it being agreed and understood that this clause (xi) shall not apply with respect to Tax matters, which shall be exclusively governed by Section 6.4(a)(ix); or

(xii) not agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Agreement (including Section 6.4(a)), Seller or the Transferred Entities may take measures or sustain impacts on the Business as a result of COVID-19, and nothing herein (including Section 6.4(a)) shall prevent Seller from causing the Transferred Entities to take, or the Transferred Entities from taking, any reasonable measures (including as a response to any Pandemic Measures) Seller or any of the Transferred Entities deems fit in relation to the Business as a result thereof, nor shall any such action (or inaction) or impact sustained by the Transferred Entities or the Business be deemed a breach of this Agreement (including Section 6.4(a)). Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s or any of its Affiliates’ (including the Transferred Entities’) businesses or operations.

Section 6.5 Consents; Shared Contracts.

(a) Without limiting Section 6.3 in any respect, Seller and Purchaser shall, and shall cause their respective Representative to, use commercially reasonable efforts, and reasonably cooperate with each other, to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement under Business Material Contracts at or prior to the Closing.

(b) Without limiting Section 6.3 in any respect, to the extent that transfers of Permits issued by any Governmental Entity are required to be made to or from a Transferred Entity in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use commercially reasonable efforts, and reasonably cooperate with each other, to effect such transfers at or prior to the Closing.

(c) Except as otherwise agreed in writing by Seller and Purchaser or as otherwise provided in this Agreement or any Ancillary Agreement, and except with respect to any Shared Contracts set forth on Section 6.5(c) of the Seller Disclosure Schedule, until the earlier of twelve (12) months following the Closing Date and the expiration or termination date of the applicable Shared Contract (for these purposes, disregarding any renewal or extension of any Shared Contracts after the Closing), Seller and Purchaser shall (and shall cause their Representatives to) use commercially reasonable efforts to, at no cost to Seller or its Representatives, obtain or structure an arrangement for the applicable Transferred Entity to receive the rights and benefits, and bear the obligations and burdens, of such portion of any such Shared Contract to the extent relating to the Business, as reasonably determined by Seller; provided that Seller and its Representatives shall not be required to take any action that would constitute a breach or other contravention of the rights of any Person(s), be ineffective under, or contravene, applicable Law or any such Shared Contract or adversely affect the contractual rights of Seller or any of its Affiliates.

(d) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Transferred Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment or transfer thereof, without the consent of a third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law, and such consent of a third party (including any Governmental Entity) is not obtained on or prior to the Closing Date. Subject to Section 6.3, Seller shall, and shall cause each of the other members of the Seller Group to, prior to the Closing, use its commercially reasonable efforts to obtain any consent necessary for the transfer or assignment of any such Transferred Asset, claim, right or benefit to Purchaser; provided, however, that nothing in this Section 6.5(d) shall require any member of the Seller Group or any of their Affiliates to make any payment or other concession to such counterparty, or commence or participate in any Action, in each case, in connection with this Section 6.5(d), in each case, other than payment obligations that are borne by Purchaser. If, on the Closing Date, any such consent has not been obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law, for the twelve (12)-month period concluding on the first anniversary of the Closing Date, the Seller and Purchaser shall, subject to Section 6.3 (or, with respect to any Transferred Asset that is a Contract, until the earlier of the expiration or termination of such Contract in accordance with its terms), reasonably cooperate in a mutually agreeable arrangement (i) under which Purchaser would, in compliance with Law, obtain the benefits and assume the obligations and bear the economic burdens and other Liabilities associated with such Transferred Asset, claim, right or benefit in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser or (ii) under which the applicable member of the Seller Group would enforce for the benefit (and at the expense) of Purchaser any and all of the rights of Seller and its Subsidiaries against a third party associated with such Transferred Asset, claim, right or benefit, and the Seller would promptly pay to Purchaser when received all monies received by them under any such Transferred Asset, claim, right or benefit (net of the Seller Group’s expenses incurred in connection with any assignment contemplated by this Section 6.5).

(e) Notwithstanding anything to the contrary contained herein, neither Seller nor any of its Representatives shall have any obligation to make any payments or incur any Liability to obtain any consents of third parties or effect the transfers or arrangements contemplated by this Section 6.5, and the failure to receive any such consents or to effect any such transfers or arrangements shall not be taken into account with respect to whether any condition to the Closing set forth in Article IX shall have been satisfied.

Section 6.6 Public Announcements. No party to this Agreement nor any Representative of such party shall issue or cause the publication of any press release or make any public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules (it being acknowledged that Seller may disclose this Agreement and the transactions contemplated hereby on a Form 6-K and other filings pursuant to the Securities Act or Exchange Act), or (b) to the extent the contents of such release or announcement have previously been released publicly, or are consistent in all material respects with materials or disclosures that have previously been released publicly, by a party hereto without violation of this Section 6.6. The parties hereto agree that the initial press release to be issued with respect to the execution of this Agreement shall be in the form heretofore agreed to by Seller and Purchaser.

Section 6.7 Intercompany Accounts; Cash. At or prior to the Closing, (a) all intercompany accounts between any member of the Seller Group, on the one hand, and any Transferred Entity, on the other hand, shall be settled or otherwise eliminated and (b) any and all Cash of the Transferred Entities may be taken from the Transferred Entities by Seller or other Affiliates of Seller (including, for the avoidance of doubt, through cash sweeps, dividend payments, distributions, share redemptions, recapitalizations and the settling of intercompany loans accounts). Notwithstanding anything to the contrary in this Agreement, (i) intercompany accounts between or among any of the Transferred Entities and (ii) trade accounts payable and receivable created in the Ordinary Course of Business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, shall not be required to have been eliminated at or prior the Closing.

Section 6.8 Termination of Intercompany Arrangements. Effective at the Closing, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Seller Group, on the one hand, and any Transferred Entity on the other hand, that are not otherwise covered by Section 6.7, shall be terminated without any party having any continuing obligations or Liability to the other, except for (a) this Agreement and the Ancillary Agreements and (b) the other arrangements, understandings or Contracts listed in Section 6.8 of the Seller Disclosure Schedule.

Section 6.9 Guarantees; Commitments.

(a) Without limiting Section 6.9(b) in any respect, Purchaser shall use its reasonable best efforts, at its sole expense, to cause itself or its Affiliates to be substituted in all respects for Seller and any of its Affiliates, and for Seller and its Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause Seller and its Affiliates to be released in respect of), all obligations of Seller and its Affiliates under each Guarantee (including, in each case, by delivering at Closing (i) executed agreements to assume reimbursement obligations for such Guarantees, (ii) executed instruments of guaranty, letters of credit or other instruments requested by any banks, landlords, customers or other counterparties with respect to any Guarantees, and (iii) any other documents reasonably requested by Seller in connection with Section 6.9). In furtherance and not in limitation of the foregoing, at the request of Seller or any of its Affiliates, Purchaser shall and shall cause its Affiliates to assign or cause to be assigned any Contract or Permit underlying such Guarantee to an Affiliate of Purchaser meeting the applicable net worth and other requirements in such Contract or Permit to give effect to the provisions of the preceding sentence. For any Guarantees for which Purchaser or any Transferred Entity is not substituted in all respects for Seller and its Affiliates (or for which Seller or any of its Affiliates is not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Seller and its Affiliates to be released in respect thereof), Purchaser shall continue to use its reasonable best efforts and shall cause its Affiliates to use their reasonable best efforts to effect such substitution or termination and release as soon as practicable after the Closing. Without limiting the foregoing, Purchaser shall not, and shall cause its Affiliates not to, extend or renew any Contract or Permit containing or underlying a Guarantee unless, prior to or concurrently with such extension or renewal, Purchaser or the Transferred Entities are substituted in all respects for Seller and its Affiliates, and Seller and its Affiliates are released, in respect of all obligations under such Guarantee.

(b) From and after the Closing, Purchaser and the Transferred Entities shall, jointly and severally, indemnify and hold harmless Seller and any of its Affiliates against any Liabilities that Seller or any of its Affiliates suffer, incur or are liable for by reason of or arising out of or in connection with (i) Seller or any of its Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, contribution, surety bond, letter of credit, letter of comfort, commitment or other similar obligation to the extent relating to the Business or any Transferred Entities, in each case whether arising from Contract, Permit, operation of Law or otherwise (collectively, the “Guarantees”), (ii) any claim or demand for payment made to Seller or any of its Affiliates with respect to any of the Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Guarantee, and shall, as promptly as practicable but in no event later than five (5) Business Days following receipt of written notice from Seller, reimburse Seller for any Losses incurred in connection with any of the foregoing clauses (i) through (iii). For the avoidance of doubt, and not in limitation of the foregoing, upon and after the Closing, Seller and its Affiliates may terminate any or all Guarantees. At the request of Seller, Purchaser shall provide Seller and its Affiliates with a letter of credit or bond in an amount directed by Seller equal to Seller’s and its Affiliates’ aggregate potential Liability in respect of any Guarantee for which Seller or any its Affiliates is entitled to be indemnified or reimbursed pursuant to this Section 6.9(b).

Section 6.10 Insurance. From and after the Closing, the Transferred Entities shall cease to be insured by the Seller Group’s current and historical insurance policies or programs or by any of its current and historical self-insured programs, and none of the Transferred Entities, Purchaser or its other Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the Transferred Entities or any Liability of the Transferred Entities or of or arising from the operation of the Business or any Transferred Entity; provided, however, that the Transferred Entities shall continue to be entitled to any applicable liability insurance coverage under the Seller Group’s current or historical insurance policies, as applicable, only for claims against the Transferred Entities that were both pending as of Closing and reported to the applicable insurer(s) as of Closing. Any entitlement to insurance coverage under the Seller Group’s current or historical insurance policies conferred upon the Transferred Entities by the preceding sentence is expressly contingent upon the Transferred Entities satisfying any self-insured retention, deductible or other insurance-related charges related to such claim. For the avoidance of doubt, the Seller Group shall have no obligation for any self-insured retentions, deductibles or other insurance-related charges related to any claims against any of the Transferred Entities, including but not limited to claims for which the Transferred Entities are entitled to insurance coverage under the Seller Group’s current or historical insurance policies pursuant to this paragraph. The Transferred Entities agree to indemnify the Seller Group and hold the Seller Group harmless for and against any self-insured retentions, deductibles or other insurance-related charges under the Seller Group’s current and historical policies arising out of or related to any claim asserted against the Transferred Entities. The Seller Group may amend, effective at the Closing, any insurance policies and ancillary arrangements in the manner Seller deems appropriate to give effect to this Section 6.10. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Transferred Entities and the Business. Purchaser further covenants and agrees not to (directly or through the Transferred Entities) seek to assert or to exercise any rights or claims of any Transferred Entities or the Business under or in respect of any past or current insurance policy of the Seller Group under which any Transferred Entity or the Business is a named insured.

Section 6.11 D&O Indemnity.

(a) The parties hereto agree that all rights to indemnification, advancement of expenses and exculpation from liability for or in connection with acts or omissions occurring at any time prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereunder), that now exist in favor of any Person who prior to or on the Closing Date is or was a current or former director, manager, officer or employee of a Transferred Entity, or who at the request of Seller or any of its Affiliates served prior to or on the Closing Date in connection with the Business as a director, officer, member, manager, employee, trustee or fiduciary of any other entity of any type (each, a “D&O Indemnified Person”), including as provided in the Organizational Documents of a Transferred Entity, or in any Contract between a D&O Indemnified Person and a Transferred Entity (an “Indemnity Agreement”), will survive the Closing and will continue in full force and effect for six (6) years following the Closing Date. In furtherance of the foregoing, for the six (6) year period following the Closing Date, Purchaser will cause the Transferred Entities to, and the Transferred Entities shall (i) maintain in the Organizational Documents of each of the Transferred Entities provisions with respect to indemnification, advancement of expenses and exculpation from liability that in each such respect are at least as favorable to each D&O Indemnified Person as those contained in each Transferred Entity’s respective Organizational Documents, as applicable, as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any D&O Indemnified Person and (ii) continue each Indemnity Agreement without termination, revocation, amendment or other modification that would adversely affect the rights thereunder of any D&O Indemnified Person.

(b) If Purchaser or any Transferred Entity (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any other Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, proper provision will be made so that such other Person fully assumes the obligations set forth in this Section 6.11.

(c) During the period commencing on the Closing Date and ending on the sixth (6th) anniversary of the Closing Date, the Transferred Entities will (and Purchaser will cause the Transferred Entities to) maintain in effect the Transferred Entities’ current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring on or prior to the Closing Date on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance.

(d) The provisions of this Section 6.11 will survive the Closing. This Section 6.11 will be for the irrevocable benefit of, and will be enforceable by, each D&O Indemnified Person and his or her respective heirs, executors, administrators, estates, successors and assigns, and each such Person will be an express intended third party beneficiary of this Agreement for such purposes. Purchaser will pay, or will cause the Transferred Entities to pay, as and when incurred by any Person referred to in the immediately preceding sentence, all fees, costs, charges and expenses (including attorneys’ fees and expenses) incurred by such Person in enforcing such Person’s rights under this Section 6.11. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 will not be terminated, revoked, modified or amended in any way so as to adversely affect any Person referred to in the second sentence of this Section 6.11(d) without the written consent of such Person. With respect to any right to indemnification or advancement for actual or claimed acts or omissions occurring prior to or on the Closing Date (including in connection with this Agreement and the transactions contemplated hereby), each Transferred Entity, as applicable, will be the indemnitor of first resort, responsible for all such indemnification and advancement that any D&O Indemnified Person may otherwise have from any direct or indirect, current or former stockholder or equityholder of any of the Transferred Entities (or any current or former Affiliate of such stockholder or equityholder) and without right to seek or obtain subrogation, indemnity or contribution.

Section 6.12 Litigation Support. In the event and for so long as any party hereto or any of its respective Affiliates is prosecuting, contesting or defending any Action, investigation, charge, claim, or demand by or against a third party (other than an Action brought against or by the other party hereto or any Affiliate of such other party) in connection with (a) any transactions contemplated under this Agreement or (b) any fact, situation, circumstance or transaction relating to, in connection with or arising from the Retained Businesses, the Business or the Transferred Entities (including, for the avoidance of doubt, any portion of the Retained Businesses that was historically part of a Transferred Entity), as applicable, Purchaser or Seller, as applicable, shall, and shall cause its respective Affiliates (and shall use its commercially reasonable efforts to cause its and their other Representatives) to, at the expense of the other party, use commercially reasonable efforts to cooperate with the other party (or its applicable Affiliates), and its counsel in such prosecution, contest or defense, including using commercially reasonable efforts to make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense. From and after the Closing, (i) Seller hereby agrees to, to the extent applicable, move for substitution or take similar actions under applicable Law for Purchaser or one of its Affiliates to be substituted in any and all Actions related to the Business for any member of the Seller Group, and for such member of the Seller Group to be released from any and all such Actions effective as of the Closing and (ii) Purchaser hereby agrees to, or to cause its Affiliates to, to the extent applicable, move for substitution or take similar actions under applicable Law for Seller or one or more of its Affiliates to be substituted in any and all Actions not Related to the Business for any Transferred Entities, and to move for the Transferred Entities to be released from any and all such Actions. In the event of any conflict between this Section 6.12 and Article VIII, Article VIII shall control.

Section 6.13 Misdirected Payments.

(a) Except as otherwise provided in this Agreement or any Ancillary Agreement, following the Closing, (i) if any payments due with respect to the Business are paid in error to any member of the Seller Group, Seller shall, or shall cause the applicable member of the Seller Group to, promptly remit by wire or draft such payment to an account designated in writing by Purchaser and (ii) if any payments due with respect to the Retained Businesses are paid in error to Purchaser, the Transferred Entities or their Affiliates, Purchaser shall, or cause its Affiliates to, promptly remit by wire or draft such payment to an account designated in writing by Seller.

(b) The parties shall reasonably cooperate to effect any transfers or other arrangements described in Section 6.13(a) in a manner that is Tax efficient for the parties and their respective Affiliates, including by treating the Person initially in possession of any such payment referenced in Section 6.13(a) after the Closing as holding such payment as an agent or nominee for the transferee thereof for all Tax purposes, to the extent permitted by applicable Law. For the avoidance of doubt, Section 6.13(a) shall not apply to Tax Refunds or credits, which are governed by Section 8.9.

(c) From time to time following the Closing, Purchaser and Seller shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all reasonable further conveyances, notices, assumptions, releases and acquittances and such instruments, and shall take such reasonable actions as may be reasonably necessary or appropriate to make effective the transactions contemplated hereby as may be reasonably requested by the other party (including transferring to Purchaser (and having Purchaser assume) (i) each Transferred Asset, each Assumed Liability and each Distributed Asset that was not transferred to Purchaser or its Affiliates at the Closing and (ii) any Transferred Asset and any Distributed Asset that is transferred or paid to Seller or its Affiliates by a third party after the Closing).

Section 6.14 Use of Seller Names; License.

(a) Except as expressly provided in this Section 6.14 and the Marks included in the Business Intellectual Property, neither Purchaser nor any of its Affiliates (including, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks of Seller or any of its Affiliates, including Seller’s ABB logo, the word “ABB”, and Seller’s “Baldor”, “Value Formula”, “Vp=Qp x Sp/C x T” and “VS” word and design Marks, or any variations or derivatives thereof or any names, trademarks, service Marks or logos of Seller or any of its Affiliates, or any name, trademark, service Mark or logo that is similar to any of the foregoing (collectively, the “Seller Names”).

(b) The Transferred Entities may continue temporarily to use the Seller Names following the Closing, and solely in a manner consistent with the continued operation of the Business immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Purchaser shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with Seller or any of its Affiliates and (ii) use commercially reasonable efforts to minimize and eliminate use of the Seller Names by the Transferred Entities. In any event, as soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter) Purchaser shall and shall cause each of the Transferred Entities to, (A) cease and discontinue use of all Seller Names and (B) complete the removal of the Seller Names from all products, signage, vehicles, properties, technical information, stationery and promotional, any electronic medium or website, or other marketing materials and other assets.

(c) Purchaser agrees that use of the Seller Names by the Transferred Entities pursuant to this Section 6.14 shall be at a level of quality equal to or greater than that used by the Transferred Entities in the operation of the Business immediately prior to the Closing and such use shall comply with all applicable Laws and industry practices. All goodwill associated with such use shall inure to the benefit of the owner of the Seller Names. Neither Purchaser nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Seller Names or the goodwill of Seller and its Affiliates associated therewith. Without limiting the foregoing, Purchaser and its Affiliates shall not (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Seller Name, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Seller Name, or (iii) contest the ownership or validity of any Seller Name. Without limitation to any other remedies, if Purchaser or its Affiliates fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of Seller or any of its Affiliates in relation to the use of the Seller Names, Seller may immediately terminate the rights provided to Purchaser hereunder and Seller shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 12.11.

Section 6.15 Use of Transferred Marks; License.

(a) Except as expressly provided in this Section 6.15, neither Seller nor any of its Affiliates (excluding, from and after the Closing, the Transferred Entities) shall use, or have or acquire the right to use or any other rights in, any Marks included in the Business Intellectual Property or Transferred Assets or any variations or derivatives thereof (collectively, the “Transferred Marks”).

(b) Seller and its Affiliates may continue temporarily to use the Transferred Marks following the Closing, and solely in a manner consistent with the continued operation of their respective businesses immediately prior to the Closing, to the extent used immediately prior to the Closing, so long as Seller shall, and shall cause its Affiliates, to (i) immediately after the Closing, cease to hold itself out as having any affiliation with the Transferred Entities and (ii) use commercially reasonable efforts to minimize and eliminate use of the Transferred Marks by it or any of its Affiliates. In any event, as soon as practicable after the Closing Date (and in any event within ninety (90) days thereafter) Seller shall and shall cause each of Affiliates, as applicable, to, (A) cease and discontinue use of all Transferred Marks and (B) complete the removal of the Transferred Marks from all products, signage, vehicles, properties, technical information, stationery and promotional or other marketing materials, any electronic medium or website, and other assets.

(c) Seller agrees that use of the Transferred Marks by Seller or any of its Affiliates pursuant to this Section 6.15 shall be at a level of quality equal to or greater than that used by Seller and its Affiliates in the operation of their respective businesses immediately prior to the Closing and such use shall comply with all applicable Laws and industry practices. All goodwill associated with such use shall inure to the benefit of Transferred Entities. Neither Seller nor its Affiliates shall take or fail to take any action which, as a result of such action or failure to take such action, would reasonably be expected to have an adverse effect on the value of any of the Transferred Marks or the goodwill of the Transferred Entities associated therewith. Without limiting the foregoing, Seller and its Affiliates shall not (i) permit, enable or request anyone to engage in any act or omission that tarnishes, degrades, disparages or reflects adversely on a Transferred Mark, (ii) register or file applications to register in any jurisdiction any Mark that consists of, incorporates, is confusingly similar to or is a variation or derivation of any Transferred Mark, or (iii) contest the ownership or validity of any Transferred Mark. Without limitation to any other remedies, if Seller or its Subsidiaries fail to comply with the foregoing terms and conditions or otherwise fail to comply with any reasonable direction of the Transferred Entities in relation to the use of the Transferred Marks, the Transferred Entities may immediately terminate the rights provided to Seller hereunder and the Transferred Entities shall be entitled to a temporary, preliminary or permanent injunction or other equitable relief in accordance with Section 12.11.

Section 6.16 Non-Solicitation. As an inducement for Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller shall not, and shall cause each other member of the Seller Group not to, at any time prior to thirty-six (36) months from the Closing Date, directly or indirectly, without Purchaser’s prior written consent, solicit the employment or services of, or hire, any of the Business Employees, unless such Person (i) has been terminated by Purchaser or any of its Affiliates subsequent to the Closing or (ii) has not been employed or engaged by any Transferred Entity for a period of at least six (6) months prior to the date of such solicitation or hire; provided, however, that Seller and each other member of the Seller Group may (A) engage in general solicitations of employment not specifically directed at such Persons, and (B) hire any Person who responds to solicitations referred to in the foregoing clause (A).

Section 6.17 Non-Competition.

(a) From the Closing until the third (3rd) anniversary of the Closing (the “Non-Compete Period”), Seller shall not, and shall cause its controlled Affiliates to not, directly or indirectly, engage in any Competing Business, or own, manage, operate or control any Person engaged in a Competing Business. For purposes of this Section 6.17, (i) “Competing Business” shall mean any business within the Restricted Territory which engages in any activity that is competitive with the Business as conducted by the Seller as of the Closing Date; and (ii) “Restricted Territory” shall mean any jurisdiction where the Business is conducted by the Seller as of the Closing Date (including each of the 50 states of the United States of America, Australia, Canada, China, India and Mexico).

(b) Section 6.17 shall be deemed not breached as a result of the ownership by Seller or any of its Affiliates of: (i) less than ten percent (10%) in the aggregate of any class of stock of a Person engaged, directly or indirectly, in any Competing Business; provided, however, that neither Seller nor any Affiliate of Seller shall have the right to appoint any of the board of directors of such Competing Business; or (ii) an interest otherwise proscribed by this Section 6.17 if such interest arises as a result of the acquisition following the Closing Date of a Person that engages, directly or indirectly, in a Competing Business; provided that, in the case of this clause (ii), (A) such acquisition is not undertaken for the primary purpose of evading the obligations of Seller or any of its controlled Affiliates under Section 6.17(a) and (B) either (1) at the time of such acquisition, such Competing Business accounts for less than ten percent (10%) of such Person’s consolidated annual revenues or (2) Seller complies with Section 6.17(c).

(c) In the event that Seller or any of its controlled Affiliates acquires at least twelve (12) months prior to the expiration of the Non-Compete Period any interest in a Person that engages, directly or indirectly, in a Competing Business that constitutes ten percent (10%) or more of such Person’s consolidated annual revenues then Seller shall, or shall cause any such acquiring controlled Affiliate to, at Seller’s sole election, divest either such interest or the portion of such Person that engages in the Competing Business, in each case, as promptly as practicable (but in any event within twelve (12) months of such acquisition).

Section 6.18 Release.

(a) Effective as of the Closing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Seller and its Affiliates (other than the Transferred Entities) and its and their past, present or future Representatives and each of their respective heirs, executors, administrators, successors and assigns, in each case, in their capacities as direct or indirect equityholders of the Transferred Entity or Representatives of any member of the Seller Group or any Transferred Entity, as applicable (such released Persons, the “Seller Releasees”), to the fullest extent permitted under applicable Law, in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Seller Releasees and/or the Transferred Entities in connection with the Business occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) intercompany accounts set forth on Section 6.7 of the Seller Disclosure Schedule, (iii) trade accounts payable and receivable created in the Ordinary Course of Business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, that are not terminated pursuant to Section 6.7 and (iv) the other arrangements, understandings or Contracts listed in Section 6.8 of the Seller Disclosure Schedule. Purchaser shall not make, and Purchaser shall not permit any of its Affiliates to make, and Purchaser covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Seller Releasees with respect to any Liabilities released pursuant to this Section 6.18(a).

(b) Effective as of the Closing, Seller, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably, unconditionally and completely waives and releases and forever discharges Purchaser and its Affiliates (including the Transferred Entities) and its and their past, present or future Representatives and each of their respective heirs, executors, administrators, successors and assigns (such released Persons, the “Transferred Releasees”), in each case from all demands, Actions, causes of action, suits, accounts, covenants, Contracts, losses and Liabilities whatsoever of every name and nature, both in law and in equity, arising out of or related to events, circumstances or actions taken by the Transferred Releasees in connection with the Business occurring or failing to occur, in each case, at or prior to the Closing, other than in each case, (i) any rights of either party, its Affiliates and their respective Representatives under this Agreement or any Ancillary Agreement or any other agreement to be in effect between Seller and Purchaser (or their respective Affiliates) after the Closing, or any enforcement thereof, (ii) intercompany accounts set forth on Section 6.7 of the Seller Disclosure Schedule, (iii) trade accounts payable and receivable created in the Ordinary Course of Business between any Transferred Entity, on the one hand, and any member of the Seller Group, on the other hand, that are not terminated pursuant to Section 6.7, and (iv) the other arrangements, understandings or Contracts listed in Section 6.8 of the Seller Disclosure Schedule. Seller shall not make, and Seller shall not permit any of its Affiliates to make, and Seller covenants never to, and to cause its Affiliates not to, assert or voluntarily assist any Person in asserting any claim or demand, or commence any Action asserting any claim or demand, including any claim for contribution or indemnification, against any of the Transferred Releasees with respect to any Liabilities released pursuant to this Section 6.18(b).

Section 6.19 Pre-Closing Restructuring. Prior to the Closing, Seller and its Subsidiaries shall take all necessary actions and steps to effectuate the transactions set forth in Section 6.19 of the Seller Disclosure Schedule hereto (all such actions, the “Pre-Closing Restructuring”). Seller shall be entitled to modify or amend the actions and steps that comprise the Pre-Closing Restructuring from time to time in a manner that is not materially adverse to Purchaser and shall notify Purchaser of any such modification or amendment as promptly as reasonably practicable.

Section 6.20 R&W Insurance. The parties hereto acknowledge that, Purchaser or an Affiliate thereof may obtain, at Purchaser’s sole expense, a conditional binder to the R&W Insurance Policy.  If Purchaser or its Affiliate obtains the R&W Insurance Policy, (a) Purchaser shall promptly provide a copy of such conditional binder and any R&W Insurance Policy to Seller, (b) the R&W Insurance Policy shall provide that (i) the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller and its Affiliates, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives, and each of their respective successors and assigns (collectively, the “Seller Related Parties”), except for Fraud by Seller in making the applicable representations and warranties in Article III or Article IV and (ii) the Seller Related Parties shall be express third-party beneficiaries of such waiver, and (c) following the Closing, Purchaser shall not amend (or permit the amendment of) the provisions of the R&W Insurance Policy in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any claim or Action against any Seller Related Party based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement (except for Fraud by Seller in making the applicable representations and warranties in Article III or Article IV). For the avoidance of doubt, the parties hereto acknowledge and agree that Purchaser or its Affiliate obtaining the R&W Insurance Policy is not a condition to the Closing.

Section 6.21 Local Transfer Agreements.

(a) The parties hereto do not intend this Agreement to transfer title to any Transferred Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, and any such Transferred Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement (which transfers and assumptions shall, subject to Section 6.21(b), be on an “as-is,” “where-is” basis, without representation or warranty of any kind or nature). The Local Transfer Agreements shall serve purely to effect the legal transfer of the applicable Transferred Assets, or the assumption of any Assumed Liabilities in the applicable jurisdictions, and, for the avoidance of doubt, the Local Transfer Agreements shall not have any effect on the value being given or received by the Seller or Purchaser, including the allocation of assets and Liabilities as between them, all of which shall be determined solely in accordance with this Agreement, in any such case except as expressly agreed in writing by Seller and Purchaser.

(b) Without limiting the generality of Section 6.21(a), to the extent that the provisions of a Local Transfer Agreement are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Assets or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Seller and Purchaser shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(c) Each party hereto shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated hereby) against the other party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Transferred Assets or the assumption of Assumed Liabilities sold or assigned to Purchaser hereunder in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements (but without prejudice to the establishment of the existence of the claim under this Agreement). To the extent that a party does bring such an excluded claim, that party shall indemnify the other party (and/or that other party’s relevant Affiliates) against all Losses which it or they may suffer through or arising from the bringing of such claim.

Section 6.22 Financing.

(a) Unless Purchaser has sufficient cash from other sources (including by reason of securities or bank financing transactions that do not include a provision of the type that would constitute a Prohibited Amendment) available to satisfy its cash payment obligations under this Agreement, from and after the execution hereof Purchaser shall not agree to nor permit any termination, amendment, replacement, supplement or other modification of, or waiver of any of its rights under, the Commitment Letter without Seller’s prior written consent to the extent such termination, amendment, replacement, supplement, modification or waiver would (i) add new conditions (or modify in a manner adverse to Purchaser any existing condition) to the consummation or availability of the Financing as compared to those in the Commitment Letter as of the date hereof, (ii) reduce the amount of the Financing such that the aggregate funds that would be available on the Closing Date, together with other immediately available financial resources of Purchaser, would not be sufficient to pay the Closing Purchase Price, (iii) adversely affect the ability of Purchaser to enforce its rights against the other parties to the Commitment Letter as so amended, replaced, supplemented or otherwise modified or waived, relative to the ability of Purchaser to enforce their rights against such parties to the Commitment Letter as in effect on the date hereof or (iv) reasonably be expected to prevent, materially delay or materially impair the consummation of the Sale and the other transactions contemplated hereby (the foregoing clauses (i) through (iv), collectively, the “Prohibited Amendments”); provided that, for the avoidance of doubt, the Commitment Letter may be amended or supplemented to add lenders, lead arrangers, underwriters, bookrunners, syndication agents or similar entities that had not executed the Commitment Letter as of the date hereof. Purchaser shall promptly deliver to the Seller true and complete copies of any amendment, replacement, supplement or other modification or waiver of the Commitment Letter. Notwithstanding anything set forth herein to the contrary, Purchaser shall have the right to substitute the proceeds of securities or bank financing transactions that do not include a provision of the type that would constitute a Prohibited Amendment for all or any portion of the Financing contemplated by the Commitment Letter by reducing and/or terminating the commitments under the Commitment Letter. For purposes hereof, (1) the term “Financing” shall be deemed to include the financing contemplated by the Commitment Letter as amended, replaced, supplemented, modified or waived in accordance with this Section 6.22 (including any Alternative Financing), and (2) the term “Commitment Letter” shall be deemed to include the Commitment Letter as may be amended, replaced, supplemented, modified or waived in accordance with this Section 6.22 and any commitment letters related to any Alternative Financing.

(b) Unless Purchaser has sufficient cash from other sources (including by reason of securities or bank financing transactions that do not include a Prohibited Amendment) available to satisfy its cash payment obligations under this Agreement, Purchaser shall use reasonable best efforts to (i) maintain in effect the Commitment Letter until the transactions contemplated hereby are consummated or this Agreement is terminated in accordance with its terms, (ii) negotiate and enter into definitive agreements for the Financing on the terms and subject to the conditions of the Commitment Letter or on other terms agreed by Purchaser (that in each case do not include a provision of the type that would constitute a Prohibited Amendment) and (iii) satisfy all conditions to funding in the Commitment Letter that are within its control and, in the event that all conditions to funding in the Commitment Letter are satisfied at or prior to Closing, consummate the Financing at the Closing under the terms and conditions of the Commitment Letter. Purchaser shall give prompt written notice (A) of any breach or default or threatened breach or default by any party to the Financing, in each case, of which Purchaser becomes aware, if such breach or default would reasonably be expected to result in a material delay of the Closing Date and (B) of the receipt of any written notice from any Financing Source with respect to any breach or default or threatened breach, termination or repudiation by any party to any Financing.

(c) Unless Purchaser has sufficient cash from other sources (including by reason of securities or bank financing transactions that do not include a Prohibited Amendment) available to satisfy its cash payment obligations under this Agreement, in the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Purchaser shall promptly notify the Seller in writing (and in any event no later than three (3) Business Days after becoming aware thereof) and use reasonable best efforts to arrange alternative financing from the same or alternative sources in an amount not less than the Closing Date Price and otherwise on terms no less favorable in the aggregate to Purchaser than as set forth in the Commitment Letter as of the date hereof (the “Alternative Financing”); provided, however, that Purchaser shall not be required to obtain financing that includes terms and conditions materially less favorable (taken as a whole) to Purchaser (as determined in the reasonable judgment of Purchaser), in each case relative to those in the Financing being replaced. Purchaser shall promptly (and in any event no later than three (3) Business Days after becoming aware thereof) provide Seller with a correct and complete copy of any commitment letter and any related fee letter (or similar agreements) relating to such Alternative Financing.

(d) Seller shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Subsidiaries and its and their respective Representatives to, provide, at Purchaser’s sole expense, all reasonable assistance and cooperation requested by Purchaser or the Financing Sources in connection with the Financing (which, for purposes of this Section 6.22(d), shall include any capital markets securities or bank financing transaction). Without limiting the generality of the foregoing, such cooperation shall include Seller’s commercially reasonable efforts to: (i)  provide Purchaser and the Financing Sources with information with respect to the Transferred Entities as may be reasonably requested by Purchaser or the Financing Sources in connection with such Financing, including the financial information reasonably requested by Purchaser necessary for Purchaser to prepare the pro forma financial statements required by the Commitment Letter; (ii) participate (including by making members of senior management, certain representatives and certain non-legal advisors, in each case with appropriate seniority and expertise, available to participate) upon reasonable advance notice in a reasonable number of meetings, due diligence sessions, presentations, “road shows,” drafting sessions and sessions with the rating agencies in connection with the Financing; (iii) cooperate with the Financing Sources’ due diligence; (iv)  cooperate with the marketing efforts for any portion of the Financing, including by executing customary authorization letters (without a “knowledge qualifier”); (v) aid in the preparation of bank information memoranda, prospectuses and similar documents, rating agency presentations, road show presentations, private placement memoranda and written offering materials and similar documents used to complete such Financing (including delivery of one or more customary representation letters); (vi) cause its certified independent auditors to provide (A) consent to use of their audit reports in any materials relating to the Financing or other financing by Purchaser and (B) comfort letters (including “negative assurances” comfort) for the financial information relating to the Transferred Entities, in each case, in customary form in connection with the Financing or other financing by Purchaser; (vii) subject to the occurrence of the Closing, cause the taking of corporate actions reasonably necessary to permit the consummation of the Financing; (viii) provide, at least five (5) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ix) subject to the occurrence of the Closing, execute and deliver customary security documents in connection with the Financing. The existence of any breach by Seller of this Section 6.22 and the effect of any such breach will be excluded when determining if the condition set forth in Section 9.2(b) is satisfied.

(e) Seller shall furnish to Purchaser (i) as soon as reasonably practicable but in no event later than September 15, 2021, a Compliant unaudited combined balance sheet and the related unaudited combined statement of operations and statement of cash flows for the Business for the second fiscal quarter of 2021 and the then-elapsed portion of the fiscal year and the same periods for the prior fiscal year and (ii) if the Closing Date has not occurred by November 12, 2021, as soon as reasonably practicable thereafter but in no event later than November 29, 2021, a Compliant unaudited combined balance sheet and the related unaudited combined statement of operations and statement of cash flows for the Business for the third fiscal quarter of 2021 and the then-elapsed portion of the fiscal year and the same periods for the prior fiscal year (in each case, which will have been reviewed by the Seller’s independent auditors as provided in auditing standards generally accepted in the United States of America applicable to reviews of interim financial information).

(f) Notwithstanding anything in Section 6.22(d), no member of the Seller Group shall be required to (i) agree to pay any commitment or other fee prior to the Closing in connection with the Financing, (ii) make any payment or incur any other liability or give any indemnity in connection with the Financing prior to the Closing other than expenses reimbursable under Section 6.22(g), (iii) take any action that would require any director, officer or employee of any member of the Seller Group to execute any document, agreement, certificate or instrument (including any resolutions) that would be effective prior to the Closing, (iv) take any action that would unreasonably interfere with the ongoing business or operation of the Seller Group, (v) take any action that would conflict with or violate the Organizational Documents of any member of the Seller Group or applicable Law, (vi) cause any director, officer or employee of any member of the Seller Group to incur any actual or potential personal liability or breach any fiduciary duty, or (vii) provide access to or disclose information that Seller reasonably determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, Seller or any of its Affiliates; provided, however, that the foregoing clause (iii) shall not apply to (1) customary authorization letters to the extent required by the foregoing clause (iv) of Section 6.22(d) or (2) customary resolutions, representation letters, officer’s certificates, supplemental indentures (which do not result in the creation or assumption of any additional obligations on any member of the Seller Group prior to the Closing) and solicitation agreements and similar documents required to be executed in connection with the closing of a sale of securities (registered or unregistered), debt offering into escrow or in connection with any consent solicitation, offer to purchase or offer to exchange.

(g) Purchaser shall indemnify and hold harmless Seller and its Representatives and Affiliates from and against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages suffered or incurred by any of them in connection with the cooperation or assistance obligations pursuant to this Section 6.22 and the provision of any information utilized in connection therewith (other than with respect to any material misstatement or omission in the information provided by any member of the Seller Group expressly for use in connection therewith), except to the extent any such cost or expense, judgment, fine, loss, claim, or damage results from the bad faith, willful misconduct or gross negligence of the Seller Group or their respective Representatives or controlled Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment. Purchaser will reimburse Seller promptly on demand for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Seller Group in connection with their cooperation pursuant to this Section 6.22, except to the extent any such expense results from the bad faith, willful misconduct or gross negligence of the Seller Group or their respective Representatives or controlled Affiliates as determined by a court of competent jurisdiction in a final and non-appealable judgment.

Article VII

EMPLOYEE MATTERS COVENANTS

Section 7.1 Pre-Closing Census Updates and Transfers of Employees. (a) No later than thirty (30) days prior to the Closing Date, and again no later than immediately prior to the Closing, Seller shall update the list of Business Employees set forth in Section 4.9(a) of the Seller Disclosure Schedule, along with the Business Employee Census, and (b) no later than three (3) Business Days prior to the Closing Date, Seller shall update the list of Retained Employees set forth in Section 1.1(f) of the Seller Disclosure Schedule, in each case to reflect new hires, employment terminations and any other material changes thereto and provide a copy of such updated lists and information to Purchaser. Seller shall take, or shall cause its applicable Subsidiary to take, all actions as are necessary to, effective prior to the Closing (i) transfer the employment of (and all Liabilities relating to, including any accrued, unused vacation or paid time off) any Business Employee in the United States or China who is not employed by a Transferred Entity to a Transferred Entity as determined by Seller (with such transferred employees becoming Transferred Entity Employees), and (ii) transfer the employment of (and all Liabilities relating to, including any accrued, unused vacation or paid time off) any Retained Employee who is employed by a Transferred Entity to Seller or one of its Subsidiaries (other than any Transferred Entity).

Section 7.2 Transfers of Employment.

(a) Continuation of Employment. Purchaser shall cause each of the Transferred Entities to continue to employ on and immediately following the Closing Date its respective Transferred Entity Employees. Each Transferred Entity Employee, each Offer Employee who accepts employment with Purchaser or an Affiliate of Purchaser, and each Automatic Transfer Business Employee shall be referred to herein as a “Transferred Business Employee”.

(b) Automatic Transfers of Employment. Purchaser shall assume, or cause an Affiliate of Purchaser to assume, in accordance with applicable Law, the employment and the contracts of employment of each Business Employee whose employment transfers to Purchaser or any of its Affiliates as a result of the transactions contemplated by this Agreement pursuant to applicable local Law, or as agreed by Seller and Purchaser to the extent permitted by applicable local Law, as of or immediately following the Closing (each an “Automatic Transfer Business Employee”). Purchaser and its Affiliates shall provide notice of such automatic transfer to the Automatic Transfer Business Employees in writing promptly after the Closing or such earlier time required by applicable Law; provided, that, Seller and its Affiliates shall have the right to review (at least five (5) Business Days in advance) and approve any employee information letters being provided to Automatic Transfer Business Employees prior to the Closing in advance of them being so provided. In the event an Automatic Transfer Business Employee has a right under applicable Law to reject his or her transfer to Purchaser or its Affiliates and exercises such right in accordance with applicable Law, Purchaser shall promptly notify Seller (no later than two (2) Business Days) following any such rejection of transfer. To the extent Seller and Purchaser agree that the employment of the Business Employees located in Mexico shall transfer to Purchaser or its Affiliates pursuant to an “employer substitution” under Mexican Law, employer substitution notices shall be jointly prepared by Seller and Purchaser (or their respective Affiliates) and provided to such Business Employees (who shall be deemed Automatic Transfer Business Employees) sufficiently in advance of Closing to effectuate an employer substitution in accordance with Mexican Law.

(c) Offers of Employment. At least thirty (30) days prior to Closing (and no later than any time period required by applicable Law for an employee to consider such offer), Purchaser shall, or shall cause an Affiliate or third party service provider of Purchaser to, make an offer of employment to each Business Employee whose employment does not transfer to Purchaser or its Affiliates as contemplated in Section 7.2(a) or Section 7.2(b) (the “Offer Employees”) on terms and conditions of employment consistent with this Article VII to be effective as of the Closing Date, conditioned on such Business Employee’s continued employment with Seller or its Affiliates through the Closing Date. Seller and its Affiliates shall have the right to review (at least five (5) Business Days in advance) and approve any offer letters by Purchaser or its Affiliates or third party service provider to Offer Employees in advance of them being provided to Offer Employees. Purchaser shall promptly notify Seller (no later than two (2) Business Days) following any Business Employee not accepting Purchaser’s or its Affiliate’s or third party service provider’s offer of employment.

Section 7.3 Assumed Employment Liabilities. For the avoidance of doubt and without limiting the meaning of “Assumed Liabilities” set forth in Section 1.1, “Assumed Liabilities” shall include any severance, other separation payments or benefits or other Liabilities arising out of (a) Purchaser’s breach of its obligations under this Article VII, including any failure of Purchaser to provide to Transferred Business Employees the compensation and benefits described in Article VII, (b) Purchaser or Purchaser’s Affiliate making an offer to an Offer Employee that does not meet the requirements of Article VII, (c) an Automatic Transfer Business Employee’s rejection of a transfer to Purchaser or an Affiliate of Purchaser on terms that do not meet the requirements of Article VII, or (d) the termination of employment by Seller or its Affiliates of any Business Employee on or after the Closing Date.

Section 7.4 Terms and Conditions of Employment. With respect to each Transferred Business Employee, Purchaser shall take all action necessary to provide or cause to be provided, for the period commencing on the Closing Date and ending on the second anniversary thereof, (a) the same wage rate or base salary, as applicable, in effect for such Transferred Business Employee immediately prior to the Closing, (b) target short-term incentive compensation opportunities that are no less favorable in the aggregate than the target short-term incentive compensation opportunities as in effect for such Transferred Business Employee immediately prior to the Closing, (c) target long-term incentive compensation opportunities that are no less favorable in the aggregate than the target long-term incentive compensation opportunities as in effect for such Transferred Business Employee immediately prior to the Closing (provided that, in lieu of equity-based incentives, Purchaser may instead provide Transferred Business Employees with cash-based incentives), (d) severance benefits in amount and upon and under terms, conditions and provisions that are at least as favorable as the severance benefits provided by any Transferred Entity, Seller or any applicable Affiliate of Seller to such Transferred Business Employee immediately prior to the Closing and (e) employee benefits that are no less favorable, in the aggregate, than those in effect with respect to such Transferred Business Employee immediately prior to the Closing. Purchaser and its Affiliates shall, in addition to meeting the applicable requirements of Article VII, comply with any additional obligations or standards arising under applicable Laws or Contracts governing the terms and conditions of employment or termination of employment of the Transferred Business Employees and offer or provide such terms and conditions as are necessary to prevent triggering severance, redundancy, termination or similar payments or benefits to Transferred Business Employees as a result of the transactions contemplated by this Agreement.

Section 7.5 Service Credit. As of and after the Closing, Purchaser shall, or shall cause the applicable Transferred Entity or other Affiliate of Purchaser to, give each Transferred Business Employee full credit for all purposes under (a) any Transferred Entity Benefit Plans, (b) each other employee benefit or compensation plan, policy, program, agreement or arrangement, and (c) any other service-based or seniority-based entitlement, in each case, maintained or made available for the benefit of Transferred Business Employees as of or after the Closing by Purchaser or any of its Affiliates, for such Transferred Business Employee’s service prior to the Closing with Seller and its applicable Affiliates (including the Transferred Entities) and their respective predecessors, to the same extent such service is recognized by Seller and its applicable Affiliates (including the Transferred Entities) immediately prior to the Closing; provided that such credit shall not be given to the extent that it would result in a duplication of benefits for the same period of service.

Section 7.6 Accrued Vacation and Paid Time Off. Effective as of the Closing Date, Purchaser shall, or shall cause one of its Affiliates to, assume (or, for the Transferred Entity, honor), all obligations of Seller and its Affiliates for the accrued, unused vacation and paid time off for Transferred Business Employees. Notwithstanding the foregoing, in the event that, pursuant to applicable Law, Seller or its Affiliates must pay out accrued and unused vacation and/or paid time off to any Transferred Business Employees, Purchaser or its Affiliates shall, as promptly as practicable but in no event later than five (5) Business Days following receipt of written notice from Seller, reimburse Seller or its Affiliates for such amounts paid.

Section 7.7 Health and Welfare Coverages. As of and after the Closing, to the extent that any Transferred Business Employee (and his or her eligible dependents) becomes eligible to participate in a health or welfare plan or plans of Purchaser or its Affiliates, Purchaser shall ensure that such plans (a) comply with the provisions of Section 7.4, (b) do not limit or exclude coverage on the basis of any pre-existing condition of such Transferred Business Employee or dependent (other than any limitation already in effect under the corresponding Seller Benefit Plan or Transferred Entity Benefit Plan) or on the basis of any other exclusion, actively-at-work requirement or waiting period not in effect under the applicable Seller Benefit Plan or Transferred Entity Benefit Plan, and (c) provide such Transferred Business Employee full credit, for the first year of eligibility, for any deductible, co-payment, co-insurance and out-of-pocket expenses already incurred by the Transferred Business Employee under the applicable Seller Benefit Plan or Transferred Entity Benefit Plan during such year for purposes of any deductible, co-payment, co-insurance and maximum out-of-pocket expense provisions, as applicable, of such Purchaser or Affiliate plans.

Section 7.8 401(k) Plan Accounts. With respect to each Transferred Business Employee who, as of immediately prior to the Closing, participates in a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is a Seller Benefit Plan (a “Seller DC Plan”), Purchaser shall (or shall cause one of its Affiliates to), (a) effective as of the Closing or as soon thereafter as administratively feasible, cover such Transferred Business Employee, with no waiting period, under a defined contribution plan that is intended to qualify under Section 401(a) of the Code and that is sponsored by Purchaser or one of its Affiliates (a “Purchaser DC Plan”) and (b) as soon as reasonably practicable following the Closing Date, Seller and Purchaser shall take actions as may be necessary to effectuate a spin-off and transfer of the 401(k) account balances of Transferred Business Employees, including any outstanding loan balances, in accordance with Section 414(l) of the Code, from a Seller DC Plan to a Purchaser DC Plan.

Section 7.9 Bonus Treatment.

(a) Purchaser shall, or shall cause one or more of its Affiliates to, pay all unpaid annual or quarterly cash bonuses or commissions (each, a “Bonus” and collectively, the “Bonuses”) earned with respect to any performance period that is completed as of the Closing Date (i.e., the Bonus no longer remains subject to performance conditions), in the amounts determined by Seller, to all Transferred Business Employees who are eligible for such Bonuses as of the Closing Date, with such payment to be made upon the applicable payment date under the terms of the Benefit Plan that applies to such Bonus (as in effect as of the Closing) in the Ordinary Course of Business (such applicable payment date, the “Bonus Payment Date”). Notwithstanding the terms of any Benefit Plan, any Transferred Business Employee who experiences an Involuntary Termination prior to the applicable Bonus Payment Date shall remain entitled to receive their applicable Bonus on the applicable Bonus Payment Date.

(b) Purchaser shall, or shall cause one or more of its Affiliates to, pay all Bonuses earned with respect to any performance period that is not completed as of the Closing Date (i.e., the Bonus remains subject to performance conditions) to all Transferred Business Employees on the applicable Bonus Payment Date, with each Bonus in an amount equal to the Bonus to which the Transferred Business Employee would be entitled based on actual performance (as determined under the terms of the Benefit Plan that applies to the Bonus as of the Closing Date).

Section 7.10 Seller Benefit Plans; Transferred Entity Benefit Plans. Except as otherwise expressly provided in this Article VII, Seller or its applicable Affiliates (other than the Transferred Entities) shall retain the sponsorship of, and all assets and Liabilities of, any Seller Benefit Plan; provided, however, that with respect to any Seller Benefit Plan that provides self-funded welfare benefits to Transferred Business Employees (and their dependents and beneficiaries), from and after the Closing, Purchaser shall assume, pay or reimburse, or shall cause the Transferred Entities to assume, pay or reimburse the Liability for benefit claims incurred by the Business Employees (and their dependents and beneficiaries) prior to the Closing Date, regardless of when such claims are reported. As of the Closing Date, the Transferred Business Employees and their eligible dependents will cease active participation in each of the Seller Benefit Plans. Prior to the Closing, Seller shall use commercially reasonable efforts to cause a Transferred Entity to establish a health and welfare benefit plan to be effective as of the Closing Date (the “Transferred Retiree Welfare Plan”), which plan shall (a) cover and provide benefits to or permit access to coverage and benefits for, as applicable, the individuals listed on Section 7.10 of the Seller Disclosure Schedule (and their eligible dependents and beneficiaries) (collectively, the “Business Retirees”) who are or will become eligible to receive or access, as applicable, retiree health or welfare benefits under the ABB Inc. Retiree Group Benefit Plan (the “ABB Retiree Welfare Plan”), (b) mirror the terms and conditions of the applicable provisions of the ABB Retiree Welfare Plan (as described on Section 7.10 of the Seller Disclosure Schedule) in all material respects and (c) be administered by the same vendors currently providing services thereto; provided that, for the avoidance of doubt, the establishment of the Transferred Retiree Welfare Plan, at all or on any particular terms, shall not be a condition to the Closing. Further, Seller shall use commercially reasonable efforts to (i) cause a Transferred Entity to adopt a replacement nonqualified deferred compensation plan to be effective as of the Closing Date (the “Transferred Deferred Compensation Plan”) for the benefit of the Transferred Business Employees and Former Business Employees who are participants in the ABB Deferred Compensation Plan (the “Transferred Entity Plan Participants”) as of immediately prior to the date the Transferred Deferred Compensation Plan becomes effective, which Transferred Deferred Compensation Plan shall contain terms and conditions that are substantially similar to the terms of the ABB Deferred Compensation Plan as in effect as of the date of this Agreement, subject to such amendments as are necessary to comply with applicable Law or take into account the transactions contemplated by this Agreement, and (ii) transfer all assets held by any trust or funding vehicle in respect of the accounts of the participants of the ABB Deferred Compensation Plan who are Transferred Business Employees or Former Business Employees to the trust or funding vehicle established for the purpose of administering the Transferred Deferred Compensation Plan; provided that, for the avoidance of doubt, the establishment of the Transferred Deferred Compensation Plan, at all or in respect of any particular terms thereunder, shall not be a condition to the Closing, and the Closing and establishment of the Transferred Deferred Compensation Plan will not, in and of themselves, trigger a distribution event with respect to any of the Transferred Entity Plan Participants under the ABB Deferred Compensation Plan or the Transferred Deferred Compensation Plan. For the avoidance of doubt, from and after the Closing, Purchaser and its Affiliates shall assume, or shall cause the Transferred Entities to assume or retain, as the case may be, sponsorship of, and all assets, Liabilities, Contracts and other obligations maintained, entered into, with respect to, in connection with or at any time arising under, the Transferred Entity Benefit Plans, including, for the avoidance of doubt, (A) the Transferred Retiree Welfare Plan and the accrued Liability for all benefit claims incurred by Business Retirees under the ABB Retiree Welfare Plan, regardless of when such claims are reported, and (B) the Transferred Deferred Compensation Plan and all related Liabilities thereunder. Following the Closing Date, Purchaser shall retain responsibility for the satisfaction of all Liabilities under the Transferred Deferred Compensation Plan and shall fully perform, pay and discharge all Liabilities related to all participants under the Transferred Deferred Compensation Plan.  All elections made by Transferred Business Employees and Former Business Employees that were in effect under the terms of the ABB Deferred Compensation Plan immediately prior to the effective date of the Transferred Deferred Compensation Plan shall continue in effect from and after the Closing Date until a new election that, by its terms, supersedes the prior election is made by such Transferred Business Employees and Former Business Employees in accordance with the terms of the Transferred Deferred Compensation Plan and consistent and compliant with the provisions of Section 409A of the Code.

Section 7.11 COBRA. Seller shall be responsible for providing continuation coverage under Section 4980B of the Code with respect to all Transferred Business Employees who experience a qualifying event prior to the Closing Date. Purchaser shall be responsible for providing continuation coverage under Section 4980B of the Code with respect to all Transferred Business Employees who experience a qualifying event on or after the Closing Date.

Section 7.12 WARN Act. Purchaser and its Affiliates shall be solely responsible for any Liabilities arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”) for any actions taken by Purchaser or any of its Affiliates (including the Transferred Entities) on or after the Closing. For a period of ninety (90) days after the Closing Date, Purchaser and its Affiliates shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Purchaser or its Affiliates which, if aggregated with any conduct on the part of Seller or its Affiliates, would trigger notice obligations or Liabilities under the WARN Act.

Section 7.13 Collective Bargaining Agreements. Notwithstanding anything to the contrary in this Agreement, as of the Closing, Purchaser shall, or shall cause the Transferred Entities or its other Affiliates to, as applicable, to assume and honor each Collective Bargaining Agreement in accordance with its terms to the extent it covers Transferred Business Employees. Prior to Closing, Purchaser shall, and shall cause its Affiliates, to cooperate and timely provide any information reasonably requested by Seller or its Affiliates in order to comply with any information, notice or consultation obligations to labor unions, works councils or other employee representative bodies in connection with the transactions contemplated by this Agreement.

Section 7.14 Immigration. Purchaser and Seller shall take all reasonable actions necessary to allow a Transferred Entity to employ those Business Employees working in the United States in non-immigrant status or for whom there are pending or approved Applications for Permanent Employment Certification and/or I-140 petitions as of the Closing (collectively, the “Non-Resident Employees”), under terms and conditions such that such Transferred Entity, as applicable, qualifies as a “successor employer” under applicable United States immigration Laws effective as of the Closing. As of the Closing, Purchaser agrees to assume all immigration-related liabilities and responsibilities with respect to such Non-Resident Employees arising after the Closing or as a result of any act or omission of Purchaser or its Affiliates.

Section 7.15 No Third-Party Beneficiaries. Without limiting the generality of Section 12.5, nothing in this Agreement is intended to or shall (a) be treated as an amendment to, or be construed as amending, any Seller Benefit Plan, Transferred Entity Benefit Plan or other benefit plan, program or agreement sponsored, maintained or contributed to by Seller, any Transferred Entity, Purchaser or any of their respective Affiliates, (b) subject to complying with this Article VII, prevent Purchaser or its Affiliates from terminating any Transferred Entity Benefit Plan or any other benefit plan in accordance with its terms, (c) prevent Purchaser or its Affiliates, on or after the Closing Date, from terminating the employment of any Transferred Business Employee (subject to Section 7.4 and Section 7.12), or (d) confer any rights or remedies (including third-party beneficiary rights) on any current or former director, employee, consultant or independent contractor of Seller, any Transferred Entity, Purchaser or any of their respective Affiliates or any beneficiary or dependent thereof or any other Person.

Article VIII

TAX MATTERS

Section 8.1 Straddle Period Allocation. To the extent relevant to any provision of this Agreement, any Liability for Taxes attributable to a Straddle Period shall be apportioned as follows: (a) property, ad valorem, intangible, and other periodic Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (b) Taxes (other than Taxes allocable under clause (a) of this definition) allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Closing Date. Any Liability for Taxes attributable to a Pre-Closing Tax Period shall be determined without regard to any activities or operations of the Transferred Entities outside the ordinary course of business on the Closing Date.

Section 8.2 Cooperation and Exchange of Information.

(a) Not more than thirty (30) days after the receipt of a request from Seller, Purchaser shall, and shall cause its Affiliates to, provide to Seller a package of Tax information materials, including schedules and work papers, requested by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by any member of the Seller Group with respect to the Transferred Entities, the Business or the Retained Business. Purchaser shall prepare such package completely and accurately, in good faith and in a manner consistent with Seller’s past practice. Not more than thirty (30) days after the receipt of a request from Purchaser, to the extent information is not available to Purchaser from the records of the Transferred Entities, Seller shall make available to Purchaser the information reasonably requested by Purchaser to complete any Tax Return with respect to the Transferred Entities for any Pre-Closing Tax Period or Straddle Period in accordance with Section 8.2(b).

(b) Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation, documentation and information as either of them reasonably may request in connection with (i) the preparation of any Tax Return, amended Tax Return or claim for refund, (ii) the determination of a Liability for Taxes or a right to refund of Taxes or (iii) the conduct of any Tax Proceeding, in each case, to the extent relating to the Transferred Entities or the Business for any Pre-Closing Tax Period or Straddle Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Tax Authorities, powers of attorney with respect to relevant Taxes or Tax Returns, and relevant records concerning the ownership and Tax basis of property and other information, which any such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its own cost to provide an explanation of any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its Affiliates be required to disclose or provide access to any Tax Return of a member of the Seller Group or any Seller Consolidated Tax Return. Any information obtained under this Section 8.2(b) shall be kept confidential, except as may be necessary in connection with the filing of a Tax Returns or claims for refund or in the course of a Tax Proceeding. The parties further agree that the sharing of information and cooperation contemplated by this Section 8.2(b) shall be done in a manner so as not to unreasonably interfere with the conduct of the business of the parties, and that any such information may be redacted or held back to the extent sharing such information (i) would be inconsistent with any Law or (ii) would waive any legal privilege.

(c) Purchaser shall, and shall cause its affiliates (including, after the Closing, the Transferred Entities) to, take such actions as are reasonably requested by Seller to effect the Seller Tax Election and any action contemplated by the Pre-Closing Restructuring.

Section 8.3 Preparation and Filing of Tax Returns. Following the Closing:

(a) Purchaser shall prepare or cause to be prepared, and timely file or cause to be timely filed at its own expense all Separate Company Tax Returns of any Transferred Entity for any Pre-Closing Tax Period or Straddle Period that are due to be filed after the Closing Date and shall timely pay all Taxes shown thereon. With respect to any Reviewable Tax Return, Purchaser shall provide Seller, no later than twenty (20) Business Days prior to the date on which such Reviewable Tax Return is required to be filed, with a draft of such Reviewable Tax Return for Seller’s review and approval, which approval shall not be unconditionally withheld, conditioned or delayed.

(b) Seller shall prepare and file (or cause to be prepared and filed) at its own expense, all Seller Consolidated Tax Returns for any Pre-Closing Tax Period or Straddle Period.

(c) All Tax Returns prepared and filed pursuant to this Section 8.3(c) shall be prepared and filed in a manner consistent with the principles and treatment described in Exhibit H unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or any analogues provision of state, local, or non-U.S. Law) that is final.

Section 8.4 Tax Contests.

(a) Following the Closing, if Purchaser, any of its Affiliates or any of the Transferred Entities receives notice of any audit, examination, investigation, proceeding, or other action that relates to a Pre-Closing Tax Period or a Straddle Period of a Transferred Entity or that, if resolved adversely, could otherwise reasonably be expected to increase the liability of any member of the Seller Group for Taxes (including as a result of indemnification provisions of this agreement) or reduce their entitlement to Tax Refunds, credits, or other benefits, including pursuant to the provisions of this Agreement (a “Tax Contest”), then Purchaser shall promptly (and in any event within fifteen (15) days) give written notice to Seller. Such notice shall specify in reasonable detail the basis for such Tax Contest and, to the extent known, the amount thereof and shall include a copy of the relevant portion of any correspondence received relating to such Tax Contest.

(b) In the case of a Tax Contest relating primarily to a Pre-Closing Tax Period, Seller shall have the right, at its own expense, to control the conduct of such Tax Contest; provided that Purchaser shall have the right to participate in (but not control) such Tax Contest (including attending any meetings or conferences with the relevant Tax Authority and having an opportunity to comment on any written materials prepared in connection with any such Tax Contest) at its own expense, and Seller shall not settle, compromise or concede any such Tax Contest that could reasonably be expected to materially affect the Tax liability of the Transferred Entities for any Post-Closing Tax Period without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed, or conditioned. For the avoidance of doubt, Purchaser shall not withhold consent if the Transferred Entities would not be adversely impacted by the settlement, taking into account Seller’s indemnification obligations pursuant to this Agreement.

(c) In the case of any Tax Contest not described in Section 8.4(b), Purchaser shall have the right to control the conduct of such Tax Contest; provided, that Purchaser (i) shall defend such Tax Contest diligently and in good faith and keep Seller reasonably informed of the status of developments with respect to such Tax Contest, (ii) permit Seller to participate in such Tax Contest, including attending any meetings or conferences with the relevant Tax Authority and having an opportunity to comment on any written materials prepared in connection with any such Tax Contest, and (iii) shall not, and shall cause its Affiliates not to, settle, compromise or concede any such Tax Contest without the prior written consent of Seller, which shall not be unreasonably withheld, delayed, or conditioned; provided, further that if Purchaser and Seller agree in writing that Seller shall have the right to control the conduct of such Tax Contest, then Purchaser shall have the right to participate in (but not control) such Tax Contest (including attending any meetings or conferences with the relevant Tax Authority and having an opportunity to comment on any written materials prepared in connection with any such Tax Contest) at its own expense, and Seller shall not settle, compromise or concede any such Tax Contest that could reasonably be expected to materially affect the Tax liability of the Transferred Entities for any Post-Closing Tax Period without the prior written consent of Purchaser, which shall not be unreasonably withheld, delayed, or conditioned.

(d) Notwithstanding any provision in this Agreement to the contrary, (i) Seller shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Contest with respect to any Seller Consolidated Tax Return and (ii) in the event of any conflict between this Section 8.4 and Section 11.5, the provisions of this Section 8.4 shall control.

Section 8.5 Tax Treatment of Payments. Except to the extent otherwise required by applicable Law, Seller, Purchaser, the Transferred Entities and their respective Affiliates shall treat any and all payments under Section 2.7, Section 11.2 and Section 11.3 of this Agreement as an adjustment to the purchase price for all Tax purposes, and the parties shall, and shall cause their respective Affiliates to, file their respective Tax Returns accordingly.

Section 8.6 Post-Closing Tax Covenant. Following the Closing, except as explicitly contemplated by this Agreement or to the extent otherwise required by applicable Law, Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) not to take any of the following actions to the extent such action relates to the Transferred Entities, the Business or the Retained Businesses for a Pre-Closing Tax Period or Straddle Period or could reasonably be expected to increase the liability of any member of the Seller Group for Taxes (including as a result of Seller’s indemnification obligations pursuant to this Agreement) or reduce their entitlement to Tax Refunds: (a) without the prior written consent of Seller, make, change or revoke any Tax election under applicable Law with respect to any of the Transferred Entities in respect of, or that has retroactive effect to, any Pre-Closing Tax Period or Straddle Period (including an election to waive the carryback of any net operating loss or other Tax attribute existing as of the Closing Date or any election under Section 336 or Section 338 of the Code) if such election, change or revocation could reasonably be expected to increase the liability of any member of the Seller Group for Taxes (including as a result of Seller’s indemnification obligations pursuant to this Agreement) by more than a de minimis amount or materially reduce their entitlement to Tax Refunds, (b) take any action on the Closing Date after the Closing that is outside the Ordinary Course of Business, (c) amend any Tax Return or election made in connection with such Tax Return except as required by Law if such amendment could reasonably be expected to increase the liability of any member of the Seller Group for Taxes (including as a result of Seller’s indemnification obligations pursuant to this Agreement) by more than a de minimis amount or materially reduce their entitlement to Tax Refunds, (d) make or initiate any voluntary contact with a Tax Authority (including any voluntary disclosure agreement or similar process) if such voluntary contract could reasonably be expected to increase the liability of any member of the Seller Group for Taxes (including as a result of Seller’s indemnification obligations pursuant to this Agreement) by more than a de minimis amount or materially reduce their entitlement to Tax Refunds, (e) change any method of accounting for Tax purposes or Tax accounting period, (f) agree to any waiver or extension of the statute of limitations in respect of Taxes if such waiver or extension could reasonably be expected to increase the liability of any member of the Seller Group for Taxes (including as a result of Seller’s indemnification obligations pursuant to this Agreement) by more than a de minimis amount or materially reduce their entitlement to Tax Refunds, (g) surrender any right to claim a material refund or credit of Taxes, (h) carry back any item of loss, deduction or credit of any Transferred Entity that arises in any taxable period ending after the Closing Date into any taxable period ending on or before the Closing Date, or (i) take any other action after the Closing Date and not contemplated by this Agreement that the Purchaser expects, or ought reasonably to expect, would result in any materially increased Pre-Closing Taxes, or any material Tax liability (including as a result of the indemnification or other provisions hereunder or material Taxes taken into account in calculating the Closing Cash Amount as finally determined pursuant to Section 2.4 or having been included in the Closing Statement) or material reduction in any Tax asset of the Seller, the Seller Group, the Seller Consolidated Group, or the Transferred Entities or their Affiliates.

Section 8.7 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, Purchaser shall pay, when due, and be responsible for, any transfer, real property transfer, registration, documentary, conveyance, franchise, stamp, or similar Taxes and related fees and costs (including any penalties or interest) imposed on or payable in connection with the transactions contemplated by this Agreement, excluding the Pre-Closing Restructuring and excluding any Indirect Taxes (“Transfer Taxes”). The party required under applicable Law to file the Tax Returns with respect to any such Transfer Taxes shall prepare, at its own expense, and timely file such Tax Returns and any other filings relating to such Transfer Taxes, including any available claim for exemption or exclusion from the application or imposition of any Transfer Taxes, after providing the other party with a reasonable opportunity to review and comment on such Tax Returns or other filings. Notwithstanding any of the foregoing, neither Seller nor any of its Affiliates shall be required to file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, or any claim for any reduction thereof, if Seller determines in its sole discretion that the filing of such claim or any related action would have an adverse effect on Seller or any of its Affiliates. For the avoidance of doubt, the Purchase Price set forth in this Agreement is exclusive of Transfer Taxes.

Section 8.8 Indirect Taxes.

(a) Notwithstanding anything to the contrary in this Agreement, the Purchase Price hereunder is exclusive of any Indirect Taxes, and any Indirect Taxes incurred or payable in connection with this Agreement and the transactions contemplated thereby shall be borne and paid by Purchaser.

(b) Purchaser and Seller shall use reasonable best efforts to satisfy all compliance obligations necessary in order to treat any such transfer as a transfer of a going concern for Indirect Tax purposes where permissible under applicable Law. In connection with the foregoing, as soon as reasonably practicable after the date of this Agreement, Purchaser and Seller shall cooperate and use their respective reasonable best efforts to apply for and obtain any available advance ruling through a voluntary notification, ruling request or similar procedure in each relevant material jurisdiction prior to the Closing Date, that such jurisdiction will treat the applicable transfer as a transfer of a going concern for Indirect Tax purposes that is not subject to Indirect Tax.

(c) To the extent required by applicable Law in any jurisdiction, Seller shall invoice, collect and pay over any Indirect Taxes required to be collected and paid as a result of the transactions contemplated by this Agreement, as further described in the terms of any Local Transfer Agreement.

Section 8.9 Refunds. Without duplication, Seller shall be entitled to any refunds or credits of or against any Taxes (including interest thereon received from the relevant Tax Authority) for which Seller is responsible under this Agreement (including refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) (“Tax Refunds”) that are actually received or realized by Purchaser, any Transferred Entity, or any of their respective Affiliates relating to any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Closing Date). Any such Tax Refund for any Straddle Period shall be equitably apportioned to Seller in accordance with the principles set forth in Section 8.2. If Seller determines that Purchaser, any Transferred Entity, or any of their respective Affiliates is entitled to file or make a formal or informal claim for refund or file an amended Tax Return, in each case, that would result in a Tax Refund, then Purchaser shall, if Seller so requests and at Seller’s expense, cause the relevant Person to file or make such claim or file such amended Tax Return, including through the prosecution of any proceeding which Seller directs Purchaser, any Transferred Entity, or any of their respective Affiliates. Purchaser shall use commercially reasonable efforts to, and to cause its Affiliates (including the Transferred Entities) to, pursue, obtain and expedite the receipt and realization of any Tax Refund that they are entitled to under applicable Law as soon as reasonably practicable after the Closing Date. Purchaser shall not, and shall cause its Affiliates (including the Transferred Entities) not to, forfeit or fail to collect any Tax Refund, whether through any election to waive any carryback of a net operating loss or otherwise. To the extent permitted by applicable Law, Purchaser shall and shall cause its Affiliates (including the Transferred Entities) to cause the applicable Tax Authority that issues any Tax credit that is described in this Section 8.9 to issue a cash refund in lieu of such Tax credit. If Purchaser or any of its Affiliates (including the Transferred Entities) actually receives or realizes a Tax Refund, then Purchaser shall pay, or cause its Affiliates to pay, to Seller the amount of such Tax Refund (including any interest paid thereon by the relevant Tax Authority) within fifteen (15) days of the receipt of the Tax Refund, or the application of such Tax Refund against current or future amounts otherwise payable. Seller is not entitled to Tax Refunds that may arise from Taxes borne by Purchaser in connection with this Agreement.

Section 8.10 Survival. Notwithstanding any provision in this Agreement to the contrary, this Article VIII and Section 11.2(c) shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations for the underlying Tax (taking into account any applicable extensions or waivers thereof), except that Section 8.3(c) shall survive until fully performed in accordance with its terms.

Article IX

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 9.1 Conditions to Obligation of Each Party to Close. The respective obligations of each party to consummate the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a) Governmental Approvals. (i) The waiting period (and any extension thereof) applicable to the consummation of the Sale under the HSR Act shall have expired or otherwise been terminated and (ii) all Required Approvals shall have been obtained.

(b) No Injunctions. No Governmental Entity in the United States or another jurisdiction where a Required Approval applies shall have issued an Order or enacted a Law that remains in effect and makes illegal or prohibits the consummation of the Sale (collectively, the “Legal Restraints”).

Section 9.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to consummate the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Seller set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authority), Section 3.4 (Ownership), Section 4.1 (Organization of the Transferred Entities) and Section 4.2(a) (Capitalization of the Transferred Entities) that (A) are not qualified by Seller Material Adverse Effect, Business Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date); and (B) are qualified by Seller Material Adverse Effect, Business Material Adverse Effect or other materiality qualifications shall be true and correct in all respects (without disregarding such qualifications) as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); (ii) the representation and warranty of Seller set forth in Section 4.19(a) (Absence of Changes) will be true and correct as of the Closing Date as if made on and as of the Closing Date; and (iii) each of the other representations and warranties of Seller set forth in Article III and Article IV shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Seller Material Adverse Effect,” “Business Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, in the case of the representations and warranties made in Article III, or a Business Material Adverse Effect, in the case of the representations and warranties made in Article IV.

(b) Covenants and Agreements. The covenants and agreements of Seller required to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied.

(d) No Business Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence which has had a Business Material Adverse Effect that is continuing.

Section 9.3 Conditions to Seller’s Obligation to Close. The obligations of Seller to consummate the Sale shall be subject to the satisfaction or waiver at or prior to the Closing of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority) and Section 5.5 (Broker’s Fee) that (A) are not qualified by Purchaser Material Adverse Effect or other materiality qualifications shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all material respects only on and as of such date); and (B) are qualified by Purchaser Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such qualifications) as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct in all respects only on and as of such date); (ii) the representations and warranties of Purchaser set forth in Section 5.6 (Solvency) shall be true and correct as of the Closing Date as if made on and as of the Closing Date; and (iii) each of the other representations and warranties of Purchaser contained in Article V shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except that any such representations and warranties that are made as of a specific date shall be true and correct only on and as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to “materiality,” “Purchaser Material Adverse Effect” or other similar qualifications as to materiality) would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Purchaser required to be performed on or before the Closing Date in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.

Article X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by either Seller or by Purchaser, if the Closing shall not have been consummated on or before January 24, 2022, subject to Section 12.11 (the “Outside Date”); provided that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been a cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(c) by either Seller or Purchaser, if any Legal Restraint (in the United States or another jurisdiction where a Required Approval applies) permanently preventing or prohibiting consummation of the Sale shall be in effect and shall have become final and non-appealable; provided that, the right to terminate this Agreement under this clause shall not be available to any party to this Agreement whose breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement has been a cause of, or has resulted in, the failure of the Closing to occur on or before such date;

(d) by Purchaser, if Seller shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date and (y) thirty (30) days from the date that Seller is notified in writing by Purchaser of such breach or failure to perform; provided, that Purchaser shall not have the right to terminate the Agreement pursuant to this Section 10.1(d) if Purchaser is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b); or

(e) by Seller, if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.3(a) or Section 9.3(b), and (ii) (A) is incapable of being cured prior to the Outside Date or (B) if capable of being cured prior to the Outside Date, has not been cured prior to the date that is the earlier of (x) the Business Day immediately preceding the Outside Date and (y) thirty (30) days from the date that Purchaser is notified in writing by Seller of such breach or failure to perform; provided, that Seller shall not have the right to terminate the Agreement pursuant to this Section 10.1(e) if Seller is then in breach of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach would give rise to the failure of a condition set forth in Section 9.2(a) or Section 9.2(b).

Section 10.2 Notice of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1 (other than Section 10.1(a)), written notice of such termination shall be given by the terminating party to the other party.

Section 10.3 Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Purchaser pursuant to Section 10.1, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party to this Agreement, except as set forth below; provided that, notwithstanding anything to the contrary, no termination of this Agreement shall relieve any party hereto from Liability for Willful Breach of its obligations under this Agreement. Notwithstanding anything to the contrary contained herein, the provisions of Section 6.2 (Confidentiality), Section 6.3(f) (Required Actions), Section 6.6 (Public Announcement), Article XII (General Provisions) and this Section 10.3 shall survive any termination of this Agreement.

Section 10.4 Extension; Waiver. At any time prior to the Closing, either Seller, on the one hand, or Purchaser, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or covenants of the other, or conditions for such party’s benefit, contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Article XI

INDEMNIFICATION

Section 11.1 Survival. The representations and warranties set forth in this Agreement or in any certificates or other documents delivered pursuant to this Agreement shall terminate at, and will not survive, the Closing, except in the case of Fraud. The covenants and agreements of Purchaser or Seller contained in this Agreement that contemplate performance prior to the Closing shall survive the Closing until the date that is six (6) months after the Closing Date. Unless otherwise expressly set forth in Article VIII, the covenants and agreements of Seller or Purchaser contained in this Agreement that contemplate performance at or after the Closing shall survive the Closing until they are fully performed in accordance with their respective terms.

Section 11.2 Indemnity by Seller. From and after the Closing, and subject to this Article XI, Seller shall defend, indemnify and hold harmless any Purchaser Indemnitee from and against any and all Losses incurred by the Purchaser Indemnitee to the extent resulting from (a) the Retained Liabilities, (b) any breach by Seller of any of its covenants or agreements in this Agreement that contemplate performance prior to the Closing, or (c) Pre-Closing Taxes.

Section 11.3 Indemnity by Purchaser. From and after the Closing, and subject to this Article XI, Purchaser shall defend, indemnify and hold harmless any Seller Indemnitee from and against any and all Losses incurred by the Seller Indemnitee to the extent resulting from (a) the Assumed Liabilities, (b) any breach by Purchaser of any of its covenants or agreements in this Agreement that contemplate performance prior to the Closing, or (c) any and all Taxes and reasonably related costs and expenses that they actually suffer or incur to the extent arising out of or relating to or resulting from, without duplication, (i) any Taxes imposed on the Transferred Entities for any taxable period unless such Tax is a Pre-Closing Tax, (ii) any Income Taxes of the Seller, the Seller Group, the Seller Consolidated Group or any of its Affiliates that are attributable to any action, event, or transaction not contemplated by this Agreement taken by or at the direction of Purchaser or any of its Affiliates (including, after the Closing, the Transferred Entities) outside the Ordinary Course of Business on the Closing Date, (iii) any Taxes arising as a result of a breach by Purchaser of Section 8.6 and (iv) any Transfer Taxes for which Purchaser is responsible pursuant to Section 8.7.

Section 11.4 Limitation on Indemnity. Purchaser and Seller agree, for themselves and on behalf of the Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) The amount of any and all Losses indemnifiable pursuant to Section 11.2 or Section 11.3 shall be determined net of (i) any amounts recovered by an Indemnified Party under insurance policies or any other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection and any increase to premiums resulting from making any claim thereunder and (ii) an amount equal to any net Tax benefit actually realized by the applicable Indemnified Party (or any of its Affiliates, including, in the case of Purchaser, the Transferred Entities) as a result of the incurrence of such Loss. In any case where an Indemnified Party realizes such Tax benefits or so recovers, under insurance policies or from any other collateral source, any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 11.2 or Section 11.3, as applicable, not already taken into account pursuant to this Section 11.4(a), such Indemnified Party shall promptly pay over to the applicable Indemnifying Party the amount so realized or recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (A) any amount previously so paid to such Indemnified Party by the Indemnifying Party in respect of such matter and (B) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter. The Indemnified Party shall use reasonable best efforts (including through litigation) to recover any such insurance or other proceeds from third parties to the same extent such Indemnified Party would recover such proceeds if such Losses were not subject to indemnification hereunder.

(b) Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 11.2 or otherwise under this Agreement for any Loss to the extent (i) that such matter is disclosed on the Seller Disclosure Schedule or recorded as a reserve or otherwise reflected in the Business Financial Statements, (ii) relating to Taxes for any Post-Closing Tax Period, (iii) resulting from any action taken by Purchaser or any of its Affiliates (including the Transferred Entities) on the Closing Date and after the Closing outside of the Ordinary Course of Business, (iv) attributable to any breach by Purchaser of this Agreement, (v) included in the Final Closing Statement or (vi) relating to the amount, sufficiency or usability in any taxable period of any net operating loss, capital loss, Tax basis or other Tax asset or other attribute. No Indemnified Party shall be entitled to indemnification pursuant to Section 11.2 or Section 11.3 for any Loss to the extent that such Loss was taken into account in the Final Purchase Price as finally determined pursuant to Section 2.6.

(c) Notwithstanding anything contained in this Agreement to the contrary, no Indemnifying Party shall be obligated to indemnify any Indemnified Party unless and until the aggregate amount of Losses from a single claim of indemnification exceeds $100,000. In no event shall the cumulative indemnification obligation of Seller under this Article XI exceed the Final Purchase Price.

(d) Neither Purchaser Indemnitees nor the Seller Indemnitees shall be entitled to recover for the same Loss more than once under this Article XI or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement.

Section 11.5 Notification of Claims. Except with respect to Tax Claims, which will be governed by Article VIII, Purchaser and Seller agree, for themselves and on behalf of Purchaser Indemnitees and Seller Indemnitees, respectively:

(a) A Person that is entitled to be indemnified pursuant to this Article XI (the “Indemnified Party”) shall promptly notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article XI, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (to the extent known or reasonably ascertainable); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article XI except to the extent the Indemnifying Party is actually and materially prejudiced by such failure. The parties agree that (i) notices for claims must be delivered prior to the expiration of the applicable survival period specified in Section 11.1 and (ii) any claims for indemnification for which notice is not delivered prior to the expiration of the applicable survival period shall be expressly barred and are hereby waived; provided that if, prior to the expiration of the applicable survival period, an Indemnified Party shall have notified the Indemnifying Party in accordance with the requirements of this Section 11.5 of a claim for indemnification, such claim shall continue to be subject to indemnification in accordance with this Section 11.5 notwithstanding the expiration of the applicable survival period.

(b) Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 11.5 in respect of a pending or threatened claim or demand by a third party (such claim or demand being a “Third Party Claim”), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days following the receipt of notice of such Third Party Claim, assume the defense and control of such Third Party Claim, with its own counsel (reasonably acceptable to the Indemnified Party) and at its own expense; provided, that the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing in this Section 11.5(b), the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third Party Claim, shall cease to defend and control such Third Party Claim if (i) the Third Party Claim includes any criminal charges against any Indemnified Party, (ii) the Third Party Claim involves any injunctive relief or equitable remedy against any Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party, (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them or (v) the Indemnifying Party shall have failed to actively pursue the defense of such Third Party Claim in good faith.

(c) If the Indemnifying Party does not or is not entitled to assume the defense and control of any Third Party Claim pursuant to Section 11.5(b), the Indemnified Party shall be entitled to assume and control such defense, and any costs and expenses associated with such defense (including reasonable attorney’s and accountant’s fees) shall be indemnifiable Losses hereunder, but the Indemnifying Party may nonetheless participate in, but not control, the defense of such Third Party Claim with its own counsel and at its own expense. The parties shall, and shall cause each of their Affiliates and Representatives to, reasonably cooperate with each other in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim, and the party that is in control of the defense of such claim pursuant to the terms hereof shall keep the other party reasonably informed of the progress and material developments of such defense. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of any Indemnified Party; provided that (i) such settlement or judgment does not involve any equitable relief or finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, (ii) the Indemnifying Party shall pay or cause to be paid all amounts in such settlement or judgment and (iii) such settlement or judgment includes a complete and unconditional release of any Indemnified Party affected by such Third Party Claim.

Section 11.6 Exclusive Remedy. Subject to Section 2.5, Section 2.6, Section 2.7, Section 4.10, Section 10.3 and Section 12.11, the parties hereby agree that, following the Closing, the sole and exclusive remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement shall be the applicable indemnification rights set forth in this Article XI. In furtherance of the foregoing and subject to Section 2.5, Section 10.3 and Section 12.11, (a) Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably waives, from and after the Closing Date, any and all rights, claims and causes of action any Purchaser Indemnitee may have against Seller or any of its Affiliates or any of their respective Representatives (including with respect to any environmental, health or safety matters, including those arising under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any other Environmental Laws) and (b) Seller, on behalf of itself and each of its Affiliates (excluding the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably waives, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against Purchaser or any of its Affiliates or any of their respective Representatives, in the case of each of clause (a) and clause (b), in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, Purchaser, on behalf of itself and each of its Affiliates (including the Transferred Entities), or any Person claiming by, through or for the benefit of any of them, and each of their respective successors and assigns, hereby irrevocably waives any right of rescission it may otherwise have or to which it may become entitled.

Section 11.7 Tax Treatment of Payments. Except to the extent otherwise required by applicable Law (including pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law)), Seller and Purchaser shall (and shall cause their respective Affiliates to) treat any and all payments under this Article XI as an adjustment to the Final Purchase Price for Tax purposes, it being understood that where such payments relate to a Transferred Entity or a Transferred Asset, such adjustment shall apply to the portion of the Final Purchase Price that is allocated to such Transferred Entity or such Transferred Asset pursuant to Section 2.10.

Article XII

GENERAL PROVISIONS

Section 12.1 Interpretation.

(a) The parties hereto acknowledge that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, are or are not in the Ordinary Course of Business or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is or is not material, are or are not in the Ordinary Course of Business, or would reasonably be expected to have a Seller Material Adverse Effect, Business Material Adverse Effect or Purchaser Material Adverse Effect for purposes of this Agreement.

(b) For the purposes of this Agreement: (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars, and any amounts that are denominated in a foreign currency shall be deemed to be converted into U.S. dollars at the applicable exchange rate in effect at 9:00 a.m., New York City time (as reported by Bloomberg L.P.) on the date for which such U.S. dollar amount is to be calculated; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” need not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) Seller and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (ix) references to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date); (x) references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (xi) a reference to any Person includes such Person’s successors and assigns permitted by this Agreement; (xii) any reference to “days” shall mean calendar days unless Business Days are expressly specified; (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (xiv) amounts used in any calculations for purposes of this Agreement may be either positive or negative, it being understood that the addition of a negative number shall mean the subtraction of the absolute value of such negative number and the subtraction of a negative number shall mean the addition of the absolute value of such negative number; and (xv) any document or item will be deemed “delivered”, “provided” or “made available” to Purchaser within the meaning of this Agreement if such document or item is (A) included in the “Project: Bloom” electronic data room (the “Data Room”) as of 5:00 p.m. New York City time at least one (1) Business Days prior to the date hereof, or (B) actually delivered or provided to Purchaser or any of Purchaser’s Representatives (including by email). If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser hereunder shall be a joint and several obligation of Purchaser and the Transferred Entities.

(c) Nothing herein shall be deemed an admission by Purchaser, Seller or any of their respective Affiliates, in any Action by or on behalf of a third party, that Purchaser, Seller or any of their respective Affiliates, or that such third party or any of its Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any Contract.

Section 12.2 Headings; Definitions. The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 12.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 12.7.

(b) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS, THE CONFIDENTIALITY AGREEMENT OR RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 12.3. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 12.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto, and the Confidentiality Agreement, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 12.5 No Third-Party Beneficiaries. Except for (a) Section 6.9 (Guarantees; Commitments), Section 6.10 (Insurance), Section 6.11 (D&O Indemnity), Section 6.18 (Release), Section 6.20 (R&W Insurance) and Article XI which are intended to benefit, and to be enforceable by, the Persons specified therein, and (b) Section 12.14 and the definition of Financing Sources which are intended to benefit, and to be enforceable by, the Financing Sources, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

Section 12.6 Expenses. Whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, unless expressly otherwise contemplated in this Agreement.

Section 12.7 Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or by electronic mail (“e-mail”) transmission (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

(a) If to Seller:

Chief Counsel M&A

ABB Asea Brown Boveri Ltd

Affolternstrasse 44

8050 Zurich, Switzerland

Attention: Natascia Rubinic

E-mail: Natascia.Rubinic@ch.abb.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Ave.
New York, New York 10022
Attention: Daniel Wolf, P.C.; Michael P. Brueck, P.C.; Francisco J. Morales Barron
E-mail: daniel.wolf@kirkland.com; michael.brueck@kirkland.com; francisco.morales@kirkland.com

(b) If to Purchaser:

RBC Bearings Incorporated
102 Willenbrock Road
Oxford, CT 06478
Attention: John J. Feeney
E-mail: jfeeney@rbcbearings.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Joshua M. Zachariah and Jean A. Lee
E-mail: jzachariah@goodwinlaw.com, jeanlee@goodwinlaw.com

Section 12.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that (a) Seller may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any Affiliate of Seller, but any such transfer or assignment will not relieve Seller of any of its obligations hereunder and (b) Purchaser may transfer or assign, its rights, interests or obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates (provided, that if as a result of such assignment or Transfer there is any increased amount of withholding Tax, Purchaser shall hold Seller harmless for such increase) or any of the Financing Sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing and any refinancings, extensions, refundings or renewals thereof, but any such transfer or assignment will not relieve Purchaser of any of its obligations hereunder.

Section 12.9 Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.11 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the parties hereto agrees that it will not oppose, and irrevocably waives its right to object to, the granting of an injunction, specific performance or other equitable relief on the basis that the other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party hereto seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such injunction or enforcement. If, prior to the Outside Date, any party hereto brings any Action in accordance with Section 12.3 to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (a) the amount of time during which such Action is pending, plus twenty (20) Business Days or (b) such other time period established by the court presiding over such action.

Section 12.12 Privilege. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), that, following the Closing, Kirkland & Ellis LLP (“Seller Group’s Counsel”) may serve as counsel to the Seller Group and their Affiliates in connection with any matters related to this Agreement or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the Ancillary Agreements, the negotiation, performance or subject matter hereof or thereof, or the Sale, notwithstanding any representation by Seller Group’s Counsel prior to the Closing Date of the Transferred Entities. Purchaser hereby agrees, on its own behalf and on behalf of its Affiliates (including the Transferred Entities after the Closing), (a) to waive any claim they have or may have that Seller Group’s Counsel has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) that, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and the Seller Group or any of their Affiliates, on the other hand, Seller Group’s Counsel may represent the Seller Group and/or any of its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser or any of its Affiliates (including any Transferred Entity) and even though Seller Group’s Counsel may have represented any Transferred Entity in a matter substantially related to such dispute. Purchaser, on behalf of itself and its Affiliates (including the Transferred Entities after the Closing) also further agree that, as to all communications to or from Seller Group’s Counsel, on the one hand, and any or all of the Transferred Entities, the Seller Group or their Affiliates and their respective Representatives, on the other hand, that relate in any way to this Agreement or any Ancillary Agreement, the negotiation, performance or subject matter hereof or thereof, or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs and will belong solely to the Seller Group and will not pass to or be claimed by Purchaser or its Affiliates (including any Transferred Entity after the Closing). Without limitation of the foregoing, none of Purchaser or any of its Affiliates (including any Transferred Entity after the Closing) may access, use or rely upon any communications described in the immediately preceding sentence in any dispute against or involving the Seller Group. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser or any of its Affiliates (including any Transferred Entity), on the one hand, and a third party other than (and not an Affiliate of) a party to this Agreement, on the other hand, a Transferred Entity may assert the attorney-client privilege to prevent disclosure of confidential communications by Seller Group’s Counsel to such third party; provided, however, that such Transferred Entity may not waive such privilege without the prior written consent of Seller. Purchaser acknowledges that it has consulted with independent counsel of its own choosing with respect to the meaning and effect of this Section 12.12. Seller Group’s Counsel is an express intended third party beneficiary of this Agreement for purposes of this Section 12.12, and may enforce the same. This Section 12.12 will survive the Closing and will remain in effect indefinitely.

Section 12.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 12.14 Financing Sources.

(a) Notwithstanding anything to the contrary herein, each of the parties hereto, on behalf of themselves and any Seller Related Parties: (a) agrees that it will not bring or support any Action, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Sources relating to this Agreement or any of the transactions contemplated by this Agreement including any dispute arising out of or relating in any way to the Commitment Letter, the performance thereof or the Financing contemplated thereby in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether in contract or tort) arising directly or indirectly out of or concerning the Financing shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principle or rules would require or permit the application of laws of another jurisdiction and (c) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION OR LEGAL PROCEEDING RELATING TO THE COMMITMENT LETTER OR FINANCING.

(b) Notwithstanding anything that may be expressed or implied in this Agreement, in no event shall any Financing Source have any liability or obligation to, or be subject to any Action, proceeding or claim from the Seller or any of the Seller Related Parties in connection with this Agreement or the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise, and none of the Seller nor the Seller Related Parties will have, and each hereby waives, any rights or claims against the Financing Sources and agrees not to bring any such Action, claim or cause of action in connection with this Agreement or the transactions contemplated hereby.  No Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature.

(c) Notwithstanding Section 12.11 or anything to the contrary in this Agreement, in no event shall the Seller or any Seller Related Party be entitled to seek the remedy of specific performance of this Agreement directly against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Financing.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of this Section 12.14. This Section 12.14 (or any other provision of this Agreement the amendment, modification, supplement or waiver of which has the effect of modifying this Section 12.14) may not be amended, modified or supplemented, or any of its provisions waived, in a manner that is adverse to any Financing Source without the prior written consent of the Financing Sources.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

ABB Asea Brown Boveri Ltd

By:	/s/ Natascia Rubinic
	Name:	Natascia Rubinic
	Title:	Authorized Signatory

ABB Asea Brown Boveri Ltd

By:	/s/ Andreas Wenzel
	Name:	Andreas Wenzel
	Title:	Authorized Signatory

[Signature Page to Stock and Asset Purchase Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

RBC Bearings Incorporated

By:	/s/ Dr. Michael J. Hartnett
	Name:	Dr. Michael J. Hartnett
	Title:	President and Chief Executive Officer

Exhibit A

PRIVILEGED AND CONFIDENTIAL

Final Form

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is made as of [●], 20211 between ABB Motors and Mechanical Inc, a Missouri corporation (“Transferor”), and Dodge Mechanical Power Transmission Company Inc., a Delaware corporation (“Transferee”). Transferor and Transferee are referred to together as the “Parties.”

WITNESSETH:

WHEREAS, the Parties are both members of a group of entities wholly owned, directly or indirectly, by ABB Inc., a Delaware corporation;

WHEREAS, Transferor owns or holds all of the Distributed Assets and is or may become subject to the Assumed Liabilities;

WHEREAS, Transferee owns all of the outstanding equity of Transferor and Transferor desires to make a distribution to Transferee;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Transferor desires to distribute and transfer the Distributed Assets and Assumed Liabilities to Transferee as set forth herein and Transferee desires to accept such Distributed Assets and assume such Assumed Liabilities (the “Distribution”); and

WHEREAS, after the Distribution described herein, Transferor shall be acquired by ABB Asea Brown Boveri Ltd (“ABB Asea”) pursuant to the Stock Purchase Agreement, by and between Transferee and ABB Asea dated as of the date hereof, and whereas following such transfer Transferee will be acquired by Purchaser pursuant to the Stock and Asset Purchase Agreement (the “Purchase Agreement”), dated as of July 24, 2021, by and between ABB Asea and Purchaser.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the Parties hereby agree as follows:

Section 1. Distribution and Assumption. Simultaneously with the execution of this Agreement, Transferor hereby distributes to Transferee and conveys, assigns, transfers and delivers to Transferee the Distributed Assets, free and clear of all Liens (other than Permitted Liens) and Transferee hereby acquires the Distributed Assets, free and clear of all Liens (other than Permitted Liens) and assumes and agrees to duly, promptly and faithfully pay, perform and discharge when due, and otherwise satisfy, the Assumed Liabilities.

[1]	Note to Draft: Agreement to be entered into between signing of SAPA and closing.

Section 2. Representations and Warranties.

(a) Parties’ Representations and Warranties. Each Party represents and warrants to the other Party that it has full authority and power to execute and deliver this Agreement and perform its obligations hereunder; that all actions required to authorize the execution and delivery of this Agreement and performance of such Party’s obligations hereunder have been duly and properly taken; and that this Agreement represents a valid and binding obligation of such Party enforceable against such Party in accordance with its terms subject to the Enforceability Exceptions.

(b) Limitation on Transferee’s Rights. Transferee hereby acknowledges that none of Transferor nor any Affiliate thereof, or any other Person or entity on behalf of Transferor or any Affiliate thereof, has made or makes, and Transferee and its Affiliates have not relied, and will not rely, upon any representation or warranty, whether express or implied, with respect to the Distributed Assets, including, but not limited to, regarding title to the Distributed Assets, the condition or location of the Distributed Assets, or the validity or enforceability of any contracts included in the Distributed Assets.

Section 3. Employee Matters.

(a) As of the date hereof, each employee of Transferor who is a Transferred Business Employee (including, in each case, any such employee who is on sick leave, maternity or paternity leave, military leave, vacation, holiday, short-term or long-term disability, workers’ compensation, or other leave of absence) shall be transferred to employment with the Transferee (such employees, collectively, the “Transferred Employees”).

(b) From the date hereof until the Closing Date or such later date as may be agreed to in the Purchase Agreement, the Transferred Employees shall continue to participate in the employee benefit and compensation plans, policies, programs, agreements and arrangements maintained by the Seller Group in which such Transferred Employees participated immediately prior to the transfer of the Distributed Assets in accordance with the terms and conditions of such plans.

(c) No provision of this Section 3 shall:

(i) be considered or deemed to establish, amend or modify any benefit or compensation plan, program, policy, agreement, arrangement or contract;

(ii) prohibit or limit the ability of the Seller Group to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by any of them;

(iii) create or confer any third party beneficiary rights in any employee or former employee, or any beneficiary or dependent thereof, of the Business, the Transferor or Transferee in respect of continued employment or resumed employment or in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plans, program, policy, practices or arrangement of the Business or the Transferor whether prior to, on, or after the Closing Date; or

(iv) create or confer any rights, remedies, obligations or liabilities, legal or equitable, on any person, firm, corporation, organization or other entity other than the Transferor or the Transferee (or their respective successors and assigns).

Section 4. Certain Tax Matters.

(a) To the extent relevant to any provision of this Agreement, any liability for Taxes attributable to a Straddle Period shall be apportioned as follows: (i) property, ad valorem, intangible, and other periodic Taxes allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) Taxes (other than Taxes allocable under clause (i) of this definition) allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Distribution Date. The transactions contemplated by this Agreement are intended to be part of and in connection with a “plan of liquidation” of the Transferor that includes the contemplated Section 338 election to be made in connection with the sale of Transferor to ABB Asea, and the parties will report the transactions in a manner consistent with such intention for all U.S. federal (and applicable state) income tax purposes.

(b) Notwithstanding anything to the contrary herein, this Agreement does not allocate, and shall not be interpreted as allocating, and Consolidated Income Taxes among the Transferor and Transferee.

Section 5. Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to them in the Purchase Agreement. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Assumed Liabilities” means all Liabilities of any kind of Transferor, to the extent resulting from, arising out of or relating to the Business or the Distributed Assets, in each case whether occurring, existing or asserted before, on or after the Distribution Date, including the following (but excluding all Excluded Liabilities):

(i) any and all Liabilities to the extent related to the Transferred Contracts;

(ii) any and all Liabilities to the extent related to the portion of any Shared Contracts related to the Business;

(iii) any and all Liabilities with respect to Taxes for the Post-Closing Tax Period (including the portion of any Straddle Period beginning after the Distribution Date) to the extent arising out of or in connection with the conduct, ownership or operation of the Business or the Distributed Assets;

(iv) any and all Liabilities to the extent related to any products (including inventory) or services of the Business manufactured, sold, distributed or otherwise provided at any time prior to, on or after the Distribution Date, including all obligations and liabilities for refunds, exchanges, returns and warranty or other claims relating thereto;

(v) any and all Liabilities to the extent arising out of or relating to the conduct, ownership or operation of, the Distributed Assets;

(vi) any and all Liabilities to the extent arising out of or relating to the employment or engagement or termination of employment or engagement of (A) any Transferred Employees, (B) any Business Employees or Former Business Employees (but only to the extent not explicitly retained under Article VII of the Purchase Agreement), or (C) any current or former independent contractor to the extent such Liabilities arise out of or relate to such contractor’s work in relation to the Business;

(vii) any and all Liabilities related to any litigation or any events giving rise to such litigation, in each case to the extent arising out of or relating to the Business, whether first arising from or attributable to activities conducted or conditions existing before, on or after the Distribution Date; and

(viii) any and all Liabilities arising under, or in connection with, any Environmental Law or in relation to Hazardous Materials, in each case to the extent related to the Business, whether first arising from or attributable to activities conducted or conditions existing before, on or after the Distribution Date;

(b) “Distributed Assets” means all right, title and interest of Transferor in all assets of every kind and nature, whether tangible or intangible, real, personal or mixed, and wherever located, which are Related to the Business (except as otherwise expressly provided in this definition of “Distributed Assets”), including the following (but, for the avoidance of doubt, excluding all Excluded Assets):

(i) all Transferred Contracts;

(ii) all equity interests in CoLinx LLC, a Delaware limited liability company;

(iii) all inventory Related to the Business;

(iv) all Business Owned Real Property and the Business Leased Real Property;

(v) all Intellectual Property, including proprietary software, owned by Transferor that is primarily used in the Business, together with the right to sue and recover for past infringements or misappropriations thereof, any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any of the foregoing;

(vi) all tangible personal property Related to the Business;

(vii) all accounts and other receivables Related to the Business;

(viii) all books, records and other documents (whether in hard copy or computer format) that are exclusively related to the Business;

(ix) to the extent transferable, any Permits issued by any Governmental Entity that are primarily related to the Business (“Distributed Permits”);

(x) all claims, causes of action (including counterclaims) and rights of recovery in favor of Transferor to the extent related to the Business or the Assumed Liabilities;

(xi) all claims for and rights to receive Tax Refunds with respect to Taxes for the Post-Closing Tax Period (including the portion of any Straddle Period beginning after the Distribution Date) to the extent such claims for and rights to receive Tax Refunds arise out of or in connection with the conduct, ownership or operation of the Business or the Distributed Assets;

(xii) all claims under insurance policies of Transferor and its Subsidiaries that were both pending as of Closing and reported to the applicable insurer(s) as of Closing, solely to the extent such claims may be pursued by the Transferred Entities pursuant to Section 6.10 of the Purchase Agreement; and

(xiii) all goodwill to the extent associated with the Distributed Assets.

(c) “Distribution Date” means the date on which the Distribution occurs.

(d) “Excluded Assets” means the following:

(i) all cash, cash equivalents, marketable securities and other similar cash items of Transferor and its Affiliates;

(ii) all insurance policies and any claims and rights thereunder of Transferor and its Subsidiaries, other than claims that were both pending as of Closing and reported to the applicable insurer(s) as of Closing, solely to the extent such claims may be pursued by the Transferred Entities pursuant to Section 6.10 of the Purchase Agreement;

(iii) all claims for and rights to receive Tax Refunds with respect to any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Distribution Date);

(iv) all books, records and other documents (whether in hard copy or computer format) that are not exclusively related to the Business;

(v) all Intellectual Property not primarily related to, used in or held for use in the Business, and any Intellectual Property owned or used by the Transferor and its Affiliates and not included in the defined term “Distributed Assets”;

(vi) the owned real property located at 6040 Ponders Court, Greenville, South Carolina, the leased real property located at each of (x) 6006 Ponders Court, Greenville, South Carolina and (y) 6015 Ponders Court, Greenville, South Carolina, and any owned or leased real property that is not Business Owned Real Property or Business Leased Real Property;

(vii) all Shared Contracts;

(viii) all Permits other than Distributed Permits;

(ix) all claims, causes of action (including counterclaims) and rights of recovery in favor of Transferor to the extent related to the Retained Business or the Excluded Liabilities;

(x) all of Transferor’s rights under or pursuant to this Agreement, the Purchase Agreement, the Ancillary Agreements and any other agreements contemplated hereby or thereby;

(xi) (A) all documents, records and reports prepared or received by Transferor in connection with the sale of the Business or the transactions contemplated by this Agreement or the Purchase Agreement, including all analyses relating to the Business or Purchaser so prepared or received, (B) all bids and expressions of interest received from third parties for potential purchases of the Business and (C) all privileged communications and all privileged materials, documents and records; and

(xii) all right, title and interest of Transferor or any of its Affiliates in any asset of any kind or nature, whether tangible or intangible, real, personal or mixed, and wherever located, other than the Distributed Assets.

(e) “Excluded Liabilities” means the following:

(i) all Liabilities of any kind of Transferor or any of its predecessor companies or businesses, or any of their Affiliates, Subsidiaries or divisions, to the extent arising out of or relating to the Retained Business or the Excluded Assets, in each case whether occurring, existing or asserted before, on or after the Distribution Date; and

(ii) any and all Liabilities with respect to any Pre-Closing Tax Period (including the portion of any Straddle Period ending on the Distribution Date).

(f) “Post-Closing Tax Period” shall mean any taxable period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such period beginning after the Distribution Date.

(g) “Pre-Closing Tax Period” shall mean any Tax period ending on or before the Distribution Date and the portion of any Straddle Period through the end of the Distribution Date.

(h) “Straddle Period” shall mean any taxable period that begins on or before the Distribution Date and ends after the Distribution Date.

(i) “Transferred Contracts” means all Contracts (including purchase orders) exclusively related to the Business (for the avoidance of doubt, excluding any Shared Contracts).

Section 6. Miscellaneous.

(a) No Third Party Beneficiaries. This Agreement shall not confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

(b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

(c) Governing Law. This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each Party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with this Section 6(c).

(d) Amendments and Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party to this Agreement may, only by an instrument in writing, waive compliance by the other party to this Agreement with any term or provision of this Agreement on the part of such other party to this Agreement to be performed or complied with. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(e) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(f) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

(g) Headings. The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties have duly executed or caused this Agreement to be duly executed as of the date first above written.

ABB Motors and Mechanical Inc

By:
Name:
Title:

DODGE Mechanical Power Transmission Company Inc.

By:
Name:
Title:

Signature page to Distribution Agreement

Exhibit B

Final Form

INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT

This INTELLECTUAL PROPERTY CROSS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of [●], 2021 (the “Effective Date”) by and among ABB Asea Brown Boveri Ltd, a corporation organized under the laws of Switzerland (“ABB Boveri”), ABB Schweiz AG, a corporation organized under the laws of Switzerland (“ABB Schweiz”) and ABB Motors and Mechanical Inc., a Missouri corporation (“ABB Motors”, and together with ABB Boveri and ABB Schweiz, “Seller”) 1, on the one hand, and [●] (“Company”), on the other hand. Each of Seller and Company may be referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Seller and RBC Bearings Incorporated, a Delaware corporation (“Buyer”), have entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”), dated July 24, 2021, pursuant to which Seller has agreed to sell, assign, transfer, convey and deliver to Buyer, and Buyer has agreed to purchase and accept from Seller, all right, title and interest in the Shares and to the Transferred Assets;

WHEREAS, Seller or one of its Affiliates owns or controls certain patent rights that it desires to license to Company in accordance with the terms and conditions set forth herein;

WHEREAS, Company or one of its Affiliates owns or controls certain patent rights that it desires to license to Seller in accordance with the terms and conditions set forth herein; and

WHEREAS, the Purchase Agreement requires the execution and delivery of this Agreement by the Parties as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used herein, have the following meanings; provided that capitalized terms used but not otherwise defined in this Section 1.1 shall have the respective meanings ascribed to such terms in the Purchase Agreement:

“Business” shall mean the mechanical power transmission division of ABB Boveri operated under the Dodge brand as of the Effective Date, together with any natural extensions and evolutions of the foregoing.

“Buyer” has the meaning set forth in the recitals.

[1]	Note to Draft: Seller parties to the IP Cross License to be confirmed.

“Change of Control” means, with respect to any Person, (a) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of such Person and its Subsidiaries, taken as a whole, or (b) a transaction or series of transactions (including by way of merger, consolidation, sale of stock or otherwise), the result of which is that any other Person becomes the “beneficial owner” (as such term is defined under Applicable Law), directly or indirectly, of more than fifty percent (50%) of the voting power of the outstanding voting stock of such first Person entitled to vote generally in elections of directors of such first Person.

“Company” has the meaning set forth in the preamble.

“Company Field of Use” means the conduct and operation of the Business.

“Company Improvements” means any and all Improvements of any of the Company Patents.

“Company Patents” means any and all Business Patents (as defined in the Purchase Agreement), patents and patent applications owned by Company, and patents included in the Transferred Assets, including those patents set forth on Exhibit A, and patents and patent applications claiming priority to any of the foregoing.

“Company Patent License” has the meaning set forth in Section 2.2.

“Company Products and Services” has the meaning set forth in Section 2.2.

“Confidential Information” has the meaning set forth in Section 5.1.

“Disclosing Party” has the meaning set forth in Section 5.1.

“Improvements” means, with respect to any patent rights, any and all enhancements, modifications, changes, derivative works or improvements of any such patent rights that are made, conceived, created, developed or reduced to practice by either Party or any of their respective Affiliates, directors, officers, employees, agents, consultants, contractors, advisors or other representatives at any time during the Term.

“Licensed Patents” means, (a) with respect to the Company Patent License, the Seller Patents and (b) with respect to the Seller Patent License, the Company Patents.

“Licensed Products and Services” means, (a) with respect to the Company Patent License, the Company Products and Services and (b) with respect to the Seller Patent License, the Seller Products and Services.

“Licensee” means (a) Company in its capacity as licensee under the Company Patent License and (b) Seller in its capacity as licensee under the Seller Patent License.

“Licensor” means (a) Seller in its capacity as licensor under the Company Patent License and (b) Company in its capacity as licensor under the Seller Patent License.

“Party” and “Parties” have the meanings set forth in the preamble.

“Purchase Agreement” has the meaning set forth in the recitals.

“Receiving Party” has the meaning set forth in Section 5.1.

“Seller” has the meaning set forth in the preamble.

“Seller Improvements” means any and all Improvements of any of the Seller Patents.

“Seller Patents” means any and all patents owned by Seller or any of Seller’s Affiliates used in the operation of the Business in the twelve (12) month period prior to the Effective Date, including the patents and patent applications set forth on Exhibit B, and patents and patent applications claiming priority to any of the foregoing.

“Seller Patent License” has the meaning set forth in Section 2.1.

“Seller Products and Services” has the meaning set forth in Section 2.1.

“Sublicensee” has the meaning set forth in Section 2.3(a).

“Sublicensor” has the meaning set forth in Section 2.3(a).

“Term” has the meaning set forth in Section 4.1.

“Territory” means any country or countries in which Licensor has patent rights in force.

Article II

LICENSES

Section 2.1 Seller Patent License. Subject to the terms and conditions of this Agreement, Company (on behalf of itself and its Affiliates) hereby grants to Seller in the Territory a nonexclusive, perpetual (until expiration of the Company Patents or any patent for a Company Improvement), royalty-free, fully paid-up, nontransferable (except as set forth in Section 7.4) license, with the right to grant sublicenses in accordance with Section 2.3, under the Company Patents solely to use, make, have made, sell, offer for sale and import any products and services (the “Seller Products and Services”) outside of the Company Field of Use (the “Seller Patent License”).

Section 2.2 Company Patent License. Subject to the terms and conditions of this Agreement, Seller (on behalf of itself and its Affiliates) hereby grants to Company in the Territory a nonexclusive, perpetual (until expiration of the Seller Patents or any patent for a Seller Improvement), royalty-free, fully paid-up, nontransferable (except as set forth in Section 7.4) license, with the right to grant sublicenses in accordance with Section 2.3, under the Seller Patents solely to use, make, have made, sell, offer for sale and import any products and services (the “Company Products and Services”) within the Company Field of Use (the “Company Patent License”).

Section 2.3 Sublicensing.

(a) The Parties acknowledge and agree that each of Company under the Company Patent License, and Seller under the Seller Patent License (each of Company and Seller, a “Sublicensor” in this capacity), shall have the right to grant sublicenses to their respective (i) Affiliates, (ii) vendors, manufacturers, consultants, contractors and suppliers in connection with the supply and/or provision of Licensed Products and Services to such Sublicensor, and (iii) distributors, customers and end-users in connection with their distribution, licensing, sale, offering for sale or use of Licensed Products and Services for, or on behalf of, such Sublicensor (each, a “Sublicensee”).

(b) Sublicensor shall be liable for any breach of the terms and conditions of this Agreement by any of its Sublicensees. Any sublicense granted hereunder shall terminate upon the termination of the applicable license.

Section 2.4 Reservation of Rights. All rights not expressly granted by a Party hereunder are reserved by such Party. Without limiting the generality of the foregoing, the Parties expressly acknowledge and agree that nothing contained herein shall be construed or interpreted as a grant, by implication or otherwise, of any licenses other than the licenses expressly set forth in this Article 2.

Article III

INTELLECTUAL PROPERTY

Section 3.1 Ownership and Improvements. The Parties acknowledge and agree that, as between the Parties, (a) Licensor shall own and retain all right, title and interest in, to and under the Licensed Patents, (b) any and all Seller Improvements shall be solely and exclusively owned by Seller and (c) any and all Company Improvements shall be solely and exclusively owned by Company. All use of the Licensed Patents by Licensee shall inure to the benefit of Licensor for purposes of patent ownership, registration, maintenance and enforcement. To the extent ownership of any Improvements do not originally vest in the appropriate Party as allocated under this Section 3.1, each Party hereby irrevocably assigns and transfers, and shall cause its respective Affiliates, directors, officers, employees, agents, consultants, contractors, advisors and other representatives to assign and transfer as applicable, to the other Party all right, title and interest in, to and under such Improvements as allocated under this Section 3.1. In furtherance of the foregoing, each Party shall, and shall cause its respective Affiliates, directors, officers, employees, agents, consultants, contractors, advisors and other representatives as applicable to, take all actions, including to execute or procure the execution of all documents, necessary or otherwise reasonably requested by the other Party to perfect, confirm and record the other Party’s ownership of all such Improvements. For the avoidance of doubt, any and all (i) Seller Improvements shall automatically be included in the Company Patent License and (ii) Company Improvements shall automatically be included in the Seller Patent License.

Section 3.2 Prosecution, Maintenance and Enforcement. Licensor shall have the sole right in its sole discretion and control, but not the obligation, to file, prosecute and maintain all Licensed Patents (including any application or registration therefor) and commence any claim or action against a third party for infringement, misappropriation or other violation of any Licensed Patent, at its sole cost and expense. Licensee shall notify Licensor in writing promptly if it becomes aware of any actual or potential infringement, misappropriation or other violation of any Licensed Patent or any challenge to the validity, scope or enforceability of any Licensed Patent in any jurisdiction. Licensee shall, at Licensor’s reasonable request and expense, cooperate fully with Licensor in connection with the prosecution, maintenance and enforcement of all Licensed Patents, including by taking all actions and executing all documents reasonably requested by Licensor in connection therewith and, where required by Applicable Law to achieve standing to bring a lawsuit or proceeding or obtain remedies related thereto, joining in such lawsuit or proceeding.

Section 3.3 Restrictions. Licensee and its Affiliates shall not, directly or indirectly, or assist, encourage, support, finance, or otherwise provide any information to, any third party to (a) challenge, dispute or contest Licensor’s ownership of and rights in any Licensed Patent or the validity or enforceability thereof, or (b) apply for registration or renewal of registration of any Licensed Patent. Licensor’s obligations hereunder, and all licenses, covenants and other rights granted by Licensor hereunder (including Licensee’s right to grant sublicenses, and all sublicenses granted by the Licensee) will run with the Licensed Patents.

Article IV

TERM AND TERMINATION

Section 4.1 Term. This Agreement will commence on the Effective Date and will continue in full force and effect until terminated in accordance with this Article 4 (the “Term”).

Section 4.2 Termination for Material Breach. Either Party shall have the right to terminate this Agreement in its entirety, or to retain this Agreement but terminate the licenses it grants under this Agreement, by written notice to the other Party upon the occurrence of any material breach of this Agreement by such other Party that remains uncured after thirty (30) days following such other Party’s receipt of written notice of such breach from the terminating Party; provided that if such material breach cannot be cured or remedied with reasonable best efforts within thirty (30) days, the breaching Party shall be given a reasonable additional period of time to cure or remedy such breach so long as it is undertaking reasonable best efforts to cure the same during such thirty (30)-day period and any such additional period of time.

Section 4.3 Termination for Insolvency. Either Party shall have the right to terminate this Agreement upon (a) the filing of a petition in bankruptcy or for reorganization by or against the other Party under any Applicable Law, (b) the assignment by the other Party for the benefit of its creditors or (c) the appointment of a receiver, trustee, liquidator or custodian for all or a substantial part of the other Party’s property, which order of appointment is not vacated within thirty (30) days.

Section 4.4 Effect of Expiration or Termination; Survival. Except as expressly set forth in this Section 4.4, upon any expiration or termination of this Agreement, (a) each Party shall immediately cease any and all use and other exploitation of all intellectual property licensed to such Party under this Agreement and (b) each Party shall promptly return to the other Party, or destroy, all Confidential Information of the other Party in its possession and any and all copies thereof; provided, however, that the foregoing requirements shall not apply to the terminating Party and shall only apply to the breaching Party in the event of a termination pursuant to Section 5.2 in which the terminating Party elects to retain this Agreement as permitted therein. Licensee shall have twelve (12) months from the date of termination, cancellation or expiration (or, solely with respect to Licensed Products and Services on order at the time of termination, cancellation or expiration, twelve (12) months from the date on which such Licensed Products and Services are received by Licensee) in which to sell any unsold Licensed Products and Services in its possession or on order at the time of termination, cancellation or expiration of this Agreement. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, nor shall any expiration or termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement under Applicable Law with respect to any breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, Sections 2.4, 3.1, 4.4 and 5.4 and Articles 5, 6 and 7 and all associated definitions and interpretative provisions of this Agreement shall survive any termination of this Agreement.

Article V

CONFIDENTIALITY

Section 5.1 Confidential Information. The provisions of this Article 5 shall apply to any and all confidential or proprietary information or materials provided pursuant to this Agreement by either Party (in such capacity, the “Disclosing Party”) to the other Party (in such capacity, the “Receiving Party”), whether or not designated as confidential or proprietary and regardless of its form of delivery (“Confidential Information”). The Receiving Party shall keep all Confidential Information provided by the Disclosing Party strictly confidential and shall not, and shall cause its respective directors, officers, employees, agents, consultants, contractors, advisors and representatives and Sublicensees not to, directly or indirectly disclose, reveal, divulge or communicate to any Person (other than such directors, officers, employees, agents, consultants, contractors, advisors, representatives or Sublicensees who reasonably need to know such Confidential Information) any such Confidential Information without the prior written consent of the Disclosing Party. The Receiving Party shall use the same degree of care to prevent and restrain the unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information as it currently uses for its own confidential information of a like nature but in no event less than a commercially reasonable standard of care. The Receiving Party shall not use any Confidential Information except as permitted herein.

Section 5.2 Exclusions. The confidentiality obligations in this Article 5 shall not apply to any Confidential Information which:

(a) is or becomes generally available to or known by the public (other than as a result of a non-permitted disclosure or other wrongful act directly or indirectly by the Receiving Party);

(b) is or becomes available to the Receiving Party on a nonconfidential basis from a source other than the Disclosing Party; provided that the Receiving Party has no knowledge that such source was at the time of disclosure to the Receiving Party bound by a confidentiality agreement with the Disclosing Party or other obligation of secrecy which was breached by such disclosure;

(c) has been or is hereafter independently acquired or developed by the Receiving Party without use of or reference to such Confidential Information and without otherwise violating any confidentiality agreement with or other obligation of secrecy to the Disclosing Party;

(d) was in the possession of the Receiving Party at the time of disclosure (including prior to the Effective Date) by the Disclosing Party without restriction as to confidentiality; or

(e) is required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to be disclosed by any Governmental Authority or pursuant to Applicable Law; provided that the Receiving Party (i) uses all reasonable efforts to provide the Disclosing Party with written notice of such request or demand as promptly as practicable under the circumstances so that the Disclosing Party shall have an opportunity to seek an appropriate protective order or other appropriate remedy, (ii) furnishes only that portion of the Confidential Information which is in the opinion of the Receiving Party’s counsel legally required to be disclosed and (iii) takes, and causes its directors, officers, employees, agents, consultants, contractors, advisors, representatives and Sublicensees to take, all other reasonable steps necessary to obtain confidential treatment for any such Confidential Information required to be furnished. Subject to the foregoing, the Party that received such request or demand may thereafter disclose or provide any Confidential Information to the extent required by such Applicable Law (as so advised by counsel) or by lawful process or such Governmental Authority.

Article VI

INDEMNIFICATION; DISCLAIMERS

Section 6.1 Indemnification by Company. Company shall indemnify and hold harmless Seller and its Affiliates and any of their respective directors, officers, employees and agents from and against any and all third-party claims to the extent arising out of or relating to (a) any breach of any terms or conditions of this Agreement by Company, (b) any claim that Company’s use of any Seller Patent or development, manufacture, commercialization, sale, distribution or other exploitation of products or services other than in accordance with the terms and conditions of this Agreement infringes, misappropriates or otherwise violates any intellectual property or similar proprietary rights of any third party or (c) Company’s fraud, gross negligence, willful misconduct or violation of Applicable Law.

Section 6.2 Indemnification by Seller. Seller shall indemnify and hold harmless Company and its Affiliates and any of their respective directors, officers, employees and agents from and against any and all third-party claims to the extent arising out of or relating to (a) any breach of any terms or conditions of this Agreement by Seller, (b) any claim that Seller’s use of any Company Patent or development, manufacture, commercialization, sale, distribution or other exploitation of products or services other than in accordance with the terms and conditions of this Agreement infringes, misappropriates or otherwise violates any intellectual property or similar proprietary rights of any third party or (c) Seller’s fraud, gross negligence, willful misconduct or violation of Applicable Law.

Section 6.3 Indemnification Procedures. The indemnified Party shall promptly notify the indemnifying Party upon becoming aware of any third-party claim under Section 6.1 or 6.2, as applicable. The indemnifying Party shall assume control of the defense and investigation of such third-party claim, and the indemnified Party shall reasonably cooperate with the indemnifying Party in connection therewith, in each case at the indemnifying Party’s sole cost and expense. The indemnified Party may participate in the defense of such third-party claim, with counsel of its own choosing and at its own cost and expense. The indemnifying Party shall not settle any such third-party claim on any terms or in any manner that adversely affects the rights of the indemnified Party under this Agreement without the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.4 Disclaimer of Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR THE PURCHASE AGREEMENT, THE INTELLECTUAL PROPERTY LICENSED BY EITHER PARTY PURSUANT TO THIS AGREEMENT IS FURNISHED ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, NONINFRINGEMENT, QUALITY, USEFULNESS, COMMERCIAL UTILITY, ADEQUACY OR COMPLIANCE WITH ANY APPLICABLE LAW, DOMESTIC OR FOREIGN, AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

Section 6.5 Disclaimer of Consequential and Other Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED UNDER THIS AGREEMENT.

Article VII

GENERAL PROVISIONS

Section 7.1 Further Assurances. In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, the Parties shall cooperate with each other and use commercially reasonable efforts, on and after the Effective Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under Applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement.

Section 7.2 Notices. All notices and other communications under this Agreement shall be made in accordance with Section [12.7] of the Purchase Agreement.

Section 7.3 Section 365(n) of the United States Bankruptcy Code. All licenses granted under this Agreement, including the Company Patent License and Seller Patent License, are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, a license of rights to “intellectual property” (as defined under Section 101 of the United States Bankruptcy Code) regardless of whether any of the intellectual property licensed hereunder satisfies such definition of “intellectual property” under the United States Bankruptcy Code and regardless of the jurisdiction in which any such intellectual property may be registered. All Parties shall retain and may fully exercise all of their respective rights and elections under the United States Bankruptcy Code (or any similar foreign Applicable Law) with respect thereto.

Section 7.4 Assignment. Neither Party may directly or indirectly sell, assign, convey, transfer or otherwise dispose of this Agreement or any of its rights or obligations hereunder to any Person without the prior written consent of the other Party, which may not be unreasonably withheld, conditioned or delayed; provided that either Party may, without such prior written consent of the other Party, sell, assign, convey, transfer or otherwise dispose of, in whole or in part, its rights and obligations under this Agreement to (a) its Affiliates or (b) a Person acquiring such Party by virtue of a Change of Control. Nothing herein shall be deemed to prevent or restrict Licensor’s ability to sell, transfer or assign any of the Licensed Patents to any party, subject only to Licensee’s rights to continue use thereof as provided herein and in accordance herewith. Without limiting the foregoing, this Agreement is binding upon and for the benefit of Licensee and Licensor and their respective legal successors and assigns, including the assigns of the business in which the Licensed Patents are used and the assigns of the Licensed Patents, as may be applicable. Any attempted sale, assignment, conveyance, transfer or other disposal in violation of this Section 7.4 shall be null and void.

Section 7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 7.6 Consent to Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any Delaware State court sitting in Wilmington, Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such party as provided in Section 7.2 shall be deemed effective service of process on such Party.

Section 7.7 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 7.8 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.9 Entire Agreement. This Agreement and each of the Exhibits attached hereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

Section 7.10 Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and permitted assigns.

Section 7.11 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person.

Section 7.12 Amendments; Waivers. This Agreement may not be modified or amended, except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Any Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. The waiver by any Party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

* * * * * * *

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representatives effective as of the Effective Date.

ABB ASEA BROWN BOVERI LTD.

By:
Name:
Title:

ABB MOTORS AND MECHANICAL INC.

By:
Name:
Title:

ABB SCHWEIZ AG

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

Exhibit C

TRANSITION SERVICES AGREEMENT

dated as of

[●], 2021

by and among

[ABB ASEA BOVERI LTD],

[RECIPIENT],

[and

[PARENT]

(solely for purposes of Section 9.15)]

[This draft shall not be considered final as to any party unless executed and delivered by such party.]

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated [●], 2021 (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”), is made and entered into by and among [ABB Asea Brown Boveri Ltd, a corporation organized under the laws of Switzerland]1 (“Seller”), [●], a [Jurisdiction][entity type] (“Recipient”), and solely for purposes of Section 9.15, RBC Bearings Incorporated, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Seller and Parent entered into that certain Stock and Asset Purchase Agreement, dated as of July 24, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”);

WHEREAS, in furtherance of the transactions contemplated by the Purchase Agreement, the Parties (as defined below) desire that Seller shall provide or cause to be provided to Recipient certain services, access to systems and other assistance on a transitional basis and in accordance with the terms and subject to the conditions set forth herein; and

WHEREAS, the Purchase Agreement requires execution and delivery of this Agreement by Seller and Recipient at the Closing.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I

Definitions

Section 1.1 Certain Defined Terms.

(a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Purchase Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Confidential Information” means any information furnished or obtained in connection with or as a result of this Agreement or performance or receipt of Services hereunder that is confidential, nonpublic or proprietary about a Person, its Affiliates and any of their respective businesses, operations, clients, customers, prospects, personnel, properties, processes or products, financial, technical, commercial or other information (regardless of the form or format of the information (written, verbal, electronic or otherwise) or the manner or media in or through which it is furnished to or otherwise obtained by another Person or its Affiliates or Representatives), including all materials derived from, reflecting or incorporating, in whole or in part, any such information. “Confidential Information” shall not include information that (i) is or becomes generally available to the public through no direct or indirect act or omission by the Person receiving such information or by any of its Affiliates or Representatives; or (ii) is already available to, or is or becomes available on a non-confidential basis to, the Person receiving such information or its Affiliates or Representatives from a source, other than the Person receiving such information or its Affiliates or Representatives, who is not prohibited from disclosing such portions by any contractual, legal or fiduciary obligation.

[1]	Note to Draft: To be confirmed.

“Data” means data, databases and compilations, including all data and collections of data, whether machine readable, structured, unstructured, physical or otherwise.

“Data Protection Legislation” means all applicable national, federal, state and local laws and regulations relating to processing of personal data, data security breaches and privacy, in the jurisdiction from or to which the Services are being provided.

“Indemnified Party” means a Seller Indemnified Party or a Recipient Indemnified Party, as applicable.

“Party” means Seller and Recipient individually, and “Parties” means Seller and Recipient collectively, and, in each case, their respective permitted successors and assigns.

“Personal Information” means data that is subject to Data Protection Legislation.

“Prime Rate” means the prime rate published in the eastern edition of the Wall Street Journal or a comparable newspaper if the Wall Street Journal shall cease publishing the prime rate.

“Seller Entities” means Seller and/or its Affiliates on the date hereof immediately after giving effect to the Closing.

“Service Line Item” means a Service line item on Schedule A and identified by a distinguishable “TSA ID” identification number therein.

“Software” means all (i) computer programs, including all software implementation of algorithms, models, formulas and methodologies, whether in source code, object code, human readable form or other form; (ii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iii) documentation, including user manuals and other training documentation relating to any of the foregoing, in each case of clauses (i) – (iii), excluding Data.

“Termination Charges” shall mean any and all fees or expenses payable, directly or indirectly, to any unaffiliated, third-party provider as a result of any early termination or reduction of a Service (which fees and expenses may include breakage fees, early termination fees or charges, liquidated damages and minimum volume charges with respect to terminated Services).

(c) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actual Charge	Section 5.1(b)
Agreement	Preamble
Contracting Parties	Section 9.13
Dispute	Section 9.11
Force Majeure Event	Section 8.3
Guaranteed Obligations	Section 9.15
Losses	Section 7.1
Nonparty Affiliates	Section 9.13
Purchase Agreement	Recitals
Recipient	Preamble
Recipient Bankruptcy Proceedings	Section 9.15
Recipient Entities	Recitals
Recipient Indemnified Party	Section 7.3
Seller	Preamble
Seller Entities	Recitals
Seller Indemnified Party	Section 7.1(a)
Service Charges	Section 5.1(a)
Service Period	Section 2.2
Services	Section 2.1(a)
Services Manager	Section 2.3
Systems	Section 4.1(a)

Article II

Services, Duration and Services Manager

Section 2.1 Services.

(a) Upon the terms and subject to the conditions of this Agreement, Seller shall provide, or shall cause to be provided, to Recipient the services and access to systems as set forth in Schedule A attached hereto (the “Services”).

(b) All Services shall be for the sole use and benefit of the Business.

(c) Seller may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (i) Seller shall use the same degree of care in selecting any such subcontractor as it would if such subcontractor was being retained to provide similar services to Seller; and (ii) Seller shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services and the standard for Services as set forth in Article VI hereof.

(d) In the event that Recipient decides that it requires assistance from Seller with respect to any corporate service that is not included in the Services but which was provided to the Business by Seller within the three-month period immediately prior to the date hereof, the Parties will negotiate in good faith and use commercially reasonable efforts to reach agreement on the terms pursuant to which such corporate service will become a Service and be provided by Seller pursuant to this Agreement.

Section 2.2 Duration of Services. Upon the terms and subject to the conditions of this Agreement, Seller shall provide (or cause to be provided) to Recipient each Service until the earliest to occur of, with respect to each such Service, (i) the expiration of the period of duration for such Service as set forth in Schedule A (each, a “Service Period”); (ii) the date on which such Service shall have been terminated in accordance with Article VIII; and (iii) the date on which this Agreement is terminated in accordance with Article VIII; provided, however, to the extent that Seller’s ability to provide (or to cause to be provided) a Service is dependent on the continuation of a Service and such dependence has been made known to Recipient, Seller’s obligation to provide (or to cause to be provided) such dependent Service shall terminate automatically with the termination of such supporting Service; provided, further, that Recipient shall use its reasonable best efforts to transition itself to a replacement Service or system with respect to each Service as soon as reasonably practicable during the relevant Service Period; and provided, further, that any Service Period may be extended for up to three (3) months upon the mutual agreement of Seller and Recipient. In the event of an extension of any Service Period, the Service Charge for the relevant Service during the extended Service Period will be equal to 105% of the Service Charge for the initial Service Period.

Section 2.3 Transition Services Manager. Seller hereby appoints and designates [Kevin Stocker] to act as its initial services manager (the “Services Manager”), who will be directly responsible for coordinating and managing the delivery of the Services and have authority to act on Seller’s behalf with respect to matters relating to this Agreement. The Services Manager will work with the personnel of the Seller Entities to periodically address issues and matters raised by Recipient relating to this Agreement. Notwithstanding the requirements of Section 9.4, all communications from Recipient to Seller pursuant to this Agreement regarding routine matters involving the Services set forth in the Schedules shall be made through the Services Manager, or such other individual as specified by the Services Manager in writing and delivered to Recipient by e-mail with receipt confirmed. Seller shall notify Recipient of the appointment of a different Services Manager, if applicable, in accordance with Section 9.4.

Section 2.4 Limitations on Provision of Services.

(a) The Services may not be used by Recipient for any purpose, in any manner (including as to volume, amount, level, capacity and frequency), or at any location, other than as the Services were used by the Business immediately prior to the Closing, and Seller shall have no obligation to make any increase in any such volumes, amounts, levels, capacity or frequencies (including any increases in staffing levels, equipment acquisitions, investments or capital or other expenditures) or provide any Services with respect to any other locations. Without limiting the generality of the foregoing, the Services shall be used by Recipient solely in connection with the operation of the Business as conducted on the Closing, and shall be for the sole benefit of Recipient (and the other entities that comprise the Business). Seller shall have no obligation to provide (or cause to be provided) any Services (i) to the extent that any change is made to such Business that increases or changes Seller’s burden or cost with respect to the provision thereof or that makes the provision of such Services commercially impracticable; (ii) with respect to any expansion of, or increase in the size of, the Business; or (iii) with respect to any business or product that is not part of the Business as of the Closing. Seller’s employees providing the Services shall only be obligated to perform the Services during normal business hours and each such employee shall only be obligated to perform the Services for forty (40) hours per week.

(b) Except as expressly provided in the Purchase Agreement or in any other Ancillary Agreement, unless required in connection with the performance or delivery of a Service, Recipient shall cease using (and shall cause its employees to cease using) any services made available by the Seller Entities to the Business or their personnel prior to the date hereof (other than Services).

Section 2.5 Migration. Unless applicable Services are otherwise provided for on Schedule A, Seller shall provide reasonable assistance to Recipient in connection with the transfer of the Services from Seller’s systems to the systems of Recipient or its designee; provided, however, that Seller shall not be required to incur any obligation, expend any money, grant any accommodation (financial or otherwise) or otherwise incur any out-of-pocket or other material incremental cost in the provision of such assistance as contemplated by this Section 2.5.

Article III

Software and Software Licenses

Section 3.1 If and to the extent requested by Recipient, Seller shall use commercially reasonable efforts to assist Recipient in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain Software necessary for a Seller Entity to provide, or Recipient to receive, Services; provided, however, that Recipient shall notify Seller in writing of the specific types and quantities of any such Software licenses; provided, further, that Seller shall not be required to incur any obligation, expend any money or commence or participate in any action, suit, arbitration or proceeding by or before any Governmental Entity or offer or grant any accommodation (financial or otherwise) to any third party in order to provide such license (or other appropriate rights) to enable Recipient to obtain any such license; and provided, further, that Seller shall not be required to seek broader rights or more favorable terms for Recipient than those applicable to Seller or Recipient, as the case may be, prior to the date hereof or as may be applicable to Seller from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that Seller’s efforts will be successful or that Recipient will be able to obtain such licenses or rights on acceptable terms or at all and, where Seller enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

Article IV

Additional Agreements

Section 4.1 Seller Computer-Based and Other Resources.

(a) As of the date hereof, except as otherwise expressly provided in the Purchase Agreement or in any other Ancillary Agreement, or unless required hereunder in connection with the performance of, or delivery of, a Service, Recipient shall cease to use and shall have no further access to, and Seller shall have no obligation to otherwise provide, the Seller Entities’ intranet and other owned or licensed information technology related resources, including Software, networks, hardware or technology of the Seller Entities and Recipient shall have no access to, and Seller shall have no obligation to otherwise provide, computer-based resources (including e-mail and access to the Seller Entities’ computer networks and databases) which require a password or are available on a secured access basis. From and after the date hereof, Recipient shall cause all of its personnel having access to the Seller Entities’ intranet or such other information technology related resources, including Software (owned or licensed), networks, hardware, technology or computer based resources (collectively, the “Systems”) in connection with performance, receipt or delivery of a Service to comply with all security guidelines (including physical security, network access, internet security, confidentiality and personal data security guidelines, policies, standards and similar requirements) of the Seller Entities (of which the Seller Entities provide Recipient written notice) and shall not tamper with, compromise or circumvent any security or audit measures employed by a Seller Entity. Recipient shall ensure that such access shall be used by such personnel only for the purposes contemplated by, and subject to the terms of, this Agreement, and shall access and use only those Systems for which Recipient has been granted the right to access and use, and use reasonable best efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein and to otherwise cooperate and fully implement this Section 4.1, including notifying its personnel of the restrictions set forth in this Agreement. Seller and Recipient agree to use their respective reasonable best efforts to cooperate and fully implement this paragraph promptly.

(b) In the event of a cyber incident for which Seller reasonably believes the Seller Entities’ intranet or other information technology-related resources have been or could be compromised by a malicious threat actor, Recipient agrees that Seller may take all steps it deems necessary and/or advisable in its sole and absolute discretion to remediate such cyber incident, including termination of or blocking Recipient’s and its personnel’s access and connectivity to the Seller Entities’ intranet or such other information technology related resources. If Seller reasonably believes Recipient or its personnel has failed to comply with the security guidelines of any Seller Entity, that any unauthorized Recipient personnel has accessed the Systems, or that any personnel of Recipient is a security concern or has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of Data, information or Software of a Seller Entity, Recipient agrees that Seller may terminate or block Recipient’s access and connectivity to the Seller Entities’ intranet or such other information technology related resources until such time as Recipient has remedied such noncompliance in a manner satisfactory to Seller in its sole discretion. Recipient shall use reasonable best efforts to cooperate with Seller in investigating any apparent unauthorized access to the Systems.

Section 4.2 Access. As a condition to Seller’s obligations to provide the Services hereunder, Recipient shall (i) make available on a timely basis to the Seller Entities and their Representatives all information and materials reasonably requested by any such Person to enable Seller to provide the Services and (ii) allow the Seller Entities and their Representatives reasonable access to facilities of Recipient necessary for Seller to fulfill its obligations under this Agreement.

Section 4.3 Information. Upon Recipient’s reasonable request, Seller will provide Recipient with such information as is in Seller’s possession regarding the Services that is reasonably necessary for Recipient to maintain its books and records, plan forecasts, respond to Service outages, and plan for the migration of the Services.

Article V

Costs

Section 5.1 Costs Generally.

(a) Except as otherwise provided in this Agreement, Schedule A or Schedule B hereto, Recipient shall pay to Seller a monthly fee for the Services provided to it hereunder (or category of Services, as applicable) as provided for in Schedule B hereto (each fee constituting a “Service Charge” and, collectively, “Service Charges”). During the term of this Agreement, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase, except to the extent that there is an evidenced increase after the date hereof in the costs actually incurred by Seller in providing such Services, including as a result of (i) an increase in the amount of such Services being provided to Recipient (as compared to the amount of the Services underlying the determination of a Service Charge); (ii) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by Seller in providing the Services (as compared to the rates or charges underlying a Service Charge); or (iii) any increase in costs relating to any changes in the quality, nature, duration or quantity of the Services provided or how the Services are provided (including relating to newly installed products or equipment or any upgrades to existing products or equipment). Upon reasonable determination by Seller that a basis for the increase of a Service Charge, as set forth in the immediately preceding sentence, exists, Seller shall notify Recipient of the basis for such increase and the amount of such increase, Schedule B will be amended in writing to reflect such increased Service Charge and such increased Service Charge shall thereafter be deemed to be the Service Charge for the relevant Service hereunder. If at any time Seller believes that the Service Charges are otherwise materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder for reasons other than those set forth above in clauses (i) – (iii), Seller shall notify Recipient and the Parties will commence good faith negotiations toward an agreement as to the appropriate course of action with respect to pricing of such Services for future periods.

(b) For those Services for which a flat or one-time cost is identified in Schedule B, Seller may invoice Recipient as of the Closing. For those Services for which a monthly Service Charge is identified in Schedule B, Seller may invoice Recipient in advance. For certain Services, for which reimbursable actual charges are specified in the applicable description in Schedule B (“Actual Charges”), Seller may invoice Recipient, in arrears, for the Actual Charges incurred by Seller as indicated in Schedule B (with such supporting documentation as Recipient may reasonably request). To the extent there are any incremental services added to the Services for which no charging methodology has been identified, the Parties shall mutually agree the applicable charges in advance. Seller shall invoice Recipient monthly in arrears for any other Services provided by them. All payments by Recipient are due to Seller within thirty (30) calendar days of receipt of such invoices. To the extent consistent with past practice with respect to Services rendered outside the United States, payments are to be made in local currency. If Recipient fails to pay such amount by the required date, Recipient shall be obligated to pay to Seller, in addition to the amount due, interest at a rate of 4% per month over the Prime Rate, compounded monthly, accruing from the date the payment was due through the date of actual payment. As soon as reasonably practicable after receipt of any reasonable written request by Recipient, Seller shall provide Recipient with data and documentation supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.

Section 5.2 No Right to Set-Off. Recipient shall pay the full amount of Service Charges and shall not setoff, counterclaim or otherwise withhold any amount owed to Seller under this Agreement on account of any obligation owed by Seller to Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that Recipient shall be permitted to assert a set-off right with respect to any payment obligation of Seller to Recipient that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by Recipient to Seller under this Agreement.

Section 5.3 Taxes.

(a) Sales Tax or Other Transfer Taxes. Recipient shall bear any and all sales, use, excise, value added, transaction and transfer taxes and other similar charges (and any related interest and penalties) imposed on, or payable with respect to, any Service Charges payable by Recipient pursuant to this Agreement.

(b) Withholding Tax or Other Similar Taxes. If any withholding or deduction from any payment under this Agreement by Recipient in relation to any Service is required in respect of any taxes pursuant to any applicable Law, Recipient will: (i) gross up the amount payable such that Seller receives an amount equal to the the Service Charges in respect of that Service, net of the withholding or deduction; (ii) deduct such tax from the amount payable to Seller; (iii) timely pay the deducted amount referred to in clause (ii) to the relevant Governmental Entity (including any Tax Authority); and (iv) promptly forward to Seller a withholding tax certificate evidencing that payment.

(c) Cooperation. Recipient and Seller will take reasonable steps to cooperate to minimize the imposition of, and the amount of, taxes described in this Section 5.3.

Article VI

Standard for Service

Section 6.1 Standard for Service. Except as otherwise provided in this Agreement, Seller agrees to use commercially reasonable efforts to provide, or cause to be provided, the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are substantially the same as the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of Seller prior to the Closing (or, if not so previously provided, then substantially the same as that applicable to similar services performed by or on behalf of Seller); provided, however, that, subject to Section 6.2, nothing in this Agreement will require any Seller Entity to favor Recipient’s operation of its business over any Seller Entity’s own business operation. For the avoidance of doubt, Seller shall only provide those Services to the extent consistent with Seller’s applicable operating conditions, permits, licenses, business practices and any restrictions in any contract with any third party as in effect on the Closing or from time to time thereafter, and any changes or modifications to the foregoing, including as a result of any change in Law or requirements of any Governmental Entity, shall be considered a modification pursuant to Section 6.6. Recipient acknowledges and agrees that certain of the Services to be provided hereunder were, prior to Closing, performed for the Seller Entities by individuals who may no longer be employed by a Seller Entity as a result of the consummation of the transactions. Consequently, the Parties agree (i) to cooperate in good faith to ensure that the manner of Services provided by a Seller Entity remains substantially similar to the manner in which such services were provided prior to the Closing and (ii) that such cooperation may include Recipient’s provision of the relevant employees to Seller in order to provide such Services.

Section 6.2 Priorities. Seller shall have the right and sole discretion to establish priorities, as between Recipient, on the one hand, and Seller, on the other hand, as to the provision of any Service; provided that Seller shall use commercially reasonable efforts to maintain sufficient resources to perform the Services in accordance with this Agreement. Seller will provide Recipient at least 48 hours advance notice of any Services which will be interrupted or delayed as a result of such prioritization (or such shorter period as is practicable under the circumstances).

Section 6.3 Level of Use. Recipient will use commercially reasonable efforts to ensure that Recipient’s use of any Service will be no greater than the level of use required as of immediately prior to the Closing. In no event will Recipient be entitled to materially increase its use of any of the Services above such level of use without the prior written consent of Seller.

Section 6.4 Third Parties; Compliance with Law. Seller will use commercially reasonable efforts to obtain any third-party consent, waiver or approval that is required for Seller or its designees to provide any Services. If any such consent, waiver or approval is not obtained, the Parties will work together in good faith to procure a replacement service therefor. The Recipient will bear any costs incurred in connection with obtaining any such consent, waiver, approval, or replacement service. No Seller shall be obligated to provide any Services which, if provided, would violate any applicable Law or third-party contract or agreement.

Section 6.5 Maintenance. Seller and its Affiliates shall have the right to shut down temporarily the operation of any facilities or systems providing any Service whenever in Seller’s judgment, reasonably exercised, such action is necessary or advisable for general maintenance or emergency purposes; provided that Seller will use its commercially reasonable efforts to schedule nonemergency maintenance so as to not materially disrupt the business or operations of Recipient. Seller will give Recipient at least 48 hours advance notice of any shutdown (or such shorter period as is practicable under the circumstances). With respect to the Services dependent on the operation of such facilities or systems, Seller shall be relieved of its obligations hereunder to provide such Services during the period that such facilities or systems are so shut down in compliance with this Agreement, but shall use commercially reasonable efforts to minimize each period of shutdown.

Section 6.6 Modifications. Seller may modify a Service to the extent the same modification (including, with respect to the cost, scope, timing and quality of such Service) is made with respect to the entirety of Seller’s provision of such Service to any of its Affiliates and any other Person to whom Seller provides such Service; provided, however, that, in such event, (i) Seller will use its commercially reasonable efforts to limit the disruption to the business or operations of Recipient caused by such modification; (ii) Seller must provide notice of the modification to Recipient as soon as reasonably practicable; and (iii) Recipient may terminate such Service immediately upon notice to Seller. Seller’s responsibilities set forth herein shall be amended as reasonably necessary to conform to any such modifications made pursuant to this Section 6.6 and Recipient shall use commercially reasonable efforts to comply with any such amendments. Subject to the terms in this Agreement, in providing its Services hereunder, Seller may use any information systems, hardware, software, processes and procedures it deems necessary or desirable in its reasonable discretion.

Section 6.7 Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided on an as-is, where-is basis, that Recipient assumes all risks and liability arising from or relating to its use of and reliance upon the Services and Seller makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY, FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE OR USE, TITLE, NONINFRINGEMENT, ACCURACY, AVAILABILITY, TIMELINESS, COMPLETENESS, THE RESULTS TO BE OBTAINED FROM SUCH SERVICES OR ARISING FROM COURSE OF PERFORMANCE, DEALING, USAGE OR TRADE, AND RECIPIENT, ON ITS BEHALF AND ON BEHALF OF ALL OF ITS AFFILIATES, HEREBY ACKNOWLEDGES SUCH DISCLAIMER. NEITHER SELLER NOR ANY OF ITS AFFILIATES GUARANTEES OR WARRANTS THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY DATA OR OTHER INFORMATION PROVIDED TO RECIPIENT OR ITS AFFILIATE OR ITS REPRESENTATIVES IN CONNECTION WITH THE SERVICES.

Section 6.8 Compliance with Laws and Regulations. Each Party hereto shall be responsible for its and its Affiliates’, as the case may be, own compliance with any and all Laws applicable to its and their performance under this Agreement. No Party or its Affiliates, as the case may be, will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party or its Affiliates, as the case may be.

Section 6.9 No Professional Services. (a) Notwithstanding anything to the contrary contained in this Agreement or in Schedule A, neither Seller nor any of its Affiliates, nor any of their respective Representatives, shall be obligated to provide, or shall be deemed to be providing, any legal, regulatory, compliance or tax advice to Recipient or any of their respective Representatives, pursuant to this Agreement or Schedule A, as part of or in connection with the Services provided hereunder or otherwise.

Section 6.10 No Reporting Obligations. Notwithstanding anything to the contrary contained in this Agreement or in Schedule A, neither Seller nor any of its Affiliates, nor any of their respective Representatives, shall be obligated, pursuant to this Agreement or Schedule A, as part of or in connection with the Services provided hereunder, as a result of storing or maintaining any data referred to herein or in Schedule A, or otherwise, to prepare or deliver any notification or report to any Governmental Entity (including any Tax Authority) or other Person on behalf of Recipient or any of its Affiliates, or any of their respective Representatives.

Section 6.11 Intellectual Property Rights.

(a) Licenses. Recipient, on behalf of itself and its Affiliates, hereby grants to Seller, its Affiliates and their subcontractors, during the term of this Agreement, a fully paid-up, royalty-free, nonexclusive, nontransferable (except as provided in Section 9.6) license to use any Intellectual Property owned by Recipient or any of its Affiliates that is necessary for Seller, its Affiliates and their subcontractors, to provide the Services, solely to the extent necessary for Seller, its Affiliates and their subcontractors to provide the Services as required under this Agreement. Nothing in this Agreement shall be deemed to convey to a Party any rights in or to the Intellectual Property of the other Party or its Affiliates other than the rights expressly granted in this Section 6.11(a). Each Party shall retain all right, title, and interest in and to its Intellectual Property.

(b) Ownership of Work Product. Unless otherwise agreed to by the Parties in writing, each Party shall retain all right, title and interest in all materials, products, reports, computer programs (source or object code), documentation, deliverables, and inventions developed, conceived, authored, or prepared by such Party pursuant to this Agreement and all Intellectual Property rights therein; provided, however, that any of the foregoing developed by either Party that incorporates or is derived from (i) any of Recipient’s Intellectual Property will be owned by Recipient; (ii) any of Seller’s Intellectual Property will owned by Seller; and (iii) both Recipient’s and Seller’s Intellectual Property will be owned by Seller, and Seller hereby grants Recipient a worldwide, perpetual, irrevocable, royalty-free, nonexclusive license to use all deliverables and Intellectual Property described in this clause (iii).

(c) Nonexclusive Agreement. Except for Section 6.11(a), Section 6.11(b) and Section 9.2, nothing in this Agreement shall preclude or restrict Seller from acquiring, marketing, developing, distributing, licensing or using for itself or others (including competitors of Recipient), services, products, materials, or technology that are the same as or similar to those provided to Recipient by Seller pursuant to this Agreement. Furthermore, Seller shall be free to use, without restriction, any knowledge, skills and experience and any ideas, concepts, know-how, and techniques related to the Services that are acquired or used in the course of providing the Services, other than any of the foregoing that are the property of Recipient.

Article VII

Limited Liability and Indemnification

Section 7.1 Limitation of Liability.

(a) Seller shall have no liability in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by Seller, its Affiliates or Representatives (each, a “Seller Indemnified Party”) pursuant to this Agreement, the transactions contemplated by this Agreement or any Seller Indemnified Party’s actions or inaction in connection with any such Services, to Recipient or its Affiliates or Representatives, except to the extent that Recipient or its Affiliates or Representatives suffer any losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments, or deficiencies (“Losses”) that result from such Seller Indemnified Party’s willful breach of this Agreement, gross negligence, willful misconduct or fraudulent action in connection with such transactions, actions or inaction, or provision of such Services.

(b) Notwithstanding any other provision contained in this Agreement, no Seller Indemnified Party shall be liable for any consequential, special, incidental, indirect or punitive damages, any amount calculated based upon any multiple of earnings, book value or cash flow, or diminution in value, lost profits or similar items (including loss of revenue, business interruption, income or profits, diminution of value or loss of business reputation or opportunity or loss of customers, goodwill or use) regardless of whether such items are based in contract, breach of warranty, tort or negligence or any other theory, and regardless of whether Seller or any of its Affiliates has been advised of, knew or should have known of, anticipated or foreseen the possibility of such damages. The Parties acknowledge that the Services to be provided hereunder are subject to, and that the remedies under this Agreement are limited by, the applicable provisions of Article VI, including the limitations on representations and warranties with respect to the Services.

(c) Recipient acknowledges that Seller and its Affiliates are not in the business of providing Services of the type contemplated under this Agreement and the Services are to be provided on a temporary basis to Recipient with respect to, as the case may be, the businesses of the Seller Entities to assist with the orderly transition to Recipient of the Business from the Seller Entities’ other businesses and operations. Accordingly, the aggregate liability and indemnification obligations of Seller and the Seller Indemnified Parties (in each case, in connection with the provision of Services by such Party and its Seller Indemnified Parties) with respect to this Agreement, the Services or the transactions contemplated by this Agreement shall not exceed, in the aggregate in the applicable calendar year, the aggregate amount of Service Charges paid hereunder (until the occurrence of the event giving rise to the claim) to Seller during such calendar year for the Service that is the subject of the claim.

Section 7.2 Indemnification of Seller by Recipient. Recipient shall indemnify and hold harmless each relevant Seller Indemnified Party from and against any Losses, and reimburse each relevant Seller Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Seller Indemnified Party is a party, to the extent caused by, resulting from or in connection with any of the Services rendered or to be rendered by or on behalf of Seller pursuant to this Agreement, the transactions contemplated by this Agreement, Recipient’s breach of this Agreement, gross negligence, willful misconduct, fraudulent action or Recipient’s actions or inaction in connection with this Agreement or any such Services or transactions; provided that Recipient shall not be responsible for any Losses of such Seller Indemnified Party to the extent that such Loss is caused by, results from, or arises out of or in connection with the applicable Seller Indemnified Party’s willful breach of this Agreement, gross negligence, willful misconduct or fraudulent action in providing any of the Services rendered or to be rendered by or on behalf of Seller pursuant to this Agreement (including any third party that provides any such Service pursuant to Section 2.1(b)).

Section 7.3 Indemnification of Recipient by Seller. Subject to the limitations set forth in Section 7.1, Seller shall indemnify and hold harmless Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any Losses, and reimburse each Recipient Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Recipient Indemnified Party is a party, to the extent caused by, resulting from, or arising out of or in connection with, Seller’s willful breach of this Agreement, gross negligence, willful misconduct or fraudulent action in providing any of the Services rendered or to be rendered by or on behalf of Seller pursuant to this Agreement.

Section 7.4 Procedure. The provisions set forth in Section 11.5 of the Purchase Agreement shall apply, mutatis mutandis, to the indemnification provisions of this Agreement, with such conforming changes thereto as are necessary to apply the provisions, and preserve the effect, thereof to the terms of this Agreement.

Section 7.5 Liability for Payment Obligations. Nothing in this Article VII shall be deemed to eliminate or limit, in any respect, Recipient’s express obligation in this Agreement to pay Termination Charges or Service Charges for Services rendered in accordance with this Agreement.

Section 7.6 Exclusion of Other Remedies. The indemnification expressly provided in Article VII of this Agreement shall be the sole and exclusive monetary remedies of the Seller Indemnified Parties and the Recipient Indemnified Parties, as applicable, for any claim, loss, damage, expense or liability, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise arising under this Agreement, or in respect of the Services or actions taken by Parties in connection with the transactions contemplated by this Agreement.

Section 7.7 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which such Indemnified Party seeks indemnification under this Agreement.

Article VIII

TERM AND TERMINATION

Section 8.1 Term and Termination.

(a) This Agreement shall commence immediately upon the Closing and shall terminate upon the earlier to occur of (i) the last date on which Seller is obligated to provide any Service to Recipient in accordance with the terms hereof; and (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety.

(b) (i) Without prejudice to Recipient’s rights with respect to a Force Majeure Event, Recipient may from time to time terminate this Agreement with respect to any Service, in whole (by Service Line Item) but not in part: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to Seller of such termination, in each case, subject to the obligation to pay Termination Charges, as provided for under Section 8.2; or (B) if Seller has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by Seller of written notice of such failure from Recipient; (ii) Seller may terminate this Agreement with respect to one or more Services, in whole (by Service Line Item) but not in part, at any time upon prior written notice to Recipient if Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, including for failure to pay any Service Charges, and such failure shall be continued uncured for a period of thirty (30) days after receipt by Recipient of a written notice of such failure from Seller; or (iii) both Parties may terminate this Agreement with respect to one or more Services immediately upon mutual agreement. In the event that the effective date of the termination of any Service is a day other than the last day of a month, the Service Charge associated with such Service shall be prorated appropriately.

Section 8.2 Effect of Termination of Services.

(a) Upon termination or reduction of any Service pursuant to this Agreement, Recipient shall pay to Seller all applicable Termination Charges, which shall be invoiced as provided in Article V.

(b) Upon termination of any Service pursuant to this Agreement, Seller will have no further obligation to provide the terminated Service, and Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided that Recipient shall remain obligated to Seller for the (i) Service Charges, any other fees, costs and expenses owed and payable in respect of Services provided prior to the effective date of termination and (ii) Termination Charges as notified by Seller to Recipient. Upon termination of any Service pursuant to this Agreement, Seller shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to Recipient), and, upon request of Recipient, Seller shall provide Recipient with documentation and/or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination. In connection with a termination of this Agreement, Article I, Section 4.2(ii) (with respect to the indemnification obligations set forth therein), Article VII (including liability in respect of any indemnifiable losses under this Agreement arising or occurring on or prior to the date of termination), Article VIII, Article IX, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Termination Charges shall continue to survive indefinitely.

Section 8.3 Force Majeure. Neither Party (or any Person acting on its behalf) will be liable to the other Party for any Losses as a result of any delays or failures in the performance of any obligation hereunder which are due to war, terrorism, insurrection, riots, rebellions, revolution, act of God, earthquake, epidemic, pandemic or quarantine, beyond its reasonable control (a “Force Majeure Event”); provided that the Party so affected will notify the other Party in writing promptly upon the onset of any Force Majeure Event and will use commercially reasonable efforts to mitigate the effect of any Force Majeure Event. In the event that Seller is unable to provide any Service due to a Force Majeure Event, Recipient is relieved of its obligation to pay for any such Service to the extent not provided; provided, further, that a Force Majeure Event shall not relieve Recipient from its payment obligations under this Agreement with respect to the Services actually performed hereunder.

Article IX

General Provisions

Section 9.1 Independent Contractors. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business. Seller shall act as an independent contractor and not as the agent of Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 9.2 Treatment of Confidential Information.

(a) The Parties shall not, and shall cause their respective Affiliates, and shall cause all other Persons providing or receiving Services hereunder not to, disclose to any other Person or use, except for purposes of this Agreement, any Confidential Information of the other Party; provided, however, that each Party may disclose Confidential Information of the other Party, to the extent permitted by applicable Law (i) to its Representatives on a need-to-know basis in connection with the performance of such Party’s obligations under this Agreement; (ii) in any report, statement, testimony or other submission to any Governmental Entity having jurisdiction over the disclosing Party; or (iii) in order to comply with applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing Party in the course of any litigation, investigation or administrative proceeding. In the event that a Party becomes legally compelled (based on advice of counsel) by deposition, interrogatory, request for documents subpoena, civil investigative demand or similar judicial or administrative process to disclose any Confidential Information of the other Party, such disclosing Party (to the extent legally permitted) shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause such Confidential Information not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of the Confidential Information that has been legally compelled, and shall exercise its commercially reasonable efforts (at such other Party’s expense) to obtain assurance that confidential treatment will be accorded such Confidential Information.

(b) Each Party shall, and shall cause its Representatives to, protect the Confidential Information of the other Party by using the same degree of care to prevent the unauthorized disclosure of such Confidential Information as the Party uses to protect its own confidential information of a like nature.

(c) Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Confidential Information as bind the Party in advance of the disclosure of any such Confidential Information to them.

(d) Each Party shall comply with all applicable state, federal and foreign privacy and Data Protection Legislation that are or that may in the future be applicable to the provision of Services hereunder, including as related to any Personal Information.

Section 9.3 Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement:

(a) references to “applicable” Law or Laws with respect to a particular Person, thing or matter mean only such Law or Laws as to which the Governmental Entity that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under the Laws of the State of Delaware as required to be applied thereunder by a court sitting in the State of Delaware; references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules, regulations and interpretations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section;

(b) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken before the end of the day Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day;

(c) whenever the context requires, words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires;

(d) (i) the provision of a table of contents, the division into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement and (ii) references to the terms “Article,” “Section,” “subsection,” “subclause,” “clause,” “Schedule” and “Exhibit” are references to the Articles, Sections, subsections, subclauses, clauses, Schedules and Exhibits to this Agreement unless otherwise specified;

(e) (i) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (ii) the terms “include,” “includes,” “including” and words of similar import when used in this Agreement mean “including, without limitation,” unless otherwise specified; (iii) the term “any” means “any and all”; and (iv) the term “or” shall not be exclusive and shall mean “and/or”;

(f) (i) references to “days” means calendar days unless Business Days are expressly specified; (ii) references to “written” or “in writing” include in electronic form; and (iii) references to “$” mean U.S. dollars;

(g) references to any Person includes such Person’s successors and permitted assigns; and

(h) each Party has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any provision in this Agreement; the language used herein will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of such prior drafts.

Section 9.4 Notices. Except with respect to routine communications by the Services Manager under Section 2.3, all notices and other communications under this Agreement shall be made in accordance with Section 12.7 of the Purchase Agreement.

Section 9.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.6 Assignment. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the Parties. Neither Party may assign (whether by operation of Law or otherwise) this Agreement or any rights, interests or obligations provided by this Agreement without the prior written consent of the other Party, except that Seller may assign this Agreement or any or all of its rights, interests and obligations under this Agreement to any of its Affiliates upon prior written notice to Recipient; provided that no such assignment shall release Seller from any liability or obligation under this Agreement.

Section 9.7 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and, except with respect to Seller Indemnified Parties and Recipient Indemnified Parties pursuant to Article VII, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any Person not a party to this Agreement, including any Affiliates of any Party.

Section 9.8 Entire Agreement. This Agreement, together with the Purchase Agreement, the other Ancillary Agreements and the Exhibits and Schedules hereto and thereto constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing. If there is a conflict or inconsistency between any term or condition of this Agreement and any term of condition of any Schedule or Exhibit hereto, the term or condition of this Agreement shall control and govern, unless such Schedule or Exhibit expressly states that it is the intent of the Parties for such term or condition of such Schedule or Exhibit to control over this Agreement and specifically references the provision of this Agreement that is to be overridden.

Section 9.9 Amendment. Except as provided in Section 2.2, Section 5.1(a), Section 6.6, and Section 8.1(b), this Agreement (including all Exhibits and Schedules hereto) may be amended, restated, supplemented or otherwise modified, only by written agreement duly executed by each Party. No consent from any Indemnified Party under Article VII (in each case, other than the Parties) shall be required to amend this Agreement.

Section 9.10 Waiver. Each Party may (a) waive any breaches or inaccuracies in the representations and warranties of the other Person contained in this Agreement or in any document delivered pursuant to this Agreement or (b) waive compliance with any covenant, agreement or condition contained in this Agreement but such waiver of compliance with any such covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such waiver shall be in a written instrument duly executed by the waiving party. No failure on the part of either Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.11 Governing Law; Jurisdiction and Forum. This Agreement, and all proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the Parties in the negotiation, administration, performance and enforcement hereof (each, a “Dispute”), shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Dispute, any Delaware State court sitting in New Castle County, in the event any Dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each Party agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 12.7 of the Purchase Agreement.

Section 9.12 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY IN CONNECTION WITH THIS AGREEMENT, THE PURCHASE AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION HEREOF OR THEREOF OR THE SALE OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE PURCHASE AGREEMENT, ANY OF THE ANCILLARY AGREEMENTS OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN SECTION 9.11 OR THIS SECTION 9.12. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 9.12 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 9.13 Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as Parties to this Agreement (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

Section 9.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic method (including DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.15 Parent Guaranty. Parent hereby guarantees to Seller the full and timely performance by Recipient of all of the duties and obligations of Recipient under this Agreement (such duties and obligations, the “Guaranteed Obligations”). The obligations of Parent under this Section 9.15 shall constitute a present and continuing guarantee of payment and performance and not merely of collectability. Parent agrees that the Guaranteed Obligations will not be discharged, except by complete performance or payment of such Guaranteed Obligations and will not be discharged, affected, or impaired in any way, or subject to any defense, set-off, deduction, or counterclaim whatsoever, by reason of (i) any failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Recipient; (ii) any change in the time (including any extension of the time), place, or manner of payment or performance of any of the Guaranteed Obligations or any amendment or modification to, or waiver under, this Agreement or any other agreement evidencing, securing, or otherwise executed in connection with any of the Guaranteed Obligations; (iii) any discharge of any obligation of Recipient arising out of any bankruptcy, reorganization, or similar proceeding for relief of debtors under any Law hereafter initiated by or against Recipient or Recipient’s Affiliates (collectively, “Recipient Bankruptcy Proceedings”); (iv) any change in the corporate existence, structure, or ownership of Recipient, Parent, or any other Person interested in the transactions contemplated by this Agreement; or (v) the adequacy of any other means Seller may have of obtaining payment or performance of any of the Guaranteed Obligations. Parent further agrees that its liability under this Section 9.15 with respect to the Guaranteed Obligations is absolute and unconditional and shall be enforceable against Parent to the same extent as if Parent were the primary obligor (and not merely a surety) under this Agreement. If at any time payment under this Agreement is rescinded or must be otherwise restored or returned by Seller in connection with Recipient Bankruptcy Proceedings or otherwise, Parent’s obligations hereunder with respect to such payment shall be reinstated upon such restoration or return being made by Seller, all as though such payment had not been made.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

[ABB ASEA BOVERI LTD]

By:
Name:
Title:

[RECIPIENT]

By:
Name:
Title:

[PARENT]

By:
Name:
Title: